CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Exhibit 10.37

Final Execution Copy

CONTRACT BETWEEN

TYVAK NANO-SATELLITES SYSTEMS, INC.
(CONTRACTOR)

AND

RIVADA SPACE NETWORKS GMBH
(CUSTOMER)

PROPRIETARY NOTICE

This document contains information which is proprietary to Rivada and shall not be published, reproduced, copied, disclosed, or used for other than its intended purpose without the express written consent of a duly authorized representative of Rivada.

Rivada Space Networks Proprietary February 21, 2023

page

1.0	INTERPRETATION	2
2.0	SCOPE OF WORK	21
3.0	OPTIONS	22
4.0	ITEMS EXCLUDED FROM CONTRACT SCOPE	28
5.0	CONTRACT PRICE	29
6.0	PAYMENT	31
7.0	DELIVERY	32
8.0	PERMITS AND LICENSES	37
9.0	ACCESS TO WORK IN PROGRESS; ASSURANCE OF PERFORMANCE	38
10.0	INSPECTION AND FINAL ACCEPTANCE	40
11.0	TITLE AND RISK OF LOSS	45
12.0	CONTRACTOR WARRANTIES AND COVENANTS	47
13.0	DATA AND DOCUMENTATION RIGHTS	58
14.0	INTELLECTUAL PROPERTY RIGHTS; IP INDEMNITY	60
15.0	KEY PERSONNEL	67
16.0	CHANGES	67
17.0	EXCUSABLE DELAYS (Force Majeure)	71
18.0	LIABILITY FOR LOSS AND DAMAGE; INSURANCE; NO SUBROGATION RIGHTS; WAIVER BY INSURERS	72
19.0	INTERNATIONAL WORK CONTENT; FINANCING SUPPORT	74
20.0	EXCLUSIVITY	76
21.0	TERMINATION FOR CONVENIENCE	76
22.0	TERMINATION FOR DEFAULT OF CONTRACTOR	77
23.0	TERMINATION FOR DEFAULT OF CUSTOMER	80
24.0	REPRESENTATION AND WARRANTIES AND CERTIFICATIONS	81
25.0	DISPUTES	83
26.0	ARBITRATION	84
27.0	APPLICABLE LAW	85
28.0	AMENDMENTS	86
29.0	DISPUTES REGARDING ACTUAL COSTS, COUNTRY CONTENT	86
30.0	NO SETOFF RIGHT	86
31.0	NOTICES	87
32.0	WAIVER	87
33.0	ASSIGNMENTS; SUCCESSORS AND ASSIGNS	87
34.0	CONTRACTING PARTIES NOT AGENT OR PARTNER	88

Rivada Space Networks Proprietary February 21, 2023

page

35.0	RELEASE OF INFORMATION AND CONFIDENTIALITY	88
36.0	SUBCONTRACTING AND INSPECTION	91
37.0	SEVERABILITY	91
38.0	COMPLIANCE WITH APPLICABLE LAWS	92
39.0	NON-SOLICITATION	92
40.0	COUNTERPARTS	93
41.0	SURVIVAL	93
42.0	LIMITATION OF LIABILITY	94
43.0	GUARANTEE	95
44.0	ENTIRE AGREEMENT	95

Appendix 1* PAYMENT MILESTONE SCHEDULE

Appendix 1A* [***] RATES

Appendix 2* FORM OF CERTIFICATE OF MILESTONE ACHIEVEMENT

Appendix 3* INSURANCE SCHEDULE

Appendix 4* GOVERNMENT APPROVALS

Appendix 5* BILL OF SALE

Appendix 6* FORM OF SATELLITE PRE-SHIPMENT COMPLETION CERTIFICATE

Appendix 7* FORM OF ACCEPTANCE CERTIFICATE FOR INITIAL CUSTOMER SATELLITES

Appendix 8* FORM OF SATELLITE LAUNCH READINESS CERTIFICATE

Appendix 9* FORM OF PRE-ACCEPTANCE CERTIFICATE

Appendix 10* FORM OF SYSTEM ACCEPTANCE

Appendix 11* FORM OF CHANGE ORDER

Appendix 12* TERMINATION FOR CONVENIENCE PAYMENT SCHEDULE

Attachment 1* Statement of Work

Attachments 2-7 Intentionally omitted

Attachment 8* [***]

TABLE 1A PHASE 2 satellite OPTIONS

TABLE 1B ADDITIONAL CUSTOMER satellite OPTIONS

TABLE 2 ADDITIONAL DISPENSER OPTIONS

TABLE 3 INTENTIONALLY OMITTED

TABLE 4 CONTRACT PRICE AND [***]

TABLE 5 Key Delivery and Completion Dates

TABLE 6 SOURCES BREAKDOWN

*These Appendices have been omitted from this filing version of the Agreement.

Rivada Space Networks Proprietary February 21, 2023

page

Rivada Space Networks Proprietary February 21, 2023

THIS CONTRACT is made and entered into this February 21, 2023 (the “Effective Date” or “EDC”), by and between:

RIVADA SPACE NETWORKS GMBH, an entity registered in Germany with principal offices at St.-Martin-Straße 112, 81669 Munich, Germany (“Customer” or “Rivada”),

AND

TYVAK NANO-SATELLITES SYSTEMS, INC. (the “Contractor”), a Delaware corporation having its principal place of business at Suite 200 6800 Broken Sound Parkway, Boca Raton, Florida 33487.

WHEREAS, Customer desires to procure a satellite constellation, including LEO satellites and a Satellite Control Center, in various phases and in each case with associated hardware, software, documentation and other deliverables, as described below and subject to the terms and conditions hereof; and

WHEREAS, the Contractor desires to supply such satellite constellation in accordance with the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Rivada Space Networks Proprietary - 1 - February 21, 2023

1.0 INTERPRETATION

1.1 Appendices and Attachments. This Contract consists of these terms and conditions plus the following Appendices and Attachments, which are attached, made part of and incorporated into this Contract. The Contractor shall furnish and perform the Work in accordance with this Contract, including all Appendices and Attachments. Appendices and Attachments shall apply in their respective issue number or revision number as agreed by the Parties (and are explicitly incorporated into the Contract):

Appendix 1 Payment Milestone Schedule

Appendix 2 Form of Certificate of Milestone Achievement

Appendix 3 Insurance Schedule

Appendix 4 Government Approvals

Appendix 5 Bill of Sale

Appendix 6 Form of Satellite Pre-shipment Completion Certificate

Appendix 7 Form of Acceptance Certificate for Initial Customer Satellites

Appendix 8 Form of Satellite Launch Readiness Certificate

Appendix 9 Form of Pre-Acceptance Certificate

Appendix 10 Form of System Acceptance Certificate

Appendix 11 Form of Change Order

Attachment 1 Statement of Work [2023-02-17 Version 2]

Attachments 2-7 Intentionally omitted

Attachment 8 [***]

1.2 Order of Precedence. The documents listed above shall be deemed to constitute one fully integrated agreement between the Parties. In the event of any conflict or inconsistency among the provisions of the various parts of this Contract, such conflict or inconsistency shall be resolved by giving precedence first to the terms and conditions of this Contract, then to the Appendices and Attachments in the order in which they are listed in Section 1.1; and documents which have been executed in the form specified shall be given precedence in the order in which the form of such document has been listed.

1.3 Intentionally Omitted.

1.4 Equal Contribution. The Article headings are for convenience of reference only and shall not be considered in interpreting the text of this Contract. This Contract has been subject to detailed negotiations by the Parties and any legal or equitable principles that might require the construction of this Contract or any provision of this Contract to be interpreted against the Party drafting this Contract shall not apply in any construction or interpretation of this Contract.

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1.5 Singular/plural, Etc. Where the context so requires, words in the singular include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders and vice versa, and references to persons shall also include corporations or other entities. The word “including” means “including without limitation”, and “includes” and “shall include” shall bear a similar interpretation, and shall not be deemed to be exclusive. A reference to a document or agreement, including this Contract, shall mean to that document or agreement as assigned, amended, altered or replaced by new issue from time to time.

1.6 Defined Terms. In this Contract the following terms shall have the meaning stated hereunder:

1) “Additional Customer Satellite” means a satellite that is purchased through exercise of Option 1 of Article 3.0.

2) “Additional Items” means collectively Additional Customer Satellites, Additional Dispensers and Additional Satellite Control Center Equipment.

3) “Additional Dispenser” means a Dispenser that is purchased through exercise of Option 2 of Article 3.0.

4) “Additional Satellite Control Center Equipment” means Satellite Control Center Equipment that is purchased through exercise of Option 3 of Article 3.0.

5) “Affiliate” means, with respect to any person, any other person i) directly or indirectly controlling (including via all directors, officers, members and partners of such person), controlled by, or under direct or indirect common control with, such person, or ii) that directly or indirectly owns more than fifty percent (50%) of any class of voting or equity securities of such person, but is not intended to include the shareholders of a publicly-traded company. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person whether through the ownership of voting or equity securities or voting interests, by contract or otherwise. For the purposes of this Contract, Customer shall not be deemed to be an “Affiliate” of the Contractor, nor shall the Contractor be deemed to be an “Affiliate” of Customer.

6) “Authorized” as used in the Payment Milestone Schedule means, as it pertains to the start of work by a Subcontractor, that the Subcontractor has received a written authorization by the Contractor to proceed with the production of any hardware or software or the execution of any Work.

7) “Batch of Customer Satellites” means a batch of Customer Satellites to be Delivered and Launched collectively, and meeting any criteria for such a batch as specified in the Statement of Work.

Rivada Space Networks Proprietary - 3 - February 21, 2023

8) “Business Day” shall mean a day on which Customer and the Contractor are open for business, excluding Saturday, Sunday and a day on which banking institutions in the City of New York and/or Bremen, Germany, are required or authorized to be closed.

9) “Calendar Day” shall mean a continuous twenty-four (24) hour period commencing at the occurrence of an event.

10) “Change Order” shall have the meaning set forth in Article 16.1.

11) “Component” shall mean every unit or individual assembly, subsystem or complete system, parts or other pieces of equipment, hardware or software, to be employed on the Customer Satellites, Equipment or other Deliverable Items of hardware or software.

12) “Conducted” as used herein or in the Payment Milestone Schedule means, as it pertains to the conduct of any reviews or other meetings, that:

i) the review data packages shall have been submitted to Customer in accordance with Attachment 1, Statement of Work;

ii) meetings shall have been held, and action items and minutes issued in accordance with Attachment 1, Statement of Work; and

iii) all action items agreed in such meetings have been completed or a schedule for their completion has been agreed to by the Parties.

13) “Constructive Total Loss” means, with respect to any Customer Satellite, any “constructive total loss” or substantially identical term as defined in any applicable Insurance, as in effect from time to time and providing coverage with respect to such Customer Satellite.

14) “Consultant” means a person or organization retained by Customer or by any Financing Entity to assist Customer or such Financing Entity in connection with the Rivada Program (including those as to which Customer has notified Contractor prior to or as of the date hereof) and any additional Consultants from time to time, in each case and who have an agreement or duty to Customer (whether directly or through agreements with any Financing Entity) to be bound to maintain confidentiality in accordance with or in a manner similar to that specified in the confidentiality provisions of Article 35.0, Release of Information and Confidentiality and Article 9.0, Access to Work in Progress; Assurance of Performance.

15) “Contract” means this contract, including any amendments made pursuant to Article 28.0, Amendments, herein and embodying the agreement between the Contractor and Customer and including the Appendices and Attachments annexed hereto and made a part of this

Rivada Space Networks Proprietary - 4 - February 21, 2023

Contract.

16) “Contract Price” means the total amount expressed in this Contract to be payable to the Contractor for the performance of the Work; such Contract Price includes, all design and development, all manufacturing and delivery, all charges for employer’s compensation, charges for all required insurance, shipping costs and all other assessments, and all services, support and other activities, except only as specifically excluded in Article 5.0, Contract Price [***].

17) “Contractor Background IP” means any Intellectual Property and Intellectual Property Rights owned, controlled, conceived, created, or developed by or for Contractor or an Affiliate of Contractor: (i) prior to the Effective Date, or (ii) after such date but outside of the scope of this Contract.

18) “Contractor Foreground IP” means, excluding any Customer Background IP, (i) any Intellectual Property developed, conceived, or created solely by or on behalf of the Contractor in the performance of this Contract that covers items set forth in any Statement of Work or within the scope of the Space Segment or the Satellite Control Center and (ii) any and all modifications, enhancements, changes, updates, and new versions of Contractor Background IP made by or for Contractor, by itself or jointly with others, in the performance of this Contract; provided that, any new Intellectual Property that is created or developed by or for Contractor for Customer under a Statement of Work pursuant to Customer’s specifications related to satellite payload configurations, systems, and interfaces and data related thereto (“Customer Payload Configuration IP”) shall not be included in Contractor Foreground IP, but instead shall be included in Customer Foreground IP.

19) “Contractor Indemnitees” shall have the meaning set forth in Article 18.2.

20) “Contractor Owned IP” means any (i) Contractor Background IP and (ii) Contractor Foreground IP, including all Intellectual Property Rights appurtenant thereto.

21) “Contractor Licensed IP” means: (i) Contractor Foreground IP and/or (ii) any Contractor Background IP that is incorporated into or necessary for the design, manufacture, provisioning, operation, support, and maintenance of, and communication with, the Rivada Constellation and/or Subsequent Related Generations.

22) “Customer” has the meaning ascribed to it in the preamble to this Contract.

23) “Customer Access Personnel” means personnel of Customer, Customer

Rivada Space Networks Proprietary - 5 - February 21, 2023

Affiliates, contractors, insurers, Consultants and Financing Entities, excluding only personnel prohibited by Law from having access to the Contractor’s facilities due to specific characteristics of such personnel or their countries of origin.

24) “Customer Background IP” means any Intellectual Property and Intellectual Property Rights owned, controlled, conceived, created, or developed by or for Customer or Customer Parent or Affiliates of Customer Parent, (i) prior to the Effective Date, or (ii) after such date but outside of the scope of this Contract.

25) “Customer Designated Property” shall have the meaning set forth in Article 11.2.1.

26) “Customer Foreground IP” means any Intellectual Property owned, controlled, developed, conceived, or created (i) by Customer or Customer Parent without the use of any Contractor Owned Background IP, (ii) by or on behalf of the Contractor alone or jointly with Customer or Customer Parent or Affiliates of Customer Parent in connection with the Rivada Constellation that covers items: (x) set out in the Statement of Work except for those items that are expressly within the scope of the Space Segment or the Satellite Control Center which are addressed in clause (iii) below; or (y) from Interface Requirements Documents and/or in those items that are interfaces, including interfaces that accommodate communications links, communication protocols and methods to facilitate communications between the Space Segment or Satellite Control Center; or (iii) by Contractor jointly with Customer or Customer Parent or Affiliates of Customer Parent in connection with the Rivada Constellation that are expressly within the scope of the Space Segment, in each foregoing case, excluding any Contractor Owned Background IP and Contractor Foreground IP.

27) “Customer Indemnitees” shall have the meaning set forth in Article 18.1.

28) “Customer IP” means Customer Background IP, Customer Foreground IP, and Customer Payload Configuration IP.

29) “Customer IPR Indemnitees” shall have the meaning set forth in Article 14.3.1.

30) “Customer Parent” means Rivada Networks, Inc., a Delaware corporation, the parent company of Rivada.

31) “Customer Payload Configuration IP” shall have the meaning set forth in the definition of “Contractor Foreground IP”.

32) “Customer Permitted Sublicensees” shall have the meaning set forth in Article 14.1.6.

Rivada Space Networks Proprietary - 6 - February 21, 2023

33) “Customer Satellite” means a satellite that is compliant with the Statement of Work and with the Space Segment Requirements Documents, including the Phase 1 Satellites, the Phase 2 Satellites and any Additional Customer Satellites to be provided to Customer as part of the Work under this Contract.

34) “Customer Satellite Option Price” shall have the meaning set forth in Article 3.1, Option 1.

35) “Customer Satellite Warranty Period” shall have the meaning set forth in Article 12.1.2.

36) [***]

37) “Data and Documentation” shall have the meaning set forth in Article 13.1.

38) “Deliverable Item” means any item to be delivered under this Contract, including following exercise of any Options, as further defined in the Appendices or Attachments.

39) “Delivery” (or variants of such term including “Deliver” or “Delivered”) for any Deliverable Item (Satellites, Dispensers, Satellite Control Center Equipment, hardware, software, documentation, data, etc.) means the completion of a task as set forth in sections 6.2, 7.2, 10.1.2, to the specifications enumerated in this Contract with respect to such Deliverable Item. The term “delivery” (without being capitalized) is intended to mean only physical transfer of possession.

40) “Delivery Schedule” means the schedule for Delivery, Final Acceptance and Launch (if applicable) of all Deliverable Items and the schedule for System Acceptance Events included in the Statement of Work. For the avoidance of doubt, this Delivery Schedule may contain dates for certain items to be delivered, meaning transferred into Customer’s physical possession.

41) [***] shall have the meaning set forth in Article 5.1.

42) [***] shall have the meaning set forth in Article 5.1.

43) “Disabling Code” shall have the meaning set forth in Article 12.4.4.

44) “Dispenser” means a satellite dispenser, including all items expressly set out as within the scope of the “Dispensers” in the Statement of Work, to be provided to Customer as part of the Work under this Contract, whether under the “baseline” or under any Option or pursuant to any Change

Rivada Space Networks Proprietary - 7 - February 21, 2023

Order.

45) “Dispute Notice” shall have the meaning set forth in Article 25.1.

46) “Dollars” or “($)” means a dollar of United States currency.

47) “EAR” means the U.S. Export Administration Regulations.

48) “EDC” or “Effective Date of Contract” shall have the meaning set forth in the Preamble.

49) “End of Life Event” shall have the meaning set forth in Article 12.5.

50) “End-User Satellite” means a satellite that is operating at LEO and is operated as part of or in conjunction with the Rivada Constellation and/or is fully interoperable with the Rivada Constellation, whether or not such satellite is operated by or at the direction or under the control of Rivada or its Affiliates, and whether or not such satellite is purchased by Rivada or provided at its request to Rivada customers.

51) “Ex-Im Laws” means (a) the EAR, ITAR, and any other Laws related to export controls administered or enforced by an applicable Governmental Authority; and (b) import controls and customs Laws administered by U.S. Customs and Border Protection and any other applicable Governmental Authority.

52) “Excusable Delay” shall have the meaning set forth in Article 17.1.

53) “Factory Acceptance Review” or “FAR”, also sometimes referred to as “Pre-Shipment Review” or “PSR”, shall have the meaning set forth in Article 10.1.1.

54) “Field of Use” means the design, manufacture, provisioning, operation and use, support, and maintenance of, and communication with, the Rivada Constellation, End-User Satellites or Subsequent Related Generations.

55) “Final Acceptance” means inspection and approval by Customer of a Customer Satellite, Dispenser, Ground Segment element or any other Deliverable Item with no non-conformances, as evidenced by the applicable testing, as documented through issuance of its respective acceptance certificate, in accordance with this Contract, or with non-conformances for which Customer has granted a specific waiver or deviation.

56) “Final Order” shall have the meaning set forth in Article 12.5.

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57) “Financing Agent” means any agent acting on behalf of any Financing Entity in connection with any element of the financing by Customer or an Affiliate of Customer in relation to the Rivada Constellation, as notified in writing by Customer to the Contractor.

58) “Financing Entity” means any lender, investor or other party that is providing debt or equity financing to Customer or any Affiliate of Customer in relation to the Rivada Constellation, as notified in writing by Customer to the Contractor.

59) “Governmental Approvals” means any permit, license or approval of any government, governmental department, governmental agency, quasi-governmental organization, international organization, or relevant regulatory authority required for the performance of this Contract.

60) “Governmental Approvals for Access to Work” means all approvals (such as TAAs as required by U.S. law) for the Customer, Customer Affiliates, contractors, insurers, Consultants and Financing Entities which may be required for the Contractor to meet the requirements of Article 9.0, Access to Work in Progress; Assurance of Performance.

61) “Hardware Warranty Period” shall have the meaning set forth in Article 12.1.

62) “ICC” shall have the meaning set forth in Article 26.1.1.

63) “Initial Customer Satellites” shall have the meaning set forth in Article 10.1.2.

64) “Infrastructure Gateways” shall have the meaning set forth in the Statement of Work.

65) “In-Orbit Test” or “IOT” shall have the meaning set forth in the Statement of Work.

66) “In-Orbit Insurance” means with respect to a Customer Satellite or Batch of Customer Satellites, any in-orbit insurance and each policy evidencing the same procured by Customer with coverage of such Customer Satellite or Batch of Customer Satellites.

67) “In-Progress Design Elements” shall have the meaning set forth in Article 16.2.

68) “Intellectual Property” or “IP” means all designs, methods, concepts, layouts, software (including all Source Code, Object Code and Work Product Source Materials), inventions (whether or not patented or

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patentable), computer chips, processes, technical data, documentation, drawings and information, Know How, and all other tangible or intangible embodiments, whether subject to statutory protection or not, and similar matter in which an Intellectual Property Right subsists.

69) “Intellectual Property Claim” shall have the meaning set forth in Article 14.4.1.

70) “Intellectual Property Right” or “IPR” means any and all intellectual or industrial property rights including (i) Trademarks; (ii) Patents; (iii) copyrights; (iv) mask works; (v) Know-How; (vi) sui generis database rights; (vii) rights to inventions, (viii) rights in designs, (ix) utility models, (x) moral rights, (xi) rights in Software and (xii) all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals, restorations, reversions or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future.

71) “Intentional Ignition” means, with respect to any Customer Satellite or Batch of Customer Satellites, the intentional ignition of the first-stage motor(s) of the Launch Vehicle (and, as applicable, that has been integrated with the Dispenser) carrying such Customer Satellite or Batch of Customer Satellites. This definition shall be modified to incorporate the definition of “Intentional Ignition” from the launch services contract applicable to the respective Launch of such Customer Satellite or Batch of Customer Satellites.

72) “Interface Requirements Documents” shall have the meaning set forth in the Statement of Work.

73) “ITAR” means the U.S. International Traffic in Arms Regulations.

74) “Key Personnel” shall have the meaning set forth in Article 15.1.

75) “Know-How” means techniques, practices, trade secrets, methods, knowledge, know-how, skill and experience and confidential technical or business information.

76) “Launch” means, with respect to any Customer Satellite or Batch of Customer Satellites, Intentional Ignition followed by physical separation of such Launch Vehicle from the ground support equipment. This definition shall be modified to incorporate the definition of “Launch” from the launch services contract applicable to the Launch of the respective Customer Satellite or Batch of Customer Satellites.

77) “Launch Insurance” means, with respect to a Customer Satellite or Batch of Customer Satellites, any launch insurance (whether or not procured

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with In-orbit Insurance as part of the same insurance policy) and each policy evidencing the same procured by Customer with coverage of such Customer Satellite or Batch of Customer Satellites.

78) “Launch Site” means, with respect to a Customer Satellite or Batch of Customer Satellites, the site, and facilities from which the Launch of such Customer Satellite or Batch of Customer Satellites occurs.

79) “Launch Termination” means, with respect to a Customer Satellite or Batch of Customer Satellites, the meaning given to it in the Launch Insurance, or if Customer does not procure such Launch Insurance or there is no definition of “Launch Termination” in such Launch Insurance, defined as that point in time when, following intentional ignition, any one or more of the first stage main engine(s) are shut down, purposely or accidentally, prior to Launch and the launch pad is officially declared safe by the Launch provider.

80) “Launch Vehicle” means, with respect to any one or more Customer Satellites or Batch of Customer Satellites, the launch vehicle that has been or will be integrated with the Dispenser carrying such Customer Satellites or Batch of Customer Satellites. This definition shall be modified to incorporate the definition of “Launch Vehicle” from the launch services contract applicable to the Launch of such Customer Satellites or Batch of Customer Satellites, or if the launch services contract uses a different term instead of “Launch Vehicle” such as “Launcher” this definition shall be modified to incorporate the definition of such other term from the launch services contract.

81) “Law” means any law, rule, regulation, declaration, decree, directive, legislative enactment, order, ordinance or other binding restriction of or by any Governmental Authority.

82) “LEO” means low earth orbit, often understood to mean an earth-centric orbit with an altitude not in excess of 2,000 kilometers above the surface of the earth.

83) “Major Subcontractor” means a Subcontractor which has one or more subcontracts under which payments of ten million dollars ($10 million) or more are expected to be paid over the term of the subcontracts, and which is a provider either of systems or components of the payload or critical systems or components of the platform (as reasonably determined by the Contractor).

84) “Malicious Code” shall have the meaning set forth in Article 12.4.4.

85) “Milestone Payment” means those milestone payments listed in Appendix 1, Payment Milestone Schedule.

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86) “Minimum Satellite Delivery Failure” shall have the meaning set forth in Article 22.1.

87) “Network Control Center” or “NCC” shall have the meaning set forth in the Statement of Work.

88) “Object Code” means computer software code, instructions, and data definitions in a machine-readable form.

89) “Operational Systems” means all operational systems including Customer Satellites and Satellite Control Center and/or other Equipment or as specified in the Statement of Work, and associated Infrastructure Gateways, network management centers, and associated equipment and facilities required to offer user services over the Rivada Constellation.

90) “Operations Software/IP” means all Software or other IP used in controlling and operating or otherwise in connection with the Operational Systems or otherwise described in the Statement of Work.

91) “Operations Software/IP Subcontractor” means each Subcontractor supplying or supporting Operations Software/IP.

92) “Optical Inter Satellite Links” means satellite components that utilize optical technologies to route data traffic between satellites or between satellites and optical ground stations.

93) “Options” shall have the meaning set forth in Article 3.1.

94) “Option Final Date” means 11:59 pm in New York on a date set forth in one of the tables included in Article 3.0 as the last date an Option set forth in such Article may be exercised.

95) “Ordered” as used herein or in the Payment Milestone Schedule means, as it pertains to the start of work by a Subcontractor that the Subcontractor has received a written authorization by the Contractor to proceed with the production of any hardware or software or with the execution of the Work or other activities.

96) “Other Deliverable Items” shall mean all Deliverable Items other than Customer Satellites and Equipment installed on Customer Satellites. For the avoidance of doubt, for purposes of all warranties, Software installed on Customer Satellites is expected to be modifiable from the ground, and therefore is an Other Deliverable Item unless specified otherwise in the Statement of Work or by agreement of the Parties in writing.

97) “Partial Delivery Failure Termination” shall have the meaning set forth in Article 22.1.

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98) “Partial Loss” means, with respect to any Customer Satellite, any loss or failure of such Customer Satellite to meet the Space Segment Requirements Document that is not a Total Loss or Constructive Total Loss, or any “partial loss” or substantially identical term as defined in any applicable Insurance.

99) “Patents” means all national and multinational statutory invention registrations, patents, patent applications, provisional patent applications, industrial designs and industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by national laws or multinational treaties or conventions.

100) “Payment Milestone” or “Milestone” means those payment milestones listed in Appendix 1, Payment Milestone Schedule.

101) “Permitted Licensed Use” means Customer’s use, operation, servicing, support, maintenance and communication with the Rivada Constellation, including the ground systems and equipment used in connection therewith, during the lifetime of the satellites and other items included therein, including any replacement or replenishment satellites provided by Contractor or Major Subcontractors and Subsequent Related Generations.

102) “Phase 1 Completion” shall have the meaning set forth in Article 7.2.

103) “Phase 1 Delivery” shall have the meaning set forth in Article 7.2.

104) “Phase 1 First Completion Date” shall have the meaning set forth in Article 7.2.

105) “Phase 1 First Delivery Date” shall have the meaning set forth in Article 7.2.

106) “Phase 1 Satellite Control Center” means the prime and back-up Satellite Control Centers, including associated TT&C ground stations necessary for Phase 1 Satellites operations, to be designed, manufactured, delivered and deployed by the Contractor, together with any Additional Satellite Control Center Equipment to be provided to Customer as part of this first phase.

107) “Phase 1 Satellites” means the first 300 Customer Satellites to be designed, manufactured, delivered and deployed by Contractor, together with any Additional Customer Satellites to be provided to Customer as part of this first phase.

108) “Phase 1 Second Completion Date” shall have the meaning set forth in Article 7.2.

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109) “Phase 1 Second Delivery Date” shall have the meaning set forth in Article 7.2.

110) “Phase 2 Completion” shall have the meaning set forth in Article 7.2.

111) “Phase 2 Delivery” shall have the meaning set forth in Article 7.2.

112) “Phase 2 First Completion Date” shall have the meaning set forth in Article 7.2.

113) “Phase 2 First Delivery Date” shall have the meaning set forth in Article 7.2.

114) “Phase 2 Satellite Control Center” means the upgrade of the prime and back-up Satellite Operations Centres, including associated TT&C ground stations, necessary to accommodate the operation of the Phase 2 Satellites, to be designed, manufactured, delivered and deployed by the Contractor, together with any Additional Satellite Control Center Equipment to be provided to Customer as part of this second phase.

115) “Phase 2 Satellites” means the second 300 Customer Satellites to be designed, manufactured, delivered and deployed by Contractor, together with any Additional Customer Satellites to be provided to Customer as part of this second phase.

116) “Phase 2 Second Completion Date” shall have the meaning set forth in Article 7.2.

117) “Phase 2 Second Delivery Date” shall have the meaning set forth in Article 7.2.

118) “Pre-Shipment Review” or “PSR”, generally referred to herein as “Factory Acceptance Review” or “FAR”, shall have the meaning set forth in Article 10.1.1.

119) “Product” shall mean all goods, including pieces, parts and/or Components thereof for the Space Segment and for other Deliverable Items, as well as associated Technical Publications, to be provided by Contractor under this Contract, as further described in the Appendices and Attachments hereto.

120) “Received” as used herein or in the Payment Milestone Schedule means, as it pertains to a Subcontract item, that the particular item(s) have physically arrived at the Contractor’s receiving area in an acceptable condition for integration at the next higher level of assembly.

121) “Restricted Person” means any Person that is (a) the target of Sanctions, including any Person identified on OFAC’s Specially Designated

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Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or any other Sanctions-related list maintained by a Sanctions authority; (b) a Person that is organized, located or resident in a Sanctioned Country; (c) any Person that is the target of or engaged in activities that are the target of Export Controls restrictions, including the Entity List, Unverified List, Denied Persons List, Military End-User List; or (d) any Person owned or controlled by any Person(s) described in clause(s) (a), (b) and/or (c) to the extent such owned or controlled Person is itself subject to the same prohibitions or restrictions as the Person(s) described in clause(s) (a), (b) and/or (c).

122) “Rivada” has the meaning ascribed to it in the preamble to this Contract.

123) “Rivada Constellation” means the satellites and other space segment, support services, operational systems, grounds systems or terrestrial network, systems operations, user terminals and support, operated by or at the direction or under the control of Rivada or its Affiliates (or any successor, assign or transferee of Rivada arising from a sale, transfer, merger, assignment or reorganization or otherwise); provided that when used in connection with Work to be performed under this Contract “support services” and “operational systems” shall only include such activities as contemplated within the scope of this Contract (including any Options).

124) “Rivada Program” means the program to set up, operate and maintain the Rivada Constellation and to provide services to users, of which the Work under this Contract is a part.

125) “Sanctioned Territory” means any country or territory that is itself the subject of comprehensive Sanctions (including Crimea, Cuba, Iran, North Korea, Syria, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions (and such other regions) of Ukraine over which any Sanctions authority imposes comprehensive Sanctions), or any country or territory whose government is the subject of Sanctions (currently, Venezuela) or that is otherwise the subject of broad Sanctions restrictions (including Afghanistan, Russia and Belarus).

126) “Sanctions” means economic, financial and trade sanctions administered or enforced by the United States (including OFAC, U.S. Department of State, and U.S. Department of Commerce); European Union; Germany, United Kingdom (including His Majesty’s Treasury); and United Nations Security Council.

127) “Satellite Control Ground Segment” means the Satellite Control Center

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and the TT&C Ground Station network required for all satellite operations phases.

128) “Satellite Control Center” or “SCC” means the items expressly set out as within the scope of the “Satellite Control Center” in the Statement of Work.

129) “Satellite Control Center Equipment” means all Deliverable Items of hardware (other than Customer Satellites) designed for terrestrial deployment, whether units or individual assemblies, subsystems or complete systems, whether procured under the baseline scope of work or subsequently pursuant to one or more Options.

130) “Service Life” shall have the meaning set forth in the Statement of Work and shall be understood in reference to the design service life of a Customer Satellite.

131) “Site Acceptance Test” or “SAT” shall have the meaning set forth in the Statement of Work .

132) “Software” means (i) computer programs, whether in Source Code or Object Code, with operating instructions or code included therein, and (ii) computerized databases and compilations. The term “Software” shall be deemed to include any and all Software Corrections, as well as any Software Upgrades, upon Delivery to Customer or Customer’s implementation of such Software Corrections or Software Upgrades.

133) “Software Corrections” shall have the meaning set forth in Article 12.4.2.

134) “Software Upgrades” shall have the meaning set forth in Article 12.4.2.

135) “Software Warranty Period” shall have the meaning set forth in Article 12.4.2.

136) “Source Code” means the software in human-readable form, which when compiled, assembled, interpreted, pre-processed, post-processed, or translated becomes the Object Code of a software program.

137) “Space Segment” shall mean all Customer Satellites included in the Rivada Constellation provided and/or to be provided under this Contract, as well as those items expressly set out as within the scope of the “Space Segment” in the Statement of Work.

138) “Statement of Work” or “SOW” is intended to refer to Attachment 1 to this Contract.

139) “Subcontractor” means a person, firm, corporation or business entity

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which has been awarded a subcontract by the Contractor or by another Subcontractor to provide a portion of the Work covered by this Contract. This term is not intended to include a “vendor”, being a person, firm, corporation or business entity from which equipment, software or services are procured on a commodity basis without being awarded a subcontract by the Contractor or by another Subcontractor and without such procurement being customized as part of the Work being done under this Contract.

140) “Submitted” as used in the Payment Milestone Schedule means, as it pertains to data, reports, and other documents, that the item has been received by Customer in accordance with the Contract.

141) “Subsequent Related Generations” means one or more subsequent generations of the Rivada Constellation, including all satellites and other space segment, launch and other support services, operational systems, terrestrial network, systems operations, user terminals and support, and in each case any associated hardware, software and other Deliverable Items, operated by or at the direction or under the control of Rivada or its Affiliates (or any successor, assign or transferee of Rivada arising from a sale, transfer, merger, assignment or reorganization or otherwise), as an evolution of or operated as part of or in conjunction with the first generation Rivada Constellation. “Subsequent Related Generations” is not intended to include a largely new constellation based on a major re-design of the satellites with a different manufacturer that is intended to fully replace the first generation Rivada Constellation.

142) “Successfully Completed” as it pertains to test milestones and as otherwise used herein means that:

i) tests shall have been conducted in accordance with the applicable test plans and test procedures as defined in the Statement of Work; and

ii) results shall be within the limits prescribed in the test procedure(s), or non-compliances shall have been raised, reviewed and addressed according to the requirements of the Statement of Work;

iii) test results shall have been provided to Customer in accordance with Attachment 1, Statement of Work; and

iv) all other stated requirements for successfully completing the particular item have been met or a waiver has been granted in accordance with Article 10.1.

143) “System Acceptance Event” shall mean each of the Initial Batch Completion, Phase 1 Completion, the Phase 2 Completion and the System Completion.

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144) “System Acceptance Test” shall have the meaning set forth in the Statement of Work.

145) “System Completion” shall have the meaning set forth in Article 7.2.

146) “TAA” means Technical Assistance Agreements, which are agreements for the performance of defense services or including the disclosure of technical data as contemplated by the ITAR.

147) “Technical Publications” shall mean all documentation or data necessary for the complete installation use, operation, maintenance, servicing, overhaul of the Products, provided by the Contractor hereunder.

148) “Technology Roadmap” shall have the meaning set forth in Article 12.5.1.

149) “Termination Notice” shall have the meaning set forth in Article 22.2.

150) “Total Loss” means, with respect to any Customer Satellite, the complete loss, destruction, or failure of such Customer Satellite or any “total loss” or substantially identical term as defined in any applicable Launch Insurance.

151) “Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

152) “Tracking, Telemetry and Command” or “TT&C” shall have the meaning set forth in the Statement of Work.

153) “User Terminal” means user terminals, including the reference user terminals, described in the Statement of Work.

154) “User Terminal Software/IP” means all Software used in connection with the user terminals and other Deliverable Items described in the Statement of Work.

155) “User Terminal Software/IP Subcontractor” means each Subcontractor supplying or supporting User Terminal Software/IP.

156) “Vendor-provided Software” means any proprietary computer software program in Object Code form and related documentation developed by a

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Subcontractor and delivered under the Contract.

157) “Work” means all labor, activities, acts, including tests to be performed, and all Equipment, Deliverable Items, products, materials, articles, data, documentation, and developments and all other things to be furnished and rights to be transferred by the Contractor or Subcontractor(s) under this Contract, or any contract or sub-contract entered into by the Contractor or Subcontractor(s).

158) “Work-in-Process” means: (i) any and all goods and stock in trade manufactured or assembled by Contractor (or any other person or entity on behalf of Contractor) for the account of, or otherwise on behalf of, Customer (or any other person or entity on behalf of Customer) which may be in the possession of Contractor or Customer (or any other person or entity on behalf of Contractor or Customer), including without limitation the Customer Satellites and End-User Satellites; (ii) all accounts, contract rights, insurance proceeds, chattel paper and all other forms of obligations owing to Customer (or any other person or entity on behalf of Customer) from any source arising from sales, transfers or other dispositions of goods and stock in trade supplied to, or manufactured on behalf of, Customer (or any other person or entity on behalf of Customer) by Contractor (or any other person or entity on behalf of Contractor), including without limitation the Customer Satellites and End-User Satellites; (iii) the rights in Data and Documentation as set forth in Article 13 and the rights in Intellectual Property as set forth in Article 14; and (iv) any and all other rights to be provided to Customer by Contractor under this Contract.

159) “WSJ Prime” means the “prime rate” for the relevant period as quoted in the Wall Street Journal.

1.7 Actual Cost and Equitable Adjustment, Margins. Determinations of “the Contractor’s actual cost” or similar wording or “equitable adjustment” shall be made based on the Contractor’s actual costs (direct and indirect, and in the case of general and administrative and overhead, using Contractor’s published annual general and administrative rates that are used for its government and other customers generally) plus margin (in the case of equitable adjustment) and in a manner consistent with the manner in which the Contractor internally accounts for the actual costs associated therewith generally throughout its programs (and which is subject to review by the independent auditor, under Article 29). In each case where the Contract refers to a margin payable to the Contractor or with respect to items acquired from the Contractor or Subcontractors, such margin shall equal the amount specified in the Contract (if any such amount is specified) or where the amount of a margin provided for in the Contract is not so specified, such as in the case of equitable adjustment, the

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applicable margin shall equal [***] For the avoidance of doubt, the applicable margin is not subject to review by the independent auditors under Article 29.

When presenting its actual cost or a request for equitable adjustment, the Contractor shall present to Customer a written analysis meeting the requirements of this Article. Each such analysis shall be in writing, and shall include a detailed and fully transparent calculation of the relevant costs (not limited to the Contractor’s direct, indirect and allocated costs, all of which are identified specifically, and any non-recurring expenses proposed to be recovered, all of which are identified specifically, Subcontractor costs and any other costs that are included in the calculation). Subcontractor costs shall be subject to the same assumptions and provisions as this Article (i.e., inclusion of direct and indirect costs, plus published general and administrative costs as described above, with the margin payable to Contractor including also whatever margins are to be paid to Subcontractors, and if the margin of the Subcontractor is not known, it will be assumed to be the amount permitted by this Article). Such analysis shall only include the actual costs associated with the specific Work to be done, and shall not include any work or amounts expended by the Contractor prior to EDC.

Determinations of “equitable adjustment” with regard to the Delivery Schedule shall mean only schedule delay which cannot be reasonably avoided, to the extent the same is demonstrated in the written analysis referred to in this Article. If there is a tradeoff between cost and schedule delay associated with the matter subject to the equitable adjustment, the written analysis shall set forth such tradeoff as an offer to Customer – in the absence of such an offer, or a demonstration by the Contractor that delay causes an increase in its actual costs, the delay shall not result in an equitable adjustment to the Contract Price. For the avoidance of doubt, a reference in the Contract to “equitable adjustment” without further specification may entail an adjustment in the Delivery Schedule, the Contract Price, and/or in any other contractual provision as may be affected, but consistent with this Article 1.7.

1.8 For purposes of clarity but not by way of limitation, the Contractor shall use commercially reasonable efforts to avoid any charges for employee and Subcontractor “standing army,” including by having employees or Subcontractors work on other elements of the program and/or other programs to reduce or avoid “standing army” charges.

1.9 Each such analysis shall be reviewed by Customer, and the Parties shall seek in good faith to resolve any issues identified by Customer. No submission by the Contractor under this Article shall be binding upon Customer, and no failure of Customer to respond to a submission or identify specific concerns shall constitute agreement or waiver by Customer, unless otherwise agreed by the Parties in writing. In the event a dispute remains following any review by Customer, either Party may submit such dispute to Arbitration pursuant to the provisions of Article 26, Arbitration.

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2.0 SCOPE OF WORK

2.1 The Work. Subject to the terms and conditions of this Contract (including any Options), Customer shall procure and the Contractor shall deliver the Rivada Constellation, and the Contractor shall furnish all Deliverable Items and perform the other elements of the Work. The Contractor shall perform the Work, provide all Deliverable Items and implement all activities in accordance with the provisions of this Contract and in accordance with generally accepted space industry standards.

2.2 Baseline. The major baseline elements of the Work shall include the following, in each case meeting the requirements detailed in Attachment 1, Statement of Work:

(a) Space Segment, including all Customer Satellites, designed, developed, manufactured, factory acceptance tested, delivered to the Launch Sites (either directly or from storage as requested by Customer), and meeting the specifications detailed in the Statement of Work.

(b) [***]

(c) [***]

(d) [***]

(e) [***]

(f) [***]

(g) [***]

2.3 Plans and Processes. The Contractor shall put in place and comply with, throughout the period in which Work is being done, the various processes required by this Contract.

2.4 Time of the Essence. Time shall be of the essence in this Contract. The exclusive remedies for late Delivery/delivery shall be those set forth in the Contract.

2.5 Coordination of Activities. The Customer will be responsible vis-à-vis the Contractor, for the coordination of all activities with respect to a) the launch authorities, b) the Network Control Center development, c) the Infrastructure Gateways development, and d) the User Terminals development, in each case as detailed in the Statement of Work.

3.0 OPTIONS

3.1 Options and Pricing. In the event that Customer should require the Contractor to furnish additional equipment and/or to provide additional activities in accordance with the following option provisions (“Options”), the Contractor agrees to accept an

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order by Customer to furnish such additional equipment and/or provide such additional activities:

Option 1 Phase 2 and Additional Customer Satellites

Customer shall have options, to be exercised in its sole discretion in writing at any time or times prior to the Option Final Date set forth below, to order the Phase 2 Satellites, either in a single option or broken out into two or more options as specified below, for the prices and on all of the terms and conditions set forth herein including the terms and conditions specifically applicable to such Phase 2 Satellites as set forth below.

TABLE 1A

PHASE 2 SATELLITE OPTIONS

OPTION FINAL DATE	DESCRIPTION OF OPTION	AMOUNT ($)
[***]	[***]	[***]

Customer shall have options, to be exercised in its sole discretion in writing at any time or times prior to the applicable Option Final Dates, to order up to the number of Additional Customer Satellites set forth below, for the prices and on all of the terms and conditions set forth herein including the terms and conditions specifically applicable to such Additional Customer Satellites as set forth below.

TABLE 1B

ADDITIONAL CUSTOMER SATELLITE OPTIONS

ON A PER INDIVIDUAL SATELLITE OR BATCH BASIS

OPTION FINAL DATE	DESCRIPTION OF OPTION	AMOUNT ($)
[***]	[***]	[***]

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[***]	[***]	[***]

For individual Customer Satellites ordered in accordance with Table 1B, the applicable price specified in Table 1B is referred to herein as the “Customer Satellite Option Price.” For Batches of Customer Satellites ordered in accordance with Table 1, the applicable price specified in Table 1B is referred to herein as the “Customer Satellite Batch Option Price.”

Option 2 Additional Dispensers

Customer shall have the options, to be exercised in its sole discretion in writing at any time or times prior to the applicable Option Final Dates, to order up to the number of Additional Dispensers set forth below, for the prices and on all of the terms and conditions set forth herein including the terms and conditions specifically applicable to such Additional Dispensers as set forth below.

TABLE 2

ADDITIONAL DISPENSER OPTIONS

OPTION FINAL DATE	DESCRIPTION OF OPTION	AMOUNT ($)
[***]	[***]	[***]
[***]	[***]	[***]

Option 3 Additional Satellite Control Center Equipment

Customer shall have the option, to be exercised in its sole discretion in writing at any time or times, to order Additional Satellite Control Center Equipment by Change Order in accordance with Article 16 and on all of the terms and conditions set forth herein.

Option 4 Satellite Storage

The Contractor shall store up to [***] (or if greater in number, [***] Batches of. Customer Satellites at any time, for a period of up to [***] months, at no additional cost to Customer, upon Customer’s written request, which request may be given at any time prior to Delivery. This no-cost storage shall include such re-testing and

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preparation for Delivery of the Customer Satellites as required by the Statement of Work, also at no cost to Customer, but Contractor may charge for any replacement Components that need to be added due to passage of time.

The Contractor shall store any Customer Satellites that are already in storage for an additional period not to exceed an additional [***] upon Customer’s written request at any time prior to removal of the Customer Satellites from storage. The price for extended storage shall equal [***] USD per Customer Satellite. This extended storage shall include as part of the price re-testing and preparation for Delivery of the Customer Satellites as required by the Statement of Work, but Contractor may charge for any replacement Components that need to be added due to passage of time.

Storage of any Customer Satellites shall be on site at the Contractor’s facility or, with respect to storage of more than [***] (or if greater in number, [***] Batches of, Customer Satellites at any one time, at another facility approved by Customer. All risk of loss of or damage to the Customer Satellites shall remain with the Contractor for the period of storage. Customer shall request the removal of each Customer Satellite at least [***] Calendar Days in advance of the requested date for removal of the Customer Satellite.

The schedule for the re-testing and preparation for Delivery of Customer Satellites shall be proposed by the Contractor consistent with the schedule for removal from storage, the Contractor to furnish reasonable supporting materials to justify the schedule, subject to approval by Customer, which shall not be unreasonably withheld, conditioned or delayed.

For the avoidance of doubt, storage of any Customer Satellites that have not Successfully Completed Factory Acceptance Review or that are being stored due to any non-compliance with any of the Work (including additional evidence indicating that the Customer Satellites should not have Successfully Completed Factory Acceptance Review) shall be at the Contractor’s sole expense.

In addition to the foregoing, the Contractor shall store up to [***] (or if greater in number, [***] Batches of Customer Satellites) at any time, of Additional Customer Satellites and up to [***] Dispensers for a period of up to [***] months, as part of the Contract Price and at no additional cost to Customer. This no-additional cost storage shall include such re-testing and preparation for Delivery of the Customer Satellites as required by the Statement of Work, but Contractor may charge for any replacement Components that need to be added due to passage of time.

CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR DAMAGE OR LOSS TO ANY SATELLITES DURING STORAGE UNDER ANY LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) WILL BE THE AMOUNT PAID OUT UNDER THE INSURANCE POLICIES REQUIRED BY THIS AGREEMENT FOR SUCH LOSSES. THIS LIMITATION OF LIABILITY WILL APPLY EVEN IF THE REMEDIES WHICH MAY BE OBTAINED UNDER THIS CONTRACT FAIL THEIR ESSENTIAL PURPOSE. The Contractor agrees

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to use commercially reasonable efforts to procure additional insurance at Customer’s request and expense.

Option 5 Support to Routine Operations

Customer shall have the options, to be exercised in its sole discretion in writing at any time or times, to request the industrial support to routine operations, covering among others routine monitoring of spacecraft performance and trend analysis, anomaly handling and recovery, maintenance of on-board software components, maintain and guarantee the availability of infrastructure and tools needed to perform these tasks for the nominal mission duration and possible extensions.

This option shall cover the time span from the successful satellite commissioning until the de-orbiting and disposal of individual satellites of the Rivada satellite constellations meeting the requirements detailed in Attachment 1, Statement of Work. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

Option 6 Intentionally Omitted

Option 7 Satellite Routine Operations – Initial Customer Satellites

Customer shall have the options, to be exercised in its sole discretion in writing at any time or times, to order full operations support for the Initial Customer Satellites, meeting the requirements detailed in Attachment 1, Statement of Work.

This option shall cover the time span from the successful satellite commissioning of the first Customer Satellites for a period of time to be identified by Customer, meeting the requirements detailed in Attachment 1, Statement of Work. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

Option 8 Satellite Routine Operations (Additional Support)

Customer shall have the options, to be exercised in its sole discretion in writing at any time or times, to order the satellite operations by the Prime and Backup Satellite Control Centers for the Customer Satellites, meeting the requirements detailed in Attachment 1, Statement of Work.

This option shall cover the time span from the successful satellite commissioning of the first Customer Satellites until the de-orbiting and disposal of individual satellites of the Rivada Constellation meeting the requirements detailed in Attachment 1, Statement of Work. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix

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specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

Option 9 Additional Spare Equipment.

Customer shall have the option, to be exercised in its sole discretion in writing at any time or times, to order Additional Spare Equipment by Change Order in accordance with Article 16 and on all of the terms and conditions set forth herein.

Option 10 Support for Third Party User Terminal Development.

Customer shall have the option, to be exercised in its sole discretion in writing at any time or times, to order Support for Third Party User Terminal Development by Change Order in accordance with Article 16 and on all of the terms and conditions set forth herein. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

Option 11 Engineering Support.

Customer shall have the option, to be exercised in its sole discretion in writing at any time or times, to order Engineering Support by Change Order in accordance with Article 16 and on all of the terms and conditions set forth herein. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

Option 12 Intentionally Omitted

Option 13 Reserved

Option 14 Intentionally Omitted

Option 15 Warranty Extensions.

Customer shall have the option, to be exercised in its sole discretion in writing at any time or times, to order Warranty Extension by Change Order in accordance with Article 16 and on all of the terms and conditions set forth herein. All labor effort and charges for the time of employees and Subcontractors will be charged at the rates set forth in Appendix 1A (which appendix specifies any escalation provisions or other adjustments to such rates, and which rates include all applicable taxes, duties, wages, indirect costs, general and administrative expense, and profit or margin).

3.2 Functionality of Additional Items. Each of the Additional Items shall be functionally identical to the ones described in the Statement of Work, based upon the design and specification as in effect at EDC, with the exception of any upgrades or other

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modifications made by the Contractor as required hereunder or to meet applicable specifications. At the written request of Customer, any upgrades or other modifications that are made after EDC to the Customer Satellites, Dispensers or Satellite Control Center Equipment shall be added to the applicable Additional Items, as Change Orders as provided in Article 16.0, Changes, with an equitable adjustment in price and Delivery dates other than for any upgrades or other modifications made by the Contractor as required hereunder or to meet applicable specifications for which upgrades or modifications there shall be no increase in cost or adjustment of Delivery dates.

3.3 Delivery of Additional Items. Delivery dates for Additional Items shall reflect a schedule generally consistent with, and in any case no longer than, the timeframes necessary for manufacturing as reflected in the last two Batches of Customer Satellites or the last two Dispensers, or (iii) the last comparable Ground Station Equipment, as the case may be, Delivered prior to exercise of the applicable Option. The Contractor may adjust the Delivery dates in the reasonable judgment of the Contractor to reflect (x) reasonable delays in the event Customer does not order long lead items by specified dates, which dates have been established by the Contractor and notified by the Contractor to Customer at least sixty (60) days prior to the date the applicable orders need to be placed and based upon the ordering time periods in effect with suppliers for the applicable Option, or (y) any start-up period reasonably needed by the Contractor or Subcontractors if there shall be a gap between the Work being done under this Contract as then in effect and commencement of Work with respect to the applicable Option. In each case where there is expected to be such lead times or start-up period, the Contractor shall provide as part of the applicable Option an opportunity for Customer to pre-order by specified dates reasonable and customary long lead items specified by the Contractor to avoid or reduce the lead times or start-up period. Any pre-ordered long lead items not used in connection with the applicable Option shall be held as part of the inventory for the Rivada Program; provided, however, that if so requested by Customer, the Contractor shall use commercially reasonable efforts to use such long lead items for third-party customers and if so used the Contractor shall provide a rebate, offset or credit to Customer based upon the then reasonable benefit to the Contractor, net of reasonable documented costs actually incurred by the Contractor.

3.4 Payments for Additional Items. Payments for the Additional Items shall be as set forth in a payment milestone schedule reasonably agreed by the Parties at the time the Additional Items are ordered, based where applicable upon any similar items in the Payment Milestone Schedule.

3.5 Parts for Additional Items. To the extent that the Contractor is holding in inventory for the Rivada Program any Components or other materials for any Additional Items, the Contractor shall not without the written consent of Customer sell, transfer or otherwise dispose of such Components or other materials prior to the Option Final Date if such sale, transfer or disposal would materially delay the Delivery of such Additional Items following exercise of the applicable Option.

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3.6 Additional Items are Part of the Work. In the event that Customer should exercise any of the foregoing Options, the terms and conditions of this Contract shall apply thereto as if the same were a part of the Work to be performed under this Contract, except as expressly modified above and except as the affected terms and conditions shall be amended as provided for in Article 16.0, Changes.

4.0 ITEMS EXCLUDED FROM CONTRACT SCOPE

4.1 Customer Actions excluded from Scope. The Parties acknowledge that the tasks enumerated below in this Article 4.0 fall outside the scope of the Work under this Contract and therefore are not required to be performed by the Contractor but shall be performed or arranged for by the Customer at its sole discretion:

(a) [***]

(b) [***]

(c) [***]

(d) [***]

4.2 Equitable Adjustment as Sole Remedy. If Customer fails to perform the tasks enumerated in this Article 4.0 or other material obligations of this Contract in a timely manner, and such failure prevents the Contractor from being able to fulfill any of its obligations in accordance with the terms of this Contract, the Contractor shall be entitled as its sole remedy to an equitable adjustment in the Contract Price and Delivery schedule of any affected Work (which equitable adjustment shall include payment for reasonable work-around plans available to the Contractor). The Contractor shall use reasonable efforts to avoid and/or mitigate the effect of the failure of Customer to perform the tasks enumerated in this Article 4.0 or other material obligations of this Contract in a timely manner, subject to an equitable adjustment in the Contract Price.

4.3 Support by the Contractor. To the extent reasonably requested by Customer in connection with any one or more of procuring the Launches for the Customer Satellites, acquiring any Launch Insurance and In-Orbit Insurance, negotiating and contracting with customers of services provided using the Rivada Constellation, entering in arrangements with governmental authorities (including customers and regulatory agencies), compliance with Law (including Law relating to health and safety (including satellite health and safety), cybersecurity, open source software and orbital debris) and other matters relating to Customer’s business (“Business Purposes”), the Contractor shall provide support to Customer by (i) making presentations to, and responding to inquiries from, Launch providers, insurers and insurance brokers, customers, governmental authorities, strategic partners and other third parties regarding the Contractor, this Contract or matters contemplated hereby; (ii) providing information and support to Customer within the scope of the matters contemplated by this Contract to the extent reasonably requested by Customer in connection the Business Purposes, including satellite health reports, matters relevant

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to cybersecurity, and other information regarding Customer Satellites and other Deliverable Items and their performance or expected performance, capability or functionality in orbit, plan for de-orbiting (at end of life or before) or otherwise; and (c) negotiating in good faith such documents as may be reasonably required by any insurer or insurance broker to obtain insurance and on an ongoing basis per the requirements of such insurance.

5.0 CONTRACT PRICE

5.1 Firm fixed price; [***]. Customer shall pay the firm fixed price as set forth in the table below as the “Contract Price” for the purchase of the Rivada Constellation and for the performance of all other elements of the Work to be performed under this Contract, other than the [***]. Except as otherwise expressly provided in this Contract, the Contract Price is not subject to any escalation or to any adjustment or revision. The Contract Price includes all fees, charges, taxes, duties, reimbursements, expenses, costs and other amounts payable by Customer to Contractor hereunder.

[***]

5.2 Payment Milestones; [***] Invoices. Upon the full completion and delivery, as required, of the items of Work specified in this Contract for each Payment Milestone and when duly accepted by Customer in accordance with the requirements of this Contract (which shall mean Final Acceptance when applicable), the Contractor shall be entitled to payment by Customer of each Payment Milestone in accordance with the provisions of Article 6.0, Payment In addition, Contractor shall submit invoices on a monthly basis for the [***] in accordance with the provisions of Article 5.1 (other than the first paragraph) and Article 6.0, Payment.

5.3 Contract Price and [***]. The Contract Price and [***] are set forth in Table 4 below.

TABLE 4

CONTRACT PRICE AND [***]

ITEM	DESCRIPTION	AMOUNT ($)
	[***]	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]
	TOTAL	2,419,082,966

5.4 Insurance Included. The Contract Price stated herein includes all charges for insurance to be maintained by the Contractor, including all risks and transit insurance, shipping and other transportation costs and all other assessments, and including all

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applicable duties and taxes to be paid by Contractor and its Subcontractors and Affiliates.

5.5 Taxes and Duties. Except where specified otherwise, including through use of a term from the Incoterms rules that makes Customer directly or indirectly responsible, the Contractor shall be responsible for all taxes, fees, levies, imposts, social contributions, value-added taxes such as sales tax, documentary taxes and any other similar or dissimilar taxes, penalties, excises, surcharges, bandwidth fees and import and export charges and other duties imposed by any governmental authority or subdivision thereof which may be assessed against or incurred by the Contractor (including all Subcontractors or others) as a result of its performance under this Contract. Furthermore, the Contractor undertakes that it shall not charge Customer for any increases of said taxes, fees, levies, imposts, penalties, excises, surcharges, bandwidth fees and import and export charges and other duties imposed by such authorities resulting from the Contractor’s performance hereunder. For the avoidance of doubt, the foregoing is based on the delivery places specified in the Statement of Work for each Deliverable Item. An increase in any of said taxes, fees, levies, imposts, penalties, excises, surcharges, bandwidth fees and import and export charges and other duties resulting from a change in the place of delivery requested by Customer shall entitle Contractor to an equitable adjustment.

Except where specified otherwise, including through use of a term from the Incoterms rules that makes Customer responsible, Customer shall not be responsible for any taxes, fees, levies, imposts, social contributions, value-added taxes, documentary taxes and any other similar or dissimilar taxes, penalties, excises, surcharges, bandwidth fees and import and export charges and other duties imposed by any governmental authority or subdivision thereof except income or similar taxes which may be assessed against or incurred by Customer as a result of any payments to it under this Contract.

Notwithstanding the above, should there be an increase in the applicable value-added tax rate, without any fault of Contractor, the Contractor shall be entitled to an equitable adjustment. Similarly, there shall be an equitable adjustment for any decrease in the applicable value-added tax rate.

Both Parties agree to cooperate and amend the Contract if necessary, and as legally permissible, to eliminate or reduce any applicable taxes, duties, levies, excises, import fees, clearance costs or other charges of any kind which may be payable by either Party, where applicable, securing any certificate of exemptions or recoveries provided that such changes of modification do not transfer the tax burden from one Party to the other Party.

Each Party shall give such reasonable assistance to other Party in seeking to recover such taxes, fees, levies, imposts, social contributions, value-added taxes, sales tax, documentary taxes and any other similar or dissimilar taxes, penalties, excises, surcharges and import and export charges and other duties imposed by any governmental authority paid by it to such tax authorities.

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6.0 PAYMENT

6.1 Unless otherwise specified herein, all prices and payments referred to in this Contract are set forth in United States Dollars (US$). No adjustments to any prices set forth herein shall be made due to changes or fluctuation in currency exchange rates.

6.2 The Parties shall follow the below process for the submission and finalization of invoices. Paragraphs (a) and (b) below are applicable to invoices for Work included in the firm fixed price; paragraph (c) below is applicable to invoices for [***].

(a) Upon the Contractor’s determination that it has Successfully Completed the Work associated with a Payment Milestone, Contractor shall submit to Customer a properly certified invoice together with all supporting materials with respect to the completion of such Payment Milestone, in accordance with the Schedule of Payment Milestones set forth in Appendix 1.

(b) Unless otherwise specified in the Schedule of Payment Milestones or agreed by Customer, invoices may only be submitted for Payment Milestones in the order specified in the Schedule of Payment Milestones, provided that if a Payment Milestone is delayed Contractor shall not be precluded from submitting the subsequent Payment Milestone in the order specified in the Schedule of Payment Milestones and that would have otherwise been due if not for such delay, provided that the works, tasks or activities associated with the delayed Payment Milestone were not a pre-condition to the works, tasks or activities associated with such subsequent Payment Milestone.

(c) [***]

6.3 A properly certified invoice means an invoice containing the following information. Paragraphs (a) and (b) below are applicable to invoices for Work included in the firm fixed price; paragraph (c) below is applicable to invoices for [***].

(a) a reference to the Contract, including Contract number, and the applicable Payment Milestone(s).

(b) a certification by an authorized representative of the Contractor that the applicable Payment Milestone has been achieved, that the invoice is correct, that payment therefor has not been received, and that conditions of this Contract in respect of the claim for payment have been met. In addition to this certification, the Contractor shall simultaneously furnish Customer such information as may be reasonably required to enable Customer to evaluate and verify the Contractor’s completion of the Work described for a Payment Milestone, as agreed to and reviewed in Article 6.1 above. A properly completed Certificate of Milestone Achievement in the form attached as Appendix 2 must accompany the Contractor’s certification.

(c) [***].

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6.4 The invoices shall be submitted to Customer to the address and addressees specified by Customer from time to time to Contractor in writing.

6.5 All undisputed amounts claimed on each invoice processed in accordance with Articles 6.1 through 6.4 shall be paid within thirty (30) Calendar Days from the date the finalized invoice is electronically mailed to Customer as set forth above, provided that amounts paid do not exceed the aggregate sum scheduled to be paid to that point in time as shown in Appendix 1, Payment Milestone Schedule. Customer shall not be obligated to pay any invoice prior to the date of its respective Payment Milestone Schedule. There shall not be more than one (1) payment made to the Contractor per calendar month, unless otherwise expressly agreed by the Parties or unless the same results from a delay in a previous month’s payment (for example as a result of Customer requiring additional supporting documentation for a draft invoice).

6.6 Payment to Contractor shall be made by electronic transfer, with a reference to the invoice number being paid in the detail section of the payment, to the address and addressees specified by Customer from time to time to Contractor in writing.

6.7 In the event either Party fails to pay any amount(s) due by it to the other Party within the times specified in this Contract or such longer period as the other Party may authorize in writing, the Party entitled to payment may impose a late payment charge equivalent to an annual rate of WSJ Prime on the unpaid amount(s).

6.8 Notwithstanding anything to the contrary contained in this Contract, Contractor has no obligation to continue performing and may suspend performance if Customer fails to timely pay Contractor any amounts owed (which suspension may be implemented at the point Contractor would be performing Work for which it has not been paid) until such amounts are paid, at which time Contractor shall resume performing the Work. Contractor shall provide Customer with such notice as is practicable under the circumstances prior to suspending performance of the Work.

7.0 DELIVERY

7.1 Delivery Schedule. The Deliverable Items hereunder shall be Delivered by the Contractor at the destinations indicated, on or before the dates specified, in the Delivery Schedule included in the Statement of Work. All Deliveries shall be made subject to inspection and acceptance in accordance with Article 10.0.

[***].

7.2 System Acceptance Events. All System Acceptance Events shall occur on or before the dates specified in the Delivery Schedule included in the Statement of Work (contingent on the Launch arranged by Customer). The following terms shall have the meanings stated herein, applicable to the System Acceptance Events specified in the Delivery Schedule included in the Statement of Work and referenced in these terms and conditions of the Contract, in each case as more fully described in the Statement of Work:

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(a) “Initial Batch Completion” shall have occurred when Final Acceptance of the Initial Customer Satellites shall have occurred pursuant to Section 10.1.2.

(b) “Phase 1 Delivery” shall have occurred when all of the following shall have been Successfully Completed:

(i) Delivery has occurred of 288 flight-ready Phase 1 Satellites for launch into orbit (as defined in the Statement of Work);

(ii) Site Acceptance Tests have been Successfully Completed for the Phase 1 Satellite Control Ground Segment; and

(iii) Delivery has occurred of 12 flight-ready spare Phase 1 Satellites for launch into orbit (as defined in the Statement of Work);

(c) “Phase 1 Completion” shall have occurred when all of the following shall have been Successfully Completed :

(i) Delivery has occurred of 288 flight-ready Phase 1 Satellites for launch into orbit (as defined in the Statement of Work);

(ii) Constellation of 288 Phase 1 Satellites are on-orbit, have Successfully Completed IOT and have been Finally Accepted (in whatever order contemplated by this Contract);

(iii) Site Acceptance Tests have been Successfully Completed for the Phase 1 Satellite Control Ground Segment; and

(iv) Delivery has occurred of 12 flight-ready spare Phase 1 Satellites for launch into orbit (as defined in the Statement of Work);

(v) 12 flight-ready spare Phase 1 Satellites are on-orbit, have Successfully Completed IOT and have been Finally Accepted (in whatever order contemplated by this Contract).

(d) “Phase 2 Delivery” shall have occurred when all of the following shall have been Successfully Completed:

(i) Delivery and Final Acceptance have occurred of 288 flight-ready Phase 2 Satellites for launch into orbit (as defined in the Statement of Work);

(ii) Site Acceptance Tests have been Successfully Completed for the Phase Satellite Control Ground Segment; and

(iii) Delivery and Final Acceptance have occurred of 12 flight-ready spare Phase 2 Satellites for launch into orbit (as defined in the Statement of Work).

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(e) “Phase 2 Completion” shall have occurred when all of the following shall have been Successfully Completed:

(i) Delivery and Final Acceptance have occurred of 288 flight-ready Phase 2 Satellites for launch into orbit (as defined in the Statement of Work);

(ii) Constellation of 288 Phase 2 Satellites are on-orbit and have Successfully Completed IOT;

(iii) Site Acceptance Tests have been Successfully Completed for the Phase 2 Satellite Control Ground Segment; and

(iv) Delivery and Final Acceptance have occurred of 12 flight-ready spare Phase 2 Satellites for launch into orbit (as defined in the Statement of Work);.

(v) 12 flight-ready spare Phase 2 Satellites are on-orbit and have Successfully Completed IOT.

(f) “System Completion” shall have occurred when all of the following shall have been Successfully Completed:

(i) Successful Phase 1 Completion and Phase 2 Completion have occurred;

(ii) System Acceptance Tests have been Successfully Completed on the Rivada Constellation, including Phase 1 Satellites, Phase 2 Satellites, Phase 1 Satellite Control Ground Segment and Phase 2 Satellite Control Ground Segment.

The Parties acknowledge that occurrence of System Acceptance Events on or before the dates specified in the Delivery Schedule included in the Statement of Work is also contingent on the Customer making the decision to proceed with Launches of the applicable Satellites (rather than sending such Satellites to storage), on the success of the Launches arranged by Customer, and on the Satellites not being damaged in orbit for reasons not attributable to the Contractor. Without limiting Contractor’s obligations hereunder to continue to support achievement of such System Acceptance Events (including by readying the applicable Satellites for Launch when so directed by the Customer, conducting the post-Launch activities in compliance with the Statement of Work and if applicable manufacturing Additional Satellites ordered by Customer to replace Satellites destroyed or damaged in or after Launch), in the event one or more System Acceptance Events are delayed by three (3) months or more for one or more of the reasons set forth in the prior sentence, the Contractor shall be entitled to invoice for the payments corresponding to such System Acceptance Events in the Payment Milestone Schedule.

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7.3 Key Delivery and Completion Dates. The Contractor acknowledges and agrees that failure to meet the Initial Batch Completion Date, Phase 1 First Completion Date and the Phase 1 Second Completion Date, as set forth below, which have considerable regulatory significance for Customer, may be the cause of substantial financial loss or damage being sustained by Customer. The Customer in turn acknowledges and agrees that meeting these Completion Dates is only partially under the control of the Contractor.

Table 5

Key Delivery and Completion Dates

Key Delivery or Completion Requirement	Delivery or Completion Date
Initial Batch Completion	31 January 2026
“Phase 1 First Delivery Date”	10 February 2026
”Phase 1 First Completion Date”	10 June 2026
“Phase 1 Second Delivery Date”	18 May 2026
“Phase 1 Second Completion Date”	18 September 2026

In the event that the Contractor has not delivered at least [***] Phase 1 Satellites by the Phase 1 First Delivery Date, or (assuming the Customer is able to bring about the successful Launch of such Phase 1 Satellites within [***] after the Phase 1 First Delivery Date) the Contractor has not Delivered at least [***] Phase 1 Satellites by the Phase 1 First Completion Date, in each case as extended for any Force Majeure Events, the Contractor agrees that an amount of damages shall be assessed for late delivery or Delivery in the amount of [***] of the cost of replacing the applicable satellites, to be paid to Customer at Customer’s discretion either as an immediate reduction of the Contract Price or as a rebate to Customer within thirty (30) Calendar Days of receipt of notice/invoice from Customer, as liquidated damages and not as a penalty.

A lower level of liquidated damages will apply in other cases of delay than specified in the prior paragraph. In the cases of delay specified below, the Contractor agrees that an amount of damages shall be assessed for late delivery or late Delivery (as applicable) in the amount of a pro rata amount each day over a ninety (90) day period [***] of the cost of replacing the applicable satellites. Such amount would be paid to Customer at Customer’s discretion either as an immediate reduction of the Contract Price or as a rebate to Customer within thirty (30) Calendar Days of receipt of notice/invoice from Customer. Such payments would constitute liquidated damages and not a penalty. The various delay cases subject to such liquidated damages are as follows:

(i) Delay in relation to Phase 1 First Delivery Date: the Contractor has not delivered at least 144 Phase 1 Satellites by the Phase 1 First Delivery Date;

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(ii) Delay in relation to Phase 1 First Completion Date: assuming the Customer is able to bring about the successful Launch of Phase 1 Satellites that were delivered by the Phase 1 First Delivery Date to Customer, the Contractor has not Delivered at least such Phase 1 Satellites by the later of the Phase 1 First Completion Date or six (6) months (three (3) months for the last Launch) after successful Launch of such Phase 1 Satellites;

(iii) Delay in relation to Phase 1 Second Delivery Date: the Contractor has not delivered 288 Phase 1 Satellites by the Phase 1 Second Completion Date;

(iv) Delay in relation to Phase 1 Second Completion Date: assuming the Customer is able to bring about the successful Launch of Phase 1 Satellites that were delivered by the Phase 1 Second Delivery Date to Customer, the Contractor has not Delivered at least such Phase 1 Satellites by the later of the Phase 1 Second Completion Date or six (6) months (three (3) months for the last Launch) after successful Launch of such Phase 1 Satellites.

For the avoidance of doubt, the dates upon which liquidated damages shall be assessed hereunder are subject to extension to the extent the default is excused pursuant to Article 17.0, Excusable Delays, or for delays caused by any Launch failure or by Satellites being damaged in orbit (including the period for Additional Satellites to be manufactured and Launched), in each case for reasons not attributable to the Contractor.

The limitations on aggregate liquidated damages shall not apply in the event the delay is due to the Contractor’s willful or intentional misconduct. The intentional concealing by the Contractor of any delays in connection with the Rivada Program shall be deemed to constitute willful or intentional misconduct for purposes of this Article 7.3.

7.4 Termination Rights. The foregoing provisions are in addition to, and not in lieu of, any of Customer’s rights to terminate this Contract in accordance with its terms, including for late Delivery, as specified in Article 22.0, Termination for Default of Contractor.

7.5 Meeting all Delivery Dates. The Contractor agrees to use commercially reasonable efforts to meet the delivery, Delivery and completion dates specified in this Contract, including the Statement of Work, including scheduled delivery or Delivery dates for all Deliverable Items whether or not late delivery or Delivery may result in liquidated damages. Schedule updates showing anticipated delivery, Delivery and completion dates for all Milestones including Delivery of all Deliverable Items and available margin, which shall be separately identified, shall be provided monthly by the Contractor to Customer. No such updates shall act to modify or amend this Contract. If the Contractor anticipates it will not meet any of the Key Delivery or Completion

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Date specified in Table 5, regardless of cause, the Contractor shall promptly notify Customer of the same, the event, circumstance or development believed to be causing such delay and of the efforts to be undertaken by the Contractor to mitigate such delay and the effect of such delay.

7.6 Recovery Plan. In addition to damages assessed for late delivery, Delivery or completion in accordance with Article 7.3 and Table 5, in the event of a failure to meet any such delivery, Delivery or completion date for any Customer Satellites by more than thirty (30) Calendar Days, the Contractor shall provide to Customer a recovery plan which provides for Contractor coming back into compliance with the Delivery Schedule, or as nearly in compliance as possible under the circumstances. Customer shall have the right to review and comment on such recovery plan, and Contractor shall consider such comments in good faith. Following approval by Customer, not to be unreasonably withheld, conditioned or delayed, the Contractor shall implement such recovery plan at the Contractor’s sole expense. Any dispute relating to adequacy of a recovery plan shall be resolved in accordance with Article 25.0, Disputes. Failure of the Contractor to propose a recovery plan as required by this Article 7.6, or any material breach of such a recovery plan once proposed by the Contractor and approved by Customer, may give Customer various remedies hereunder. In no event shall performance of any recovery plan result in or be made contingent upon agreement by Customer to the adjustment of Delivery dates or the waiver or reduction of any liquidated damages or other remedy.

8.0 PERMITS AND LICENSES

8.1 The Contractor shall, without delay and at its own expense, apply for and, once obtained, maintain as needed for the Rivada Program all Governmental Approvals, for which it has the authority to apply and obtain, required for the export of documentation, hardware and/or other controlled technology expected to be deliverable hereunder or expected to be used or involved in the performance of the Work, including all Governmental Approvals for Access to Work, such as TAAs for the Customer entities, their insurance broker , and Customer’s Consultants which may be required for the Contractor to meet the requirements of Article 9.0, Access to Work in Progress; Assurance of Performance. The Contractor shall support and bear all costs related to any Governmental Approval, for which it has the authority to apply and obtain, required for the provision of any controlled technology information to insurance brokers and underwriters, consultants or lawyers acting on their behalf, as well as for the Consultants, including the preparation and prosecution through grant or issuance of the application and other documentation for each Governmental Approval, and any Governmental technical review and monitoring costs, whether or not obtained by the Contractor. Without limiting the generality of the foregoing, the Contractor shall apply for, obtain and maintain required Governmental Approvals, for which it has the authority to apply and obtain, in accordance with the requirements of Appendix 6, Government Approvals.

8.2 All applications and other documentation for such Governmental Approvals shall be provided to Customer prior to the submission, unless Customer agrees otherwise in

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writing. Customer shall have a period of five (5) days to review and comment on such applications and other documentation, and Contractor shall consider any such comments received during that time frame in good faith.

8.3 The Contractor shall use commercially reasonable efforts to ensure that all Governmental Approvals for Access to Work including a TAA reasonably acceptable to Customer are in place within 180 Calendar Days of the EDC which must ensure access to the information and documentation set out in the CDRL List, set forth in or to be prepared pursuant to the Statement of Work. If such Governmental Approvals for Access to Work are not in place by such date, or any other Governmental Approvals are not obtained and maintained as required herein with the result that Customer is unable to receive or inspect any portion of the Work, information and/or documentation, in addition to all other remedies available to Customer hereunder at Customer’s sole election Customer may retain Consultants selected by Customer who do not require such all Governmental Approvals for Access to Work to inspect such Work, information and/or documentation. The retention of such Consultants shall be subject to confidentiality provisions and be at the Contractor’s expense (unless such failure is attributable to an Excusable Delay or otherwise not attributable to Contractor’s act or omission, in which event it shall be at Customer’s expense).

8.4 To the extent reasonably requested by Customer the Contractor shall use commercially reasonable efforts to assist Customer (i) in obtaining and maintaining the necessary frequency spectrum and market access Governmental Approvals and other approvals and licenses to operate the Rivada Constellation, (ii) to obtain favorable spectrum rights and working with or through national governments and their communications regulatory agencies, and (iii) in pursuing extensions of deadlines under such Governmental Approvals, including any extension of the regulatory time-limit for bringing into use or maintaining a frequency assignment under the ITU Radio Regulations, as amended from time to time. The Contractor shall provide support to Customer by (a) making presentations to, and responding to inquiries from, government agencies and other licensing authorities and policy-making bodies regarding this Contract or matters contemplated hereby or the spectrum rights needed by Customer to be able to launch and operate the Rivada Constellation, as envisaged by Customer, which has been discussed with the Contractor from time to time; and (b) providing information and support to Customer within the scope of the matters contemplated by this Contract to the extent reasonably requested by Customer in connection with its efforts to secure such approvals and licenses and favorable policies, as discussed with the Contractor from time to time, and on an ongoing basis per the requirements of such approvals and licenses and policies.

9.0 ACCESS TO WORK IN PROGRESS; ASSURANCE OF PERFORMANCE

9.1 Access to all Work. The Contractor agrees to afford Customer Access Personnel access to all Work being performed under this Contract, including routine and ready access to and availability of the key members of the Contractor’s engineering and program team assigned to the Rivada Program, at both the Contractor’s and the Major

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Subcontractors’ facilities for the purpose of observing the quality and progress of the Contractor’s and Subcontractor’s performance of the Work. Access will be structured so as not to disrupt or delay the ongoing Work. For the avoidance of doubt, Customer’s right to access does not apply to “vendors” as that term is used within this Contract’s definition of “Subcontractor.” Any access rights of Customer shall be subject to all applicable Law.

9.2 Pre-Access Notification. Customer shall provide written notification to the Contractor as early as practicable of the personnel of Customer, Customer Parent and the Consultants constituting the initial Customer Access Personnel. Customer shall provide prompt written notification to the Contractor of any changes to the Customer Access Personnel.

9.3 Customer Access Personnel; Entry into Country. Customer Access Personnel visiting or resident at the Contractor’s or Major Subcontractors’ facility shall abide by the Contractor’s applicable policies and procedures so long as copies of the same are provided in a reasonable timeframe. The Contractor shall use commercially reasonable efforts to ensure such requirements do not unduly restrict access by Customer. The Contractor shall provide reasonable assistance to Customer Access Personnel to comply with all such policies and procedures, including identifying which matters are restricted to citizens of particular countries and accommodating the use of Consultants or other representatives of Customer as needed to comply with such policies and procedures. The Contractor also shall provide reasonable assistance to Customer Access Personnel to enable such persons to be able to enter and leave the countries where the Contractor’s or Major Subcontractors’ facility are located, including by providing letters of invitation or sponsorships, assisting with visas and completing any necessary documentation that requires input or information from the Contractor or Major Subcontractors. Reasonable assistance shall not include incurring any costs of third-party consultants or counsel.

9.4 Right to attend meetings and reviews. Subject to compliance with all applicable Law, Customer Access Personnel shall be given reasonable notice of and be entitled to attend all meetings and reviews of the Contractor, even if conducted by electronic means, and of the Contractor with any Major Subcontractors related to project schedule, higher level meetings and reviews relating to management, engineering, design, manufacturing, integration and testing and lower level meetings and reviews relating to payload elements as well as to the platform elements defined as critical items by the Contractor. Contractor shall be entitled to conduct portions of such meetings and reviews or entire meetings or reviews without Customer Access Personnel in matters that would present a conflict of interest between the Parties, breach any confidentiality restrictions of Contractor to other third parties, disclose Contractor trade secrets or other proprietary information that Customer has no right of access to under this Contract, or constitute briefings to management or the board of directors of Contractor. Customer Access Personnel shall have the right to participate in and make recommendations (but not to control, give directions or assign actions) in all review meetings at the system, subsystem and unit level as well as internal program reviews. The Contractor shall make the necessary arrangements to

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facilitate the entry of Customer Access Personnel to the meeting place and have access to all drawings, specifications, standards, process descriptions or other documentation which are available to the Contractor and directly relevant to the Work. In addition, the Contractor shall hold detailed technical discussions on all aspects of the Customer Satellite design, manufacturing, and testing to the extent reasonably requested by Customer. The Contractor shall give Customer notice of all tests, including without limitation intermediate tests and those of a subsystem level, to be performed hereunder and shall provide Customer Access Personnel such reasonable assistance as they may reasonably require to observe and monitor all testing. The Contractor shall provide Customer copies of all documentation utilized during such meetings, technical discussions or tests, plus a summary of all such meetings, technical discussions or tests where Customer’s personnel were unable to attend.

9.5 Customer employees and Consultants. Notwithstanding the fact that Customer Access Personnel resident at the Contractor’s facility shall be in consultation with the Contractor’s personnel, they remain employees of Customer or other company who directly employs such personnel, and as such, compensation for their activities remains the responsibility of Customer or such other company, and not that of the Contractor.

9.6 Disputes Regarding Access. If access to any Work, information and/or documentation is refused by the Contractor as a result of its interpretation of any applicable license or approval required under any applicable Government Approvals for Access to Work, and Customer disagrees with such interpretation, Customer shall provide the Contractor’s Program Manager with written notification of such dispute and the reasons therefor, and the Parties shall endeavor to resolve such dispute promptly.

10.0 INSPECTION AND FINAL ACCEPTANCE

10.1 Customer Satellites

10.1.1 Factory Acceptance Review (FAR)

(a) Contractor to Conduct a Review of each Customer Satellite Prior to Shipment. Contractor shall conduct a detailed and comprehensive review of each Customer Satellite prior to Contractor’s shipment of the Customer Satellite to the Launch Site or its entering into storage as may be applicable. This review shall be conducted in accordance with the terms of this Article 10.1.1 and the Statement of Work (a “Factory Acceptance Review” or “FAR”, also sometimes referred to as a “Pre-Shipment Review” or “PSR”).

(b) Time, Place and Notice of PSR. The PSR shall take place at Contractor’s facility or Subcontractor’s facility, at Contractor’s discretion. Contractor shall notify Customer in writing on or before ten (10) Calendar Days prior to the date that the Batch of Customer Satellites will be available for the FAR,

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which shall be the scheduled date for commencement of such FAR, and the Customer and its Consultant(s) shall be given the opportunity to participate therein. Contractor agrees that the Customer shall be entitled to review and approve the Work as part of the Factory Acceptance Review and the Customer’s written approval is required before the Contractor may deliver a Batch of Customer Satellites to the Launch Site or storage, as applicable.

(c) Purpose of FAR. The purpose of the FAR shall be to: (i) review test data and analyses for the Customer Satellite; (ii) demonstrate that any defects associated with design, workmanship and testing as contained in the Contractor’s standards and other standards which may have been approved by Customer, have been corrected; (iii) demonstrate that FAR has been Successfully Completed in accordance the applicable requirements of the Statement of Work (except those requirements that have been waived pursuant to Article 10.1.1(d) below) and is therefore ready to be shipped to the Launch Site (or storage, as applicable).

(d) Waivers and Deviations. Contractor shall submit to Customer, or Customer may propose to Contractor, any request for a waiver of, or deviation from, provision(s) of the Statement of Work applicable to the Customer Satellite. Customer shall consider each such request in good faith in accordance with industry standard practices, and shall submit a response within ten (10) Calendar Days. A delayed response shall entitle the Contractor to an equitable adjustment if performance by the Contractor is delayed thereby. A request for waiver or deviation shall be deemed granted only if it has been approved in writing by Customer. Each such waiver or deviation approved by Customer shall be deemed an amendment to the Statement of Work only with respect to the specified Batch of Customer Satellites, permitting such waiver thereof, or deviation therefrom, effective on or after the date of such approval for such Batch of Customer Satellites. In the event that Customer approves any waiver or deviation that has an impact or is reasonably expected to have an impact on the performance, reliability or Service Life of a Customer Satellite, Customer shall be entitled to an equitable reduction in the Contract Price with respect to such waiver to be negotiated in good faith by the Parties.

(e) FAR Inspection. Contractor shall permit a reasonable number of Customer Access Personnel to attend the FAR pursuant to this Article 10.1.1. At Customer’s reasonable request, the Contractor shall reasonably accommodate the participation of relevant Major Subcontractor.

(f) FAR Results. In the event that the FAR demonstrates that the requirements of the Statement of Work are met with respect to the relevant Customer Satellite, Customer shall provide written confirmation to Contractor (within seven (7) Calendar Days after Customer receives written notice of completion of the FAR from Contractor) of its concurrence with the results of the FAR (it being expressly understood that such confirmation does not constitute a waiver of Customer’s right to compel correction of any defects, or any of its

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other rights and remedies as provided for in this Contract), and the Customer Satellite shall be deemed ready for shipment as part of a Batch to the Launch Site.

(g) Correction of Deficiencies after FAR for Initial Customer Satellites. If at any time following completion of FAR of an Initial Customer Satellite (as defined below) and prior to Final Acceptance of such Initial Customer Satellite, it is discovered that an Initial Customer Satellite has or may have a defect or otherwise fails to meet the requirements of Article 10.1.1, as may be modified as of such time pursuant to Article 10.1.1, Contractor shall correct, within the shortest time possible given the type of defect, such defect prior to Final Acceptance in accordance with the applicable terms of this Contract, including the Statement of Work, at its own expense, and Contractor shall, on a commercially reasonable efforts basis, avoid and minimize delays associated with the correction of any such defect. [***].

10.1.2 Final Acceptance of Initial Customer Satellites.

(a) Presentation for Final Acceptance. The first seventy-two (72) Customer Satellites (whether in Batches or individually, as the case may be) (the “Initial Customer Satellites”) shall be presented for Final Acceptance after the Successful Completion of (i) FAR in accordance with Article 10.1.1 and (ii) following Launch as arranged by the Customer, in accordance with the terms and conditions and the Statement of Work, and the submission to Customer of the post-Launch/pre-Final Acceptance information contemplated by the Statement of Work.

(b) Final Acceptance or other Outcomes of Initial Customer Satellites. Customer shall review the post-Launch/pre-Final Acceptance information contemplated by the Statement of Work, and within fifteen (15) Calendar Days:

(i) If such post-Launch/pre-Final Acceptance information shows one or more Initial Customer Satellites has met all specifications as required by the Statement of Work, Customer shall take Final Acceptance of such Customer Satellites, and all provisions of this Contract triggered by Final Acceptance (including under Appendix 1, Payment Milestone Schedule) shall apply.

(ii) If post-Launch/pre-Final Acceptance information shows one or more Initial Customer Satellites has not met all specifications as required by the Statement of Work or some or all of such Customer Satellites are declared a Partial Loss, the Party determining the same shall provide notice of the same to the other Party. The Contractor shall use commercially reasonable efforts to resolve or repair (to the extent feasible) all non-conformances then existing. If all such non-conformances are resolved, Customer shall take Final Acceptance of such Initial Customer Satellites. If all such non-conformances cannot

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be resolved, but the overall functionality of such Initial Customer Satellites is unimpaired, Contractor shall issue a request for waiver, which Customer shall consider in good faith in accordance with industry standard practices and pursuant to the procedure in Article 10.1.1(d). [***]. If such waiver or deviation is accepted, Customer shall take Final Acceptance of such Initial Customer Satellites. If Customer does not take Final Acceptance of such Initial Customer Satellites, the Contractor shall replace such Initial Customer Satellites with new Customer Satellites meeting all required specifications and the Parties shall agree in good faith on a new Delivery Schedule for such new Customer Satellites. If Customer does take Final Acceptance of such Initial Customer Satellites, title shall pass as contemplated by Article 11.0, and the Contractor’s obligations under its various warranties shall apply. In addition, if requested by Customer, the Contractor shall provide a loss investigative report for Customer’s insurers, respond to insurers’ questions and provide briefings to insurers as required.

If prior to or at completion of the In-Orbit Test, one or more Initial Customer Satellites is declared a Total Loss or a Constructive Total Loss, title to the Customer Satellites shall pass as provided in Article 11.1, and the Contractor shall provide a loss investigative report for Customer’s insurers, respond to insurers’ questions and provide briefings to insurers as requested by Customer. Whether or not Initial Customer Satellites are declared a Total Loss or a Constructive Total Loss shall not affect any liquidated damages due for late Delivery under Article 7.4.

10.1.3 Final Acceptance of Satellites not comprising the Initial Customer Satellites. For Customer Satellites not comprising the Initial Customer Satellites, Final Acceptance of such Customer Satellites (whether in a Batch or individually, as the case may be) shall occur within ten (10) Calendar Days after the Successful Completion of the Factory Acceptance Review and Contractor’s delivery to Customer of the certificate in the form of Appendix 8, Satellite Pre-Shipment Completion Certificate and upon delivery of the Customer Satellite (or the Satellite Batch to which a Satellite pertains) to the Launch Site or location to which delivery is to be made following Factory Acceptance Review or upon placement into storage as may be applicable. The Final Acceptance process shall be based on the same approach and same criteria as set forth in Section 10.1.2, but based on Customer’s review the FAR testing results and other pre-Final Acceptance information contemplated by the Statement of Work, and shall take place within fifteen (15) Calendar Days after delivery to Customer of the FAR testing results and other pre-Final Acceptance information.

10.2 Other Deliverable Items

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10.2.1 Final Acceptance following Delivery. All Other Deliverable Items shall be considered presented for Final Acceptance upon Delivery of such Deliverable Items to Customer in accordance with Article 7.0, Delivery; provided however, that Final Acceptance of Equipment or Software installed on a Satellite shall be governed by Article 10.1 and that any open source Software shall be identified as such by Contractor at the time of Delivery. Customer shall provide written notice of Final Acceptance within ten (10) Calendar Days after (i) the Contractor has fulfilled the Contract requirements for the Deliverable Item; and (ii) the Deliverable Item has been delivered at the place specified in the Contract and in a condition conforming to the provisions of the Contract, including the specifications for such Deliverable Item. Upon provision of such notice, all provisions of this Contract triggered by Final Acceptance of such Deliverable Items (including under Appendix 1, Payment Milestone Schedule) shall apply.

10.2.2 Inspection. Unless Customer waives inspection, an Other Deliverable Item shall be inspected by Customer within three (3) Calendar Days after receipt of said Deliverable Item by Customer, and Customer shall promptly notify the Contractor of the results of the inspection. In the event that Customer rejects an Other Deliverable Item, Customer shall include in the notice the specific requirements with which the Deliverable Item fails to comply. In the event the Contractor receives a written notice of rejection from Customer, the Contractor shall, if it is directed to do so by Customer in writing, as promptly as practicable under the circumstances, correct, replace, or repair (at Contractor’s option), at the Contractor’s sole cost, and submit it for re-inspection by Customer. If such inspection confirms that following such correction, replacement or repair the Deliverable Item meets the requirements of this Contract, Customer shall provide written notice of Final Acceptance.

10.3 Final Acceptance has No Effect on Warranties. The inspection, approval or Final Acceptance by Customer with regard to any Customer Satellite or Other Deliverable Item shall not affect the Contractor’s obligations with respect to applicable warranties.

10.4 Use Pending Correction. Until such time that the Contractor completes correction, replacement or repair of a Customer Satellite or other Deliverable Item such that the Deliverable Item meets the requirements of this Contract and Final Acceptance shall have occurred, Customer shall be entitled to use any such Deliverable Item, provided that Customer’s use of such Deliverable Item is consistent with and shall not unreasonably interfere with the Contractor’s obligations to perform a correction, replacement or repair, and provided that Customer must make its Final Acceptance decision or cease use of such Deliverable Item within fourteen (14) Days after the Contractor completes correction, replacement or repair, and provided that Customer has made any requisite payment for such Customer Satellite or Deliverable Item.

10.5 System Acceptance

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10.5.1 Final Acceptance of individual Deliverable Items shall not cause the applicable System Acceptance Event to occur. System Acceptance shall only occur upon a Successfully Completed System Acceptance Test for the applicable System Acceptance Event in accordance with the Statement of Work and confirmation of the same by Customer. [***].

10.5.2 When the Contractor believes the requirements for the applicable System Acceptance Event have been met, it shall provide written notice to Customer, accompanied by the supporting documentation, including the applicable System Tests. Customer shall provide written notice that the applicable System Acceptance Event has occurred after it has conducted a review and the Contractor has fulfilled the Contract requirements for the applicable System Acceptance Event. Upon provision of such notice by Customer, all provisions of this Contract triggered by such System Acceptance Event (including under Appendix 1, Payment Milestone Schedule) shall apply.

11.0 TITLE AND RISK OF LOSS

11.1 Passage of Title and Risk of Loss

11.1.1 Title to Customer Satellites shall pass from the Contractor to Customer when Customer grants Final Acceptance of the Customer Satellites (pursuant to Section 10.1.2(b) for Initial Customer Satellites and Section 10.1.3 for all other Customer Satellites), provided, however, that in the event of a Total Loss or Constructive Total Loss of one or more Customer Satellites following Launch (or attempted Launch), if Customer has not already taken title to such Customer Satellites Customer shall take title to such Customer Satellites immediately prior to the occurrence of the event which caused such Total Loss or Constructive Total Loss as set out in Article 11.1.3.

11.1.2 Risk of loss or damage to all Customer Satellites (including, for the avoidance of doubt, Customer Satellites not comprising the Initial Customer Satellites) shall pass from the Contractor to Customer at the time of Intentional Ignition (and risk of loss or damage shall be on Customer during any interim periods prior to Intentional Ignition that the Customer Satellites are in Customer’s possession and control, reverting back to the Contractor from Customer when the Customer Satellites are in Contractor’s possession or control prior to Intentional Ignition). For Customer Satellites that are being put into storage after Successful Completion of FAR (instead of being launched directly), and remain under the control of Contractor, risk of loss or damage shall remain with Contractor until Intentional Ignition. For Customer Satellites that are being put into storage after Successful Completion of FAR (instead of being launched directly), other than under the control of Contractor, risk of loss or damage shall pass to Customer upon physical delivery at the respective storage facility (and risk of loss or damage shall be on Customer during any interim periods prior to storage that the Customer Satellites are in Customer’s possession and control, reverting back to the Contractor from Customer when the Customer Satellites are in Contractor’s possession or control following

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storage). Prior thereto, any loss or damage to any Customer Satellite shall be at the Contractor’s sole risk and expense (except as noted in the parenthetical in the prior sentence). For the avoidance of doubt, when the Contractor gives possession and control of the Customer Satellites to the Launch provider, the Customer Satellites will no longer be within the Contractor’s possession and control. The Contractor will take back possession and control during Launch, after successful deployment from the Launch Vehicle, until handover.

11.1.3 In the event of a Launch Termination, Contractor shall inspect the Customer Satellites that were to have been Launched and provide Customer with a report on the condition of the Customer Satellites together with a recommendation for replacement or repair, if any is required (with support provided by Contractor that goes beyond what is stated or implied in the Statement of Work being the subject of an equitable adjustment). Customer shall direct Contractor pursuant to Article 16.0, Changes as to how to proceed with any required replacement, repairs or storage. In the event of a Launch Termination, risk of loss or damage to the Customer Satellites that were to have been Launched shall revert back to the Contractor from Customer, in which case Contractor’s cost and expenses (e.g. for insurance) shall be subject to an equitable adjustment; however, the provisions of this Article 11.1.3 shall apply with respect to any loss or damage to any of such Customer Satellites that may have occurred as a result of the Intentional Ignition followed by a Launch Termination. Upon the subsequent Intentional Ignition, risk of loss or damage to such Customer Satellites shall again pass from the Contractor to Customer at the time of such subsequent Intentional Ignition.

11.1.4 The Parties shall cooperate in good faith to ensure that risk of loss or damage with respect to Customer Satellites transfers from the Contractor to Customer in a manner and at a time that does not result in a lack of insurance coverage for the Space Segment at any time between the ground insurance to be provided by the Contractor and the applicable coverage start time for any Launch Insurance policy procured by Customer.

11.1.5 Title and risk of loss or damage to each Other Deliverable Item to be delivered under this Contract (and not installed on a Customer Satellite) shall pass from the Contractor to Customer at the time of Final Acceptance of such Deliverable Item (provided that risk of loss or damage shall be on Customer during any interim periods prior to Final Acceptance that the Other Deliverable Item is in Customer’s possession and control, reverting back to the Contractor from Customer when the Other Deliverable Item is in Contractor’s possession or control). Prior thereto, any loss or damage to any item shall be at the Contractor’s sole risk and expense.

11.1.6 Each Party shall take all reasonable steps to safeguard all Deliverable Items from theft, loss and damage while it is in such Party’s care, custody and control. Deliverable Items shall be deemed to be in the Contractor’s care, custody and control until Delivery has taken place and risk of loss or damage has shifted to Customer or, if earlier, when such items have arrived onsite at the premises of Customer where such Deliverable Items are to be delivered and have been accepted

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for inspection by Customer. Risk of loss of or damage to any Customer-furnished equipment provided to the Contractor shall transfer to the Contractor on its arrival at the Contractor’s premises and remain with the Contractor until it leaves the Contractor’s premises. The Contractor shall not ship any Customer-furnished equipment unless it has written approval from Customer.

11.2 Accounting for Parts

11.2.1 [***].

11.2.2 [***].

11.2.3 [***].

12.0 CONTRACTOR WARRANTIES AND COVENANTS

12.1 Warranties

12.1.1 Basic Warranty on Deliverable Items. The Contractor warrants that all Deliverable Items, including Customer Satellites, Equipment, Components and Software, and Work delivered under this Contract shall (individually and as a whole), at the time of Final Acceptance, be in good working order and free of defects in design, material or workmanship and conform to the applicable specifications and requirements set forth herein or in the Statement of Work, including interoperability with other elements of the Rivada Constellation provided by Contractor (including End-User Satellites) or by the Customer as Customer-furnished items (in the latter case, if agreed so by the Parties in writing), and interconnection among all the Rivada Constellation elements provided by Contractor (including the Space Segment and the Satellite Control Center) or by the Customer as Customer-furnished items (in the latter case, if agreed so by the Parties in writing). All activities to be provided by the Contractor under this Contract and/or in connection to the Work shall conform to the standards and skills customary for a manufacturer using sufficient, experienced and fully qualified personnel to perform the Work. Customer’s sole and exclusive remedies for any breach of this warranty shall be as set out in this Article 12.1.

12.1.2 Duration of Basic Warranty on Customer Satellites. All warranties under this Article 12.1 with regard to each Customer Satellite and Equipment thereon shall extend for a period of twelve (12) months after Final Acceptance of such Customer Satellite (or such lesser period as is explicitly stated in the Statement of Work) (the applicable period being referred to herein as the “Customer Satellite Warranty Period”); provided, however, that any requirements with respect to repair of defects on any Customer Satellite (or Equipment on any Customer Satellite) after Launch of such Customer Satellite shall be limited to Contractor using reasonable commercial efforts to effect those corrections or repairs which can be effected by communication from the ground with the launched Customer Satellite, operational procedures or other work-arounds.

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12.1.3 Duration of Basic Warranty on Other Deliverable Items. All warranties under this Article 12.1 with regard to Other Deliverable Items, including Equipment, Components and Software, shall extend until twelve (12) months after Final Acceptance of such Deliverable Item (or after the System Acceptance Event in which such Deliverable Item is first accepted, if so stated in the Statement of Work) (the applicable period being referred to herein as, for Equipment and all Other Deliverable Items or Software, as such periods may be extended as provided herein including under Article 3.0, the “Hardware Warranty Period”, and for Software, the “Software Warranty Period”).

12.1.4 Repair or Replacement under Basic Warranty. In the case of any breach of this warranty, at any time during the Customer Satellite Warranty Period, the Hardware Warranty Period or the Software Warranty Period, as applicable, and irrespective of prior inspections or acceptances, Contractor shall remedy the non-conformance, at its sole expense (including, but not limited to transportation, insurance, and storage) by repairing or replacing (at Contractor’s option) such non-conforming Deliverable Items to make such Deliverable Item conforming. Notwithstanding the foregoing, any requirements with respect to repair of defects on any Customer Satellite (or Equipment on any Customer Satellite) after Launch of such Customer Satellite shall be limited to Contractor using reasonable commercial efforts to effect those corrections or repairs which can be effected by communication from the ground with the launched Customer Satellite, operational procedures or other work-arounds (for the avoidance of doubt, the parties acknowledge that replacement is likely not feasible after Launch of such Customer Satellite). Customer shall pay for any expenses (including transportation, insurance, storage and Contractor’s labor expended to evaluating the nonconformity) relating to any non-conformance that is determined to not be a result of a breach of Contractor’s warranties.

12.1.5 Corrective Actions based on Failures of Similar Units. Without limiting the obligations of the Contractor under other provisions of this Contract, where the Contractor has provided or is to provide multiple units of one or more Deliverable Items, and if the data available from already-Delivered or installed units or other sources such as Supplier parts alerts or data shows that there is defect in a significant portion of such multiple units, or an expectation that a significant portion of such multiple units may fail to meet the applicable specifications and requirements herein, the Contractor shall, without prejudice to Customer’s other rights and remedies under this Contract, promptly notify Customer of any such deficiency, together with such reasonably supporting detail as is known to the Contractor, and shall, promptly upon written request of Customer, take appropriate corrective measures, at its own expense, to eliminate all such deficiencies including through the replacement of such units (if so requested by Customer). This requirement shall apply regardless as to whether Customer has or has not previously reviewed, inspected or accepted such multiple units or whether some of the units are no longer under warranty under this Contract. For purposes of this Article 12.1.5, “significant portion” means the lesser of [***] of the applicable units, or such number or percentage of units where the result of the failure of that portion of such units would be sufficient to impact adversely the operation of the Rivada Constellation. The

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Contractor shall also conduct a root cause analysis and provide a recovery plan within thirty (30) Calendar Days (or such longer period as authorized in writing by Customer) after such notice to Customer, setting forth corrective measures including if applicable re-engineering to address design or manufacturing deficiencies and demonstrating that the corrective measures proposed by the Contractor shall eliminate all such deficiencies. Customer shall have the right to be an active participant in such corrective measures. Such corrective measures shall be at the expense of the Contractor. If such corrective measures are not successful, Customer shall have the right to require the Contractor to eliminate the deficiencies through the replacement of the multiple units of the defective Deliverable Items unsuccessfully addressed by such corrective measures.

12.1.6 Remedies other than Repair or Replacement. If the Contractor fails to correct or replace defective Deliverable Items, including Equipment, Component, Software or other Deliverable Items, in accordance with the timeframes specified in this Article 12.0, and if none is specified, within a reasonable time after written notice to the Contractor, Customer may, by contract or otherwise, correct or re-procure such defective Equipment, Component, Software or other Deliverable Items, which shall be at the Contractor’s expense by Customer equitably adjusting the Contract Price, so long as such expenses are reasonable, in which event Customer shall provide Contractor with documentation related to the repair or replacement. In the case of defective activities (i.e., services), Customer may, if it so elects at its sole discretion, require the Contractor to re-perform any defective activities where practical to do so.

12.1.7 Cost of Corrective Action. Except as otherwise specified in this Contract, all corrective actions to be taken by the Contractor including under this Article 12 shall be at the Contractor´s cost and expense, including all costs arising from charges for packaging, shipping, insurance, taxes, and other matters associated with corrective actions.

12.1.8 No Release at Final Acceptance. In no event shall the Contractor be released from any of its warranty obligations as set forth herein as a result of any Deliverable Item receiving Final Acceptance.

12.1.9 Right to Assume Work on Satellite Control Center. [***].

12.1.10 Warranty – New Equipment. [***].

12.1.11 Latest Versions. [***].

12.1.12 Certifications, Complies with Law. At the time of Delivery to Customer, all Equipment or Software shall: (1) have received any and all of the certifications and approvals required for the sale of the Equipment or Software to Customer and for its operation and use of the equipment, in all jurisdictions where the same may reasonably be expected to be used, in connection with the Rivada Constellation or in the Field of Use; and (2) comply with all applicable Law relating to health and

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safety (including satellite health and safety), cybersecurity, open source software and orbital debris, and Contractor shall provide a report detailing such compliance; provided that any such requirements enacted under applicable Law after EDC shall be done pursuant to a Change Order issued by Customer to the Contractor).

12.1.13 Minimizing Interruptions. The Contractor shall perform its obligations under this Article in an expeditious manner so as to minimize any interruption or risk of interruption to the functioning of the Rivada Constellation or other satellite systems operated by Customer and its Affiliates.

12.1.14 Warranty Assignments to Customer[***].

12.1.15 Freedom to Contract. [***].

12.2 Customer Satellite Additional Warranties and Covenants

12.2.1 Corrective Actions and Anomaly Support for Customer Satellites. In addition to the warranty provisions of this Article 12.0, the Contractor agrees to provide such support as is reasonably necessary in assisting Customer in investigating, diagnosing and implementing corrective action for the Customer Satellites, whether or not due to any Equipment or Software failure, including any anomaly occurring with or on the Customer Satellites during the Service Life of such Customer Satellites, including but not limited to the support of the Contractor’s Major Subcontractors for which Contractor shall be paid either as additional support under Option 5 or as an equitable adjustment.

12.2.2 Corrective Actions based on other Customer Satellites. Without limiting the obligations of the Contractor under other provisions of this Contract:

(a) if the data available from an in-orbit Customer Satellite, a Customer Satellite which has not been launched or other sources such as Supplier parts alerts or data on comparable satellites show that the Customer Satellites (or Equipment or Software installed thereon) to be delivered under this Contract may fail to meet the applicable specifications and requirements herein at any time during the Service Life of such Customer Satellites and such failure would adversely affect the performance of the Customer Satellites, and/or;

(b) if a parameter of an in-orbit Customer Satellite (or Equipment or Software installed thereon) is drifting towards its design limit prematurely, and such degradation may jeopardize the Service Life of any such Customer Satellite;

the Contractor shall, without prejudice to Customer’s other rights and remedies under this Contract, promptly notify Customer of any such deficiency, together with such reasonably supporting detail as is known to the Contractor, and shall, promptly upon written request of Customer, take appropriate corrective measures, at its own expense, on the Customer Satellite (or Equipment or Software installed thereon) to eliminate any deficiencies (if and to the extent feasible) regardless as to whether Customer has or has not

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previously reviewed, inspected or accepted the Customer Satellites. Customer shall have the right to be an active participant in any anomaly investigation or any corrective measures carried out on the Customer Satellites (or Equipment or Software installed thereon) either prior to or following Launch of the Customer Satellites. For the avoidance of doubt, this paragraph is not intended to include Software Corrections that can readily be (and are) implemented from the ground and that correct the deficiency.

12.2.3 Intentionally Omitted.

12.2.4 Interoperability among Customer Satellites. [***].

12.2.5 Variations among Customer Satellites. [***].

12.3 Other Deliverable Items Additional Warranties and Covenants

12.3.1 Corrective Actions for Other Deliverable Items. Without limiting the obligations of the Contractor under any other provision of this Contract, if Contractor becomes aware that any data or other evidence relating to Equipment or Software provided to Customer pursuant to this Contract as Other Deliverable Items and not installed on a Customer Satellite shows that any such Equipment or Software is at material risk of failing to meet the applicable specifications and requirements herein at any time during the applicable warranty period and such failure would adversely affect the performance of such Equipment or Software, the Contractor shall reasonably promptly notify Customer of any such deficiency, together with such reasonable supporting detail as is known to the Contractor, and shall, promptly upon agreement of Customer and Contractor, acting in good faith, take reasonably appropriate corrective measures, at its own expense (if such data or other evidence is identified during the applicable warranty period), to eliminate any such failures or defects in Equipment or Software Delivered or Deliverable to Customer pursuant to this Contract regardless as to whether Customer has or has not previously reviewed, inspected or accepted the same.

12.3.2 This obligation shall apply to the Contractor whether or not Customer has or has not previously accepted such Equipment or Software. The Contractor shall not wait for any meetings or reviews to notify Customer of any reasonably likely failure to meet the applicable specifications or requirements herein or any defect. Any willful withholding of material information by the Contractor required to be provided under this Contract shall constitute a material breach by the Contractor.

12.3.3 Replacement Units. For any Other Deliverable Items other than Software, including Equipment or other Deliverable Items:

(a) The Contractor shall, while the warranty period for the applicable items is in effect, provide Customer with replacement units to replace failed Other Deliverable Items. The Contractor shall keep in stock or available through suppliers a sufficient number of replacement units (based on reasonable estimates) for such purpose. Replacement units installed or Delivered (as the

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case may be) shall become the property of Customer. Any failed unit returned to the Contractor shall become the property of the Contractor. The replacement hardware installed or Delivered (as the case may be) by the Contractor to Customer shall be as a permanent replacement, not a temporary replacement.

(b) Upon notification to the Contractor that failed Other Deliverable Items (other than Software) or Components thereof need to be repaired or replaced, the Contractor shall Deliver a functioning replacement unit to Customer, and conduct any installation for which the Contractor is responsible promptly upon receipt of the Other Deliverable Items either by the Contractor or by Customer. For any Other Deliverable Items other than Software that are not required to be installed by the Contractor, but instead are being shipped to Customer, the Contractor shall provide Customer with the name of the shipper and the shipment tracking number. Customer shall return the failed unit to the Contractor within a reasonable time following such installation or receipt of such shipment.

(c) The Contractor is responsible for all costs to send failed Other Deliverable Items other than Software to the Contractor and for returning repaired units or replacement units to Customer. Such costs shall include, but are not limited to, packaging as per packaging instructions provided by the Contractor, shipping, insurance and applicable customs brokerage. The Contractor shall bear the risk of loss and expense of Other Deliverable Items other than Software sent to the Contractor for repair and replacement and returned to it by Customer, from the time it is delivered by Customer to the carrier until the repaired or replacement unit is returned to Customer. Customer shall pay for any expenses (including transportation, insurance, storage and Contractor’s labor expended to evaluating the nonconformity) relating to any non-conformance that is determined to not be a result of a breach of Contractor’s warranties.

(d) The warranties described in this Contract are conditioned upon the Contractor and its Subcontractors being given reasonable access, if required, to Customer’s facilities or end use location in order to complete any required repair or replacement.

12.3.4 Time to Replace. The total time to correct and/or replace any Other Deliverable Items (other than Software) or Component thereof shall be a reasonable period of time, given the circumstances and urgency with respect to which the replacement is needed.

12.3.5 Warranty Period for Replacement Units. The warranty period for any repaired or replaced Other Deliverable Items (other than Software) or Components thereof provided by the Contractor shall be for the longer of (i) the remainder of the original warranty period or (ii) one (1) year after the date of Delivery of the repaired/replaced item.

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12.4 Software Warranties and Covenants

12.4.1 Software Warranty. The Contractor shall deliver Software owned by Contractor or Subcontractors (including any Software Corrections and Software Upgrades) and use commercially reasonable efforts to deliver third party Software free of defects, programming errors, bugs, and material defects in manufacturing and workmanship. The Contractor shall use commercially reasonable efforts to incorporate, deliver and/or use Software developed using generally understood and recognized tools, scripts and framework, and open interface specifications, such that all significant items of Software and Software Corrections and Software Upgrades constituting Deliverable Items, including all Software installed on Customer Satellites, controlling Customer Satellites from the ground, or used in connection with the Customer Satellites, can be reasonably maintained, supported, upgraded, and modified from the ground by Customer or a Customer Permitted Sublicensee (as defined in Article14.1.6 below).

12.4.2 Corrective Actions for Software Errors. In addition to the general warranty set forth in Article 12.1, during the Software Warranty Period or extensions thereof the Contractor shall use commercially reasonable efforts to correct Software errors and bugs, and provide any patches or updates required to bring the Software in conformance with the applicable specifications and requirements set forth herein (collectively, “Software Corrections”), in each case at no cost to Customer. All Software Corrections shall be tested to bring the Software in conformance with the applicable specifications and requirements set forth herein prior to release.

12.4.3 Software Repair & Replacement Process. The following requirements are intended to expand (without duplication) on the requirements of Article 12.4.2, and Contractor shall use commercially reasonable efforts to comply with the same:

(a) If a problem with the use or operation of any Other Deliverable Items appears to be the result of defective or nonconforming Software, the Contractor shall promptly investigate or provide a workaround for the defect or nonconformity in the Software in accordance with the provisions of this Article 12.4.3.

(b) The Contractor shall first attempt to diagnose and remedy the defect or nonconformity at the Contractor’s own facilities and shall provide Customer with a summary of all available test results including regression test results.

(c) If the Contractor determines that any Software defect or nonconformity can be diagnosed or remedied more effectively at Customer’s own facilities, or some other location, the Contractor shall at its own expense, diagnose and remedy the Software defect or nonconformity at such other location in a way calculated to minimize interference with Customer’s use of such facilities.

12.4.4 Software Warranty – no Malicious Code. Contractor represents, warrants and covenants that:

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(a) Contractor shall deliver all Software owned by Contractor or Subcontractors (including any Software Corrections and Software Upgrades incorporated into a Deliverable Item (other than off-the shelf software purchased by the Contractor in good faith) and use commercially reasonable efforts to deliver third party Software free of any “time-bombs”, “worms”, viruses, “Trojan horses”, “protect codes,” “data destruct keys,” Disabling Code or other programs or programming devices that can used to, improperly access, modify, delete, damage, deactivate/disable (other than for protecting the safe operation of the Space Segment) any software, hardware, or data of Customer, or prevent the required functionality or operation of the Software (including any Software Corrections and Software Upgrades) or any Deliverable Items (collectively, “Malicious Code”); and

(b) the Contractor shall not, without the prior written consent of Customer, insert into any Software (including any Software Corrections and Software Upgrades) or Deliverable Item, any code that is intended to have the effect of allowing “back door” access, disabling or otherwise shutting down (other than for protecting the safe operation of the Space Segment) any computer program, or monitoring the content of all or any portion of the communications activities provided by the Customer satellite system (collectively, “Disabling Code”).

12.4.5 Software Support –Malicious Code. If any Malicious Code (other than Disabling Code that is authorized by Customer pursuant to the prior paragraph) is present in the Software (including any Software Corrections and Software Upgrades) upon delivery of such Software, Software Correction or Software Upgrade or any such item replaced during the warranty period, or at any time during the warranty period, the Contractor shall remove the Malicious Code, perform a damage assessment and assist Customer in reducing the effects of the Malicious Code, and assist Customer with mitigating and restoring any such losses of operational efficiency or data that arise as a result of the Malicious Code, all at the Contractor’s expense. Notwithstanding, Contractor shall not, except pursuant to Customer’s written consent given at the time, invoke any Disabling Code at any time (which is not intended to preclude automatic shut down for the purpose of protecting the safe operation of the Satellite), including upon expiration or termination of the Contract (in whole or in part) for any reason.

12.4.6 Software on Customer Satellites. The Contractor represents and warrants that unless specified otherwise in the Statement of Work or by agreement of the Parties in writing, Software installed on Customer Satellites shall be modifiable, and all required Software Corrections and Software Upgrades shall be capable of being performed, from the ground, to the same extent when Customer Satellites are in orbit as before they were launched.

12.4.7 Escrow of Software Work Product Source Material. The Contractor shall transfer on a quarterly basis, and/or at such times as reasonably requested by Customer, the Source Code and Object Code associated with the then-current version of all

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Software developed or modified as part of the Work (whether final or interim versions), including without limitation, all Operations Software/IP and User Terminal Software/IP and all documentation, flow charts, diagrams, roadmaps, developer notes and other related materials in possession or control of the Contractor (collectively, the “Work Product Source Material”) in the manner and format requested by Customer to a managed repository or escrow via a virtual private network that can compile, execute and perform testing on the Software when received, and that shall do the same upon request of Customer and at its expense, if so designated by Customer. In the event the Work Product Source Material, or any portion thereof, is not available to be transmitted electronically to the escrow, the Contractor shall provide tangible copies of such Work Product Source Material, or applicable portion, to the escrow agent. Customer shall have the right to access and use (including to copy, perform, make derivative works from and otherwise exploit) the relevant Work Product Source Material held by the repository or escrow designee(s), in the event of (i) a Contractor bankruptcy or insolvency, and (ii) any material failure of the Contractor or any Subcontractors to perform Work in accordance with this Contract relating to Software included in the Work, unless the Contractor can provide adequate assurances to Customer that it will be able to cure the non-compliant performance within a reasonable time and at its own expense. The Parties will jointly select an escrow repository within sixty (60) Days after the Effective Date and use commercially reasonable efforts in good faith to agree to a customary escrow agreement.

12.4.8 Personnel to Support Software Work Product Source Material. [***].

12.4.9 Software Upgrades. The Contractor shall make upgrades, enhancements and feature releases (collectively, “Software Upgrades”), whether acquired by the Contractor from a subcontractor, licensor, supplier or vendor of Software or developed by the Contractor or a Subcontractor, available to Customer during the Software Warranty Period and extensions thereof at commercially reasonable prices.

12.4.10 Licenses for Software; SaaS. Unless specified otherwise in the Statement of Work or by agreement of the Parties in writing, all Software Delivered under this Contract (including Software acquired from third parties) shall be provided under licenses that are perpetual and irrevocable, subject only (in the case of Software acquired from third parties other than Subcontractors) to the payment of annual or other maintenance, use, license or fees to the Software vendor as and to the extent provided in Article 12.4.12 and without any markup, add-on or margin payable direct or indirectly by Customer to the Contractor or any Subcontractor. In the case of all Software that is provided as a service, or “SaaS”, Contractor will use reasonable commercial efforts to ensure that the contract for the provision of such SaaS shall have a term extending at least five (5) years beyond the expected service life of the Software, subject only (in the case of Software acquired from third parties other than Subcontractors) to the payment of annual or other maintenance, use, license or fees to the Software vendor as and to the extent provided in Article 12.4.12 (and without markup, as provided above in this paragraph) and to earlier

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termination upon replacement of such SaaS with upgraded Software subject to a similar SaaS arrangement.

12.4.11 Source Code. [***].

12.4.12 License Fees for Software and Other Deliverable Items; SaaS. During the Software Warranty Period or extensions thereof, the Contractor shall timely pay all maintenance, use, license and similar fees due with respect to all Software (including all Software that is provided as a service, or “SaaS”) and other Deliverable Items. To the extent Customer is required to pay any amounts to the suppliers of Software and other Deliverable Items in order to be able to use the same, the Contractor shall reimburse Customer for all such amounts. When each item of Software and other Deliverable Items subject to any such maintenance, use, license and similar fees is Delivered, the Contractor shall also Deliver to Customer a detailed description of such fees. On an annual basis (or more often if reasonably requested by Customer), the Contractor shall provide a schedule of all such fees for all Software and other Deliverable Items.

12.4.13 Open Source Software. Contractor shall exercise commercially reasonable efforts to ensure that (i) all Software Delivered under this Contract (including Software acquired from third parties) that is made available under an Open Source Software (OSS) license shall be identified as such by Contractor at the time of Delivery, and (ii) the OSS License does not require the Contractor, Rivada or any other user of such Software to apply the terms and conditions of the OSS license to any of the other Work or Deliverables under this Contract. If the OSS License does include any such requirement, the Contractor may not include the Software covered by such license as a Deliverable under this Contract or use such Software under this Contract for any purpose or in the performance of the Work. Notwithstanding anything to the contrary herein, none of the [***] shall include any Open Source Software without approval by Customer (not to be unreasonably withheld) or be subject to an OSS License.

For purposes of this Subsection, “Open Source Software” means Source Code and Object Code owned by a third party but made available worldwide under the terms and conditions of an open source software license in accordance with the principles of any open source software initiative (whether under applicable Law, contract, agreement, convention or similar arrangement).

12.5 Obsolescence Protection

(a) As part of the warranties in this Article 12.0, the Contractor warrants that all material Other Deliverable Items, including Equipment, Components and Software, are not in the process of being discontinued by the manufacturer or supplier thereof, and are not reasonably expected to be discontinued by the manufacturer or supplier thereof within twenty-four (24) months of their scheduled Delivery dates.

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(b) To the extent that at any time during the Service Life of any Customer Satellites any Equipment, Components or Software become reasonably expected within twenty four (24) months to be discontinued by the manufacturer or supplier thereof, to no longer be available for purchase or to cease to be covered by a standard service and repair plan by such manufacturer or supplier (an “End of Life Event”), the Contractor shall promptly notify Customer and provide such information relating thereto as is reasonably requested by Customer.

(c) If an End of Life Event occurs during the Hardware Warranty Period or Software Warranty Period, as applicable, including any extensions thereof, unless otherwise elected by Customer in writing, within a reasonable time after receiving such notice and information, the Contractor shall replace such Equipment, Components or Software subject to the End of Life Event with other Equipment, Components or Software of equivalent form, fit and function that are not subject to an End of Life Event. All costs resulting therefrom, including costs associated with the Equipment, Components or Software subject to the End of Life Event, shall be at the expense of the Contractor. For the avoidance of doubt, Equipment, Components or Software on any launched Customer Satellite is excluded from this provision except in the case of Software that can be replaced from the ground.

(d) If an End of Life Event occurs during the Service Life of any Customer Satellites but after the Hardware Warranty Period or Software Warranty Period, as applicable, including any extensions thereof, the Contractor or its Subcontractors shall offer to replace such Equipment, Components or Software subject to the End of Life Event with other Equipment, Components or Software of equivalent form, fit and function that are not then subject to an End of Life Event at a price to Customer not to exceed the Contractor’s actual cost to acquire the replacement Equipment, Components or Software plus a margin of [***]. For the avoidance of doubt, Equipment, Components or Software on any launched Customer Satellite is excluded from this provision except in the case of Software that can be replaced from the ground.

(e) In addition, if an End of Life Event occurs during the Service Life of any Customer Satellites, the Contractor shall ensure that Customer may place at least one additional order prior to the Contractor being unable to sell and support the applicable Equipment, Components or Software (“Final Order”). Customer shall notify the Contractor of its intent to place any Final Orders within thirty (30) Calendar Days of receiving notice of the End of Life Event and shall give the Contractor a monthly forecast of the Components that Customer shall buy. The price to Customer with respect to such Final Order shall not exceed the Contractor’s actual cost to acquire the Equipment, Components or Software plus a margin of [***].

12.6 Training

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The training and other activities the Contractor provides pursuant to this Contract shall conform to reasonable, professional standards of industry practice for work similar in type, scope, and complexity to the Work. All training shall be conducted in English by experienced personnel of the Contractor, or by third parties accredited by the Contractor. Training shall be conducted at a level that can be reasonably understood by Customer’s trainees (who shall be of an appropriate technical and experience level for the given training hereunder) and shall include appropriate and comprehensive training documentation. The documentation may be copied by Customer for distribution to its employees, Consultants, and users of the Rivada Constellation that have a need-to-know the subject information for the purpose of operating, using or maintaining any or all portions of the Rivada Constellation. In the event of any breach of this warranty, the Contractor shall re-perform the non-conforming elements of the training.

12.7 DISCLAIMER OF OTHER PRODUCT WARRANTIES. Except for the Product warranties set forth in this Section 12, Contractor makes no warranty whatsoever with respect to the goods, including any (a) warranty of merchantability; or (b) warranty of fitness for a particular purpose whether express or implied by law, course of dealing, course of performance, usage of trade, or otherwise.

13.0 DATA AND DOCUMENTATION RIGHTS

13.1 Definition. “Data and Documentation”, for purposes of this Contract, means the Deliverable Items consisting of data and documentation to be provided by the Contractor to Customer in accordance with Attachment 1, Statement of Work.

13.2 License to Data and Documentation. The Contractor agrees to and does hereby grant to Customer and its Affiliates (in addition to the licenses and rights granted under Article 14.0, Intellectual Property Rights; IP Indemnity), a fully paid up, perpetual, irrevocable, non-exclusive right and license to use and modify, adapt, make, have made, import, display, distribute, sell, offer for sale or otherwise exploit, throughout the world and without payment of additional compensation to the Contractor, Data and Documentation, in each case solely within the Permitted Licensed Use and in support of or in connection with the operation of the business of Customer within the Permitted Licensed Use. Subject to all the applicable terms and conditions of this Contract, Customer may also provide Data and Documentation to its Consultants, contractors, subcontractors and as otherwise as required for the success of the program and in compliance with law, and Customer may also provide Customer Satellite payload as well as any other data and information related to the Rivada Constellation to its customers, subject to such Consultants’ and Customer’s customers’ prior written agreement, in favor of both Customer and the Contractor, not to make any further disclosure and to use the Data and Documentation in accordance with the terms of this Article 13.0 only if and to the extent in compliance with Ex-Im Laws and Sanctions. Customer may also transfer its rights to Data and Documentation in whole or in part to entities acquiring interests in the Rivada Constellation (including security interests) which are not direct competitors of the Contractor with respect to the manufacture of LEO satellites, subject to such

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assignees’ prior written agreement, in favor of both Customer and the Contractor, not to make any further disclosure and to use the Data and Documentation in accordance with the terms of this Article 13.0 only if and to the extent in compliance with Ex-Im Laws and Sanctions.

(a) Right to Copy. In addition, Customer shall have a non-exclusive right to copy for use in connection with any Deliverable Items delivered under this Contract, any Data and Documentation which is required to be furnished to Customer; provided that if any of the foregoing Data and Documentation is copyrighted, the Contractor hereby grants to Customer the royalty-free right to copy such copyrighted material to the extent that the Contractor now has or hereafter acquires the authority to grant such right to make copies to others. Where the Contractor is not as at the date of such request from Customer, entitled to license the copying of the relevant item of Data and Documentation to Customer, the Contractor undertakes to use commercially reasonable efforts to procure such permission from the relevant third party, and to notify Customer once such permission has been obtained. Customer shall apply an appropriate copyright notice to all copies of such copyrighted Data and Documentation.

(b) Notification Required re Copyrighted Material. At the time that any Data and Documentation is furnished under this Contract to Customer, the Contractor shall notify Customer in writing of the inclusion in the furnished material of any such amount of copyrighted material or other material with respect to which the Contractor is not entitled to grant the right to make copies to others, provided that such limitation shall not apply to any Data and Documentation that is a Deliverable Item or otherwise required to meet the requirements of this Contract or where such Data and Documentation cannot legally be subject to any such limitations.

13.2.2 Accuracy of Data and Documentation. The Data and Documentation delivered under this Contract shall be provided in English, shall be accurate and complete to Contractor’s knowledge after commercially reasonable review or investigation, and reflect the “as-built” status for: (1) the Space Segment, as at the date of its Final Acceptance; and (2) in respect of any other Deliverable Item, as at the date of the Final Acceptance of such item.

13.3 Confidentiality of Data and Documentation. All Data and Documentation, and any lists thereof, shall be treated as confidential by the Parties and subject to the confidentiality provisions of Article 35.0, Release of Information and Confidentiality.

If Customer concludes that any Data and Documentation furnished by the Contractor is not proprietary or has not been properly marked in accordance with Article 35.0, Release of Information and Confidentiality, it may notify the Contractor in writing of its conclusions and the Contractor shall have thirty (30) Calendar Days to respond in writing. If the Contractor agrees with Customer’s conclusions in a written response, Customer shall be entitled thereafter to modify, remove, obliterate, or ignore any such

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marking with respect to the agreed upon document. If the Parties are unable to come to agreement as to the proper markings of such Data and Documentation, any such disagreement shall be subject to arbitration under Article 26, Arbitration.

13.4 Additional Data and Documentation. If prior to the date that is three (3) years after the Successful Completion of the applicable final System Acceptance Event (depending upon the Options exercised by Customer) Customer requests from the Contractor in writing additional items of data and documentation (i) prepared by the Contractor under Attachment 1, Statement of Work or otherwise in connection with the Work, whether or not such additional items of data and documentation are Deliverable Items, or (ii) which are the subject of or covered by the license or licenses granted under Article 14.0, the Contractor shall reasonably promptly provide such additional items of data and documentation to Customer to the extent such items are in Contractor’s possession or control. All such additional items of data and documentation shall be at the Contractor’s cost (except for non-customary or extraordinary efforts by Contractor, for which Contractor shall be paid) and shall be considered Data and Documentation for all purposes of this Contract, notwithstanding that such items were not Deliverable Items, and among other things shall be deemed included in the license or licenses granted under this Article 13.0.

13.5 Survival. The license or licenses granted under this Article 13.0 shall survive the completion or termination of this Contract with (in the case of termination prior to completion) the limitations set out in this Article 13.5. In the event this Contract is terminated under Article 22.0 (Termination for Default of Contractor), use of Contractor Background IP shall be limited to completion of the Work not yet performed under this Contract, whether by Customer or by any successor contractors, and after such completion use in support of or in connection with the operation of the business of Customer or its Affiliates within the Field of Use. In the event this Contract is terminated prior to completion for reasons other than for Contractor’s default, the license or licenses granted under this Article 13.0 shall be limited to the use of Data and Documentation as necessary for the use of Deliverable Items for which Contractor has received compensation.

14.0 INTELLECTUAL PROPERTY RIGHTS; IP INDEMNITY

14.1 Ownership of Intellectual Property Rights

14.1.1 As between the Parties and their respective Affiliates, the Contractor shall own and retain all right, title and interest in and to the IPR in any Contractor Owned IP.

14.1.2 As between the Parties and their respective Affiliates, Customer shall own and retain all right, title and interest in and to the IPR in any Customer IP.

14.1.3 The Contractor agrees to assign, and hereby assigns to Customer, any right, title and interest the Contractor may have in and to any Customer IP. The Customer agrees to assign, and hereby assigns to Contractor, any right, title and interest the Customer may have in and to any Contractor IP. The Customer grants to Contractor

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a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable license, with the right to use, maintain, reproduce, perform, adapt, distribute and modify, with the right to grant sublicenses, any Customer IP developed by or on behalf of the Contractor and jointly with Customer or Customer Parent or Affiliates of Customer Parent.

14.2 Licenses of Contractor Intellectual Property Rights

14.2.1 The Contractor hereby grants to Customer a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable license, with the right to use, maintain, reproduce, perform, adapt, distribute and modify Contractor Licensed IP to make, have made, use, import, sell, offer for sale or otherwise exploit, provide, distribute or dispose of (in each case, directly or indirectly) products of any kind, and to provide, use, offer to sell, or sell (in each case directly or indirectly) services of any kind, in each case solely within the Permitted Licensed Use and in support of or in connection with the operation of the business of Customer within the Permitted Licensed Use. The Contractor shall promptly disclose and provide to Customer any enhancements or updates to Contractor Licensed IP made during the term of this Contract, as such enhancements or updates become available. In addition, any commercial use of Contractor’s Trademarks included in Contractor Licensed IP shall be subject to Contractor’s prior written approval and shall, at all times, comply with Contractor’s quality standards. Any deviation or deficiency from such quality standards shall be promptly corrected by Customer. The foregoing license may be assigned by Customer to a purchaser or acquirer of the entire or substantially all of the business of Customer related to this Contract.

14.2.2 For the avoidance of doubt, to the extent that the above license in Article 14.1.5 to Contractor Licensed IP includes Contractor Background IP incorporated into a Deliverable Item, such license shall not imply Delivery of other items and/or tools in addition to the Deliverable Item itself.

14.2.3 Customer may grant sublicenses under or in connection with the license in Article 14.1.5 to its Affiliates, customers (or others owning or operating End-User Satellites), distributors, Consultants, contractors and subcontractors (“Customer Permitted Sublicensees”), in each case solely within the Permitted Licensed Use and in support of or in connection with the operation of the business of Customer or its Affiliates within the Permitted Licensed Use under the applicable terms and conditions of this Contract. Customer shall be, at all times, responsible for the acts and omissions of all Customer Permitted Sublicensees.

14.2.4 Subject to Customer and Customer Permitted Sublicenses complying with the terms and conditions hereof, the Contractor hereby covenants that: (i) Customer and Customer Permitted Sublicensees shall have the royalty-free, worldwide, perpetual and irrevocable right to use Contractor Licensed IP within the Permitted Licensed Use; and that (ii) the Contractor shall not sue or otherwise attempt to enforce against Customer or any Customer Permitted Sublicensees any of its rights with respect to Contractor Licensed IP, which the Contractor now holds or which the Contractor

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may acquire hereafter, that pertains to the Permitted Licensed Use and is used in support of or in connection with the operation of the business of Customer or Customer Permitted Sublicensees within the Field of Use. The Contractor waives any claim it may have with respect to any patent, copyright, trade secret or other industrial or proprietary rights of the Contractor against Customer or any Customer Permitted Sublicensees arising out of the use of Contractor Licensed IP in such manner.

14.2.5 Customer grants to the Contractor and any of its Affiliates and Subcontractors performing any part of the Work, specifically and for the sole purpose of performance of the Contractor’s obligations under this Contract and during the continuation of this Contract, a non-exclusive, worldwide, free of charge, non-transferable right to use Customer IP.

14.3 Specific Licenses of Intellectual Property Rights

14.3.1 Subcontractors

The Contractor agrees that, to the extent it engages or retains Subcontractors or other third parties to perform any Work under or related to this Contract, it shall ensure that all Major Subcontractors shall and Contractor shall use commercially reasonable efforts to cause other Subcontractors or other third parties provide a grant of such rights as are required to provide Customer and Customer Permitted Sublicensees with all of the rights and benefits Customer and Customer Permitted Sublicensees would have received under this Article 14.0 if the Work had been performed by the Contractor.

14.3.2 Operations and User Terminal Software/IP and Support

To the extent not duplicative of the license grant in Articles 14.1.5, 14.1.6 and 14.1.7, the Contractor hereby grants, and/or shall ensure that all Major Subcontractors shall and Contractor shall use commercially reasonable efforts to cause each of the other Subcontractors providing the Operations Software/IP or the User Terminal Software/IP constituting Contractor Owned IP to grant, to Customer and Customer Permitted Sublicensees a worldwide, non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable right and license (for use in the Permitted Licensed Use) (1) to use, maintain, adapt, perform, distribute and modify such Operations Software/IP or the User Terminal Software/IP as the case may be, including in the case of the Operations Software/IP at the various installation sites of Customer or Customer Permitted Sublicensees, including those installation sites operated for Customer by third parties under contract with Customer or Customer Permitted Sublicensees, for the purpose of controlling and operating the Rivada Constellation, End-User Satellites or Subsequent Related Generations, and including in the case of the User Terminal Software/IP for the design, adaptation, development, manufacture, performance, distribution, offer for sale, sale and use of user terminals, \and ancillary products or services, and (2) to reproduce such Operations Software/IP or the User Terminal Software/IP as the case may be for

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the purposes of safekeeping (archives) or backup, provided that all copyright notices and proprietary markings are reproduced on all copies. The Contractor shall provide to Customer (which Customer may provide to Customer Permitted Sublicensees) all reasonably related technology, support and information, including without limitation, the software environment and related documentation, sufficient for Customer (or Customer Permitted Sublicensees) to maintain and modify the software.

The Operations Software/IP or the User Terminal Software/IP as the case may be (in Object Code and Source Code format) constituting Contractor IP and the documentation are trade secrets of the Contractor, the Operations Software/IP Subcontractor(s) or the User Terminal Software/IP Subcontractor(s) as the case may be. Customer agrees to preserve such Operations Software/IP or User Terminal Software/IP in confidence, and may only disclose the Object Code or Source Code of such Operations Software/IP or the User Terminal Software/IP to Customer Permitted Sublicensees which have Customer’s permission to operate the same on behalf of Customer and who have agreed in writing with Customer and the Contractor to use the Operations Software/IP only in accordance with these restrictions. Customer may also transfer or sublicense its rights and license to the Operations Software/IP or the User Terminal Software/IP in whole or in part to Customer Permitted Sublicensees or entities acquiring interests in the Rivada Constellation (including security interests) which are not direct competitors of the Contractor with respect to the manufacture of LEO satellites, subject to such assignees’ prior written agreement, in favor of both Customer and the Contractor (in the case of constituting Contractor IP), to comply with the restrictions on such license set forth in this Article 14.0, only if and to the extent in compliance with Ex-Im Laws and Sanctions. Any such assignment shall be subject to all the applicable terms and conditions of this Contract.

Customer shall undertake reasonable, industry accepted measures to safeguard from theft, loss and disclosure to others all Operations Software/IP or the User Terminal Software/IP delivered hereunder constituting Contractor IP. The Contractor shall take appropriate action by instruction and agreement with its employees and Consultant(s) and assignees, which are permitted access to such Operations Software/IP or the User Terminal Software/IP, to bind them to the restrictions and obligations herein.

14.3.3 Vendor-Provided Software

Except as otherwise specified herein, Software which is developed by a third party other than the Contractor and Subcontractors or is developed other than as part of the Rivada Program (and therefore does not constitute Contractor Owned IP or Customer IP) shall be provided to Customer in accordance with the particular third party’s usual software license agreement and without further payment by Customer. Such license agreement shall be provided to Customer upon installation of such Software and shall, in any event, grant to Customer a fully paid-up, royalty-free right and license to use such Software for the purposes of this Contract and for the full life of the Rivada Constellation including all Customer Satellites and Other

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Deliverable Items. Customer agrees to use such Software only in accordance with the provisions of such software license agreement. In order to facilitate Customer’s control of architecture, standards and plans under the program, the Contractor shall use commercially reasonable efforts to evaluate any third party Software and Equipment selected for the Rivada Program to determine whether such third party Software and Equipment will adversely affect the Rivada Constellation or End-User Satellites and environment or ability to interface with and use the Software, Equipment and/or systems of third parties within the Rivada Program, and can readily be replaced with commercially available substitute products.

14.4 Intellectual Property Indemnity

14.4.1 The Contractor shall indemnify and hold harmless Customer and its Affiliates, their successors and assignees, and their respective Directors, officers, employees, agents, contractors and subcontractors, and Consultants (collectively, the “Customer IPR Indemnitees”), or any of them, from and against any third-party demands, claims, actions and proceedings, and the resulting losses, damages, liability, fines, penalties, costs, and expenses (including attorney’s fees with interest, expenses and disbursements and other legal and similar costs), based on an allegation that the design, adaptation, manufacture provisioning, operation, support, and/or maintenance of, or communication with, any Deliverable Item or any part thereof or any Contractor Licensed IP (including the Operations Software/IP or the User Terminal Software/IP constituting Contractor IP) or the normal intended use, lease, performance, distribution or sale of any Deliverable Item or any part thereof or any Contractor Licensed IP (including the Operations Software/IP or the User Terminal Software/IP constituting Contractor IP) infringes any third party’s Intellectual Property Rights or alleging unauthorized use or disclosure of any confidential, proprietary or technical information in respect of the Work performed under the Contract (“Intellectual Property Claim”).

14.4.2 The Contractor agrees to resist, defend or settle (in the manner prescribed in this Article 14), at its own expense, any demand, claim, action or proceeding for royalty payments or for other relief against the Customer IPR Indemnitees, based on any of the allegations set out in Article 14.3.1. Subject to any limitations contained herein, the Contractor agrees to pay any royalties, liabilities and other costs (including court costs and legal fees) related to the settlement of such demand, claim, action or proceeding and to pay any damages, costs or other sum finally awarded to or provided in settlement to such third party as a result of such demand, claim, action or proceeding. Customer agrees to provide the Contractor with prompt written notice of any such demand, claim, action or proceeding. The Contractor shall have the right to control the defense of any such proceeding once it has acknowledged its obligation to pay and indemnify under this Article 14.3, provided that the Customer IPR Indemnitees, at their own cost, may be represented by counsel to provide them with independent advice, and to require the Contractor to consult with and keep advised, such counsel. Where the Customer IPR Indemnitees are so represented, counsel for the Contractor shall keep the Customer IPR Indemnitees’ counsel informed of each step in any such action or proceeding. Customer, at its

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own cost, shall provide all the necessary cooperation as requested by Contractor in defense of any applicable Intellectual Property Claim. The Contractor shall not be entitled to enter into any agreement with the claimant without Customer’s written consent in its sole discretion with respect to any limitations on Customer’s business or operations and otherwise which shall not be unreasonably withheld, delayed, or conditioned.

14.4.3 Each Party agrees to promptly provide the other Party with written notice of any infringement demand, claim, request, proceeding or action against the Contractor or Customer, as the case may be, arising in connection with any element of the Work or technology incorporated into the Work provided under this Contract.

14.4.4 In the event that, as a result of any such demand, claim, action or proceeding, the manufacture, use, lease or sale of any Deliverable Item or Component thereof is enjoined, the Contractor agrees to utilize commercially reasonable efforts to:

(a) negotiate a license or other agreement with the plaintiff, so that such Deliverable Item or Component is no longer subject to such injunction; or

(b) modify suitably such item or substitute a suitable item therefor, which modified or substituted item is not subject to such injunction and to extend the provisions of this Article thereto; or

(c) resolve the matters so that the injunction no longer applies to or negatively affects Customer.

14.4.5 Intentionally Omitted.

14.4.6 The indemnity contained in this Article 14.0 shall not apply where the Contractor can show that the infringement or alleged infringement which is the subject of the claim in question resulted from a modification or addition to any item after Final Acceptance which Customer requested in writing to be carried out by an entity other than the Contractor, or which was carried out by Customer itself, and which, in either case, (x) did not arise from (i) breach by the Contractor under the Contract; or (ii) a specific recommendation by the Contractor made in writing. In addition, the Contractor shall have no liability arising from: (a) the combination of any item or part provided in the Work with any other item or part not provided, recommended or approved by the Contractor (except for combinations reasonably contemplated or within the scope of the intended use of the Work), where the infringement claim would not have arisen but for such combined use; or (b) the use by Customer of an item or part provided in the Work in practicing any process not completely practiced by such item or part, unless such process is provided, recommended or approved by the Contractor or is reasonably contemplated or within the scope of the intended use of the Work.

14.5 Enforcement, Perfection and Prosecution of Rights

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14.5.1 The Contractor shall have the sole and exclusive right, at its sole discretion, on its own behalf and expense, to institute, prosecute and control any action or proceeding relating to the prosecution, perfection or enforcement of any rights in or to the Contractor Owned IP. Customer shall provide commercially reasonable cooperation as reasonably deemed necessary by the Contractor to prosecute, perfect, record, assign or pursue such rights, including signing documents reasonably deemed necessary by the Contractor to accomplish the foregoing, and participating in any patent prosecution proceedings or patent litigation proceedings. The Contractor shall retain all amounts, registrations, and benefits recovered in connection with the prosecution or enforcement of any Contractor Owned IP.

14.5.2 Customer shall have the sole and exclusive right, at its sole discretion, on its own behalf and expense, to institute, prosecute and control any action or proceeding relating to the prosecution, perfection or enforcement of any rights in or to the Customer IP. The Contractor shall provide commercially reasonable cooperation as reasonably deemed necessary by Customer to prosecute, perfect, record, assign or pursue such rights, including signing documents reasonably deemed necessary by Customer to accomplish the foregoing, and participating in any patent prosecution proceedings or patent litigation proceedings. Customer shall upon written request reimburse the Contractor for any out-of-pocket costs (but not internal or overhead expenses) related to such cooperation. Customer shall retain all amounts, registrations, and benefits recovered in connection with the prosecution or enforcement of any Customer IP.

14.6 No Other Rights

14.7 Nothing in this Article 14.0 shall be construed as granting either Party, by implication, estoppel or otherwise, any assignment, license or other right under any Intellectual Property Rights, except for those rights expressly granted to Customer and the Contractor pursuant to this Contract. All other rights to each Party’s Intellectual Property are reserved to such Party.

14.8 Except as expressly provided in this Article 14.0, nothing in this Article shall entitle Customer to sublicense to any third party other than the Customer Permitted Sublicensees or permit or authorize Customer, Customer Permitted Sublicensees or any third party to copy, use, distribute, reverse engineer or make derivative works of any Software, Data and Documentation, or other copyrighted materials provided.

14.9 Survival

This Article 14.0, and the license or licenses granted under this Article 14.0, shall survive the completion or termination of this Contract with (in the case of termination prior to completion) the limitations set out in this Article 14.6. In the event this Contract is terminated under Article 22.0 (Termination for Default of Contractor), use of Contractor Licensed IP containing Contractor Background IP shall be limited to completion of the Work not yet performed under this Contract, whether by Customer or by any successor contractors, and after such completion use in support

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of or in connection with the operation of the business of Customer or its Affiliates within the Permitted Licensed Use. In the event this Contract is terminated prior to completion for reasons other than for Contractor’s default, the license or licenses granted under this Article 14.0 shall be limited to the use of Contractor Licensed IP as necessary for the use of Deliverable Items for which Contractor has received compensation.

15.0 KEY PERSONNEL

15.1 The Contractor shall assign properly qualified and experienced personnel to the program contemplated under the Contract. Personnel assigned to the following positions shall be considered “Key Personnel”:

(a) Contractor’s program manager,

(b) Contractor’s contracts manager,

(c) System technical lead,

(d) Space Segment technical lead.

Customer may add up to three (3) additional “Key Personnel” in consultation with the Contractor. The Contractor shall provide a chart to Customer of the program Key Personnel and shall keep such chart current. At the reasonable request of Customer, the Contractor shall consider in good faith replacing specified Key Personnel with other qualified and experienced personnel.

15.2 In the event that an employee included in the list of Key Personnel becomes unavailable for work under the Contract, the Contractor shall replace such employee with a person of substantially equivalent qualifications and abilities.

16.0 CHANGES

16.1 Right to Direct Changes. Customer may, at any time after EDC, by written change order issued by Customer to the Contractor:

(a) Order Work in addition to the Work provided for herein within the general scope of this Contract, if technically feasible; or

(b) Dispense with or change the whole or any part of the Work or schedules provided for herein or as ordered pursuant to Article 16.1(a) above; or

(c) Order additional design Work or change the System Specification or major elements of any other specification; and,

the Contractor shall perform the Work in accordance with such orders, dispensations and changes as if the same had appeared in and formed part of this Contract (“Change Order. For the avoidance of doubt, changes to specification that do not require or result in a change to the System Specification or major elements of any other

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specification, do not adversely affect the Delivery Schedule and do not result in a material change in cost shall not be considered a Change Order unless Customer specifically requests a Change Order for the same. Any change to the Work that does not require or result in a Change Order shall be recorded in an electronic log book maintained by the Contractor and to which Customer shall have access at all times.

16.2 Effect of Change Order. If any such Change Order or series of related Change Orders causes an increase or decrease in the cost of the Work, or in the time required for the completion of the Work to be provided herein, or otherwise affects any other provision of this Contract in any respect, an equitable adjustment (upward or downward) consistent with Article 1.7 shall be made to the Contract Price (if the Parties have not agreed on a fixed price for the Change Order), the Delivery Schedule or both, and to such other provisions as may be affected [***]. The Parties shall consider, negotiate and mutually agree to adjustments in a timely manner and this Contract shall be amended in accordance with Article 28.0, Amendments. The Parties agree that certain elements of the design of the Customer Satellites and Ground Segment, including particularly those specifically identified as such in the Statement of Work and all [***], shall remain subject to further changes after EDC (the “In-Progress Design Elements”). Contractor will be entitled to an equitable adjustment (upward or downward) consistent with Article 1.7 in the Contract Price (if the Parties have not agreed on a fixed price for the Change Order) [***], the Delivery Schedule or both, and to such other provisions as may be affected in connection with the In-Progress Design Elements, [***].

16.3 Payment for Change Orders. In connection with any Change Order, the Parties shall consider, negotiate and mutually agree to adjustments in the Payment Milestone Schedule in a timely manner and this Contract shall be amended in accordance with Article 28.0, Amendments. If the Parties do not so agree, payments for Change Orders shall be made in the same manner as for [***].

16.4 Contractor’s analysis. Before directing the Contractor to implement a Change Order, Customer may request the Contractor to provide an analysis of the requested additional Work or change to the Work including the changes to both the Contract Price [***] and the Delivery Schedule, such other provisions as may be affected and any specific items Customer may need to evaluate the effect of the Change Order. In response to any such request, the Contractor shall provide an analysis responsive to Customer’s request to support Customer’s evaluation, as soon as reasonably practicable given the scope of the Change Order but not later than ten (10) Calendar Days. In connection with directing the Contractor to implement a Change Order, Customer may agree with the Contractor’s analysis, in which case the amendment to be implemented shall track such agreement, or may disagree with one or more aspects of such analysis, in which case the Parties shall follow the processes set forth in Articles 16.2 and 16.5, including an equitable adjustment (upward or downward) shall be made to the Contract Price [***], the Delivery Schedule or both, and to such other provisions as may be affected.

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16.5 Disposal of Obsolete Work. Customer shall have the right to prescribe the manner in which Contractor shall dispose of any Work made obsolete as a result of such orders, dispensations or changes, subject to reimbursement of related costs.

16.6 Proceeding with Change Order. Nothing in this Article 16.0 shall excuse the Contractor from promptly proceeding with the additions, dispensations or changes specified in the Change Order. In the event the Parties fail to agree on an equitable adjustment (upward or downward) to the Contract Price [***], the Delivery Schedule or both, and to such other provisions as may be affected with respect to the proposed change, Customer may by Change Order direct the Contractor to proceed with the requested change, in which case, the Contractor shall proceed with the requested change in accordance with the Change Order. The Parties shall continue to negotiate the adjustments to the Contract, and pending completion of negotiations, Customer shall pay to the Contractor for the Work performed pursuant to the Change Order based upon Contractor’s good faith estimate of an equitable adjustment for the change and subsequent reconciliation. Customer shall set forth such good faith determination in the Change Order for the directed change, and shall make payments based on such amount, while the process to determine the equitable adjustments to the Contract are ongoing.

16.7 Contractor-requested Changes. The Contractor may propose a change to Customer; however, Customer shall be entitled, at its reasonable discretion and in accordance with the foregoing, not to accept such change and refuse delivery of such modified Products, Deliverable Items, Spare Parts, and/or Technical Publications, and the relevant terms of this Contract shall apply accordingly. The Contractor shall submit a written request for a change or waiver to Customer, together with an analysis compliant with Article 16.3 prepared by the Contractor. Customer shall notify the Contractor in writing, within thirty (30) Calendar Days after receipt of a request from the Contractor for a change or waiver, whether or not it agrees with and accepts such change or grants such waiver. If Customer agrees with and accepts such change or grants such waiver, the Contractor shall proceed with the performance of the Contract as changed or waived and a Change Order reflecting such change and price and/or schedule adjustment, if any, shall be issued. If Customer does not agree with the change or waiver as requested, the Parties shall attempt to reach agreement on such change or waiver. In the event the Parties are unable to reach agreement on the change or waiver, or on the applicable price and/or schedule adjustment, if any, or both [***], the Contractor shall proceed with the performance of this Contract, as unchanged. A request for change or grant of a waiver shall be deemed accepted by Customer only if it has been approved in writing by a duly authorized representative of Customer. The unwillingness of Customer to agree to a request for change or grant of a waiver shall not excuse the Contractor from its obligations to comply with the Contract as then in effect. Unless otherwise specified in a waiver approved in writing by a duly authorized representative of Customer, a schedule adjustment shall not excuse the Contractor from previous failures to meet the applicable schedule or any damages accruing as a result thereof.

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16.8 Any changes requested by the Contractor during the performance of this Contract which will add or delete work, affect the baseline elements identified in Section 2.2, change the method of shipment or packing, or place or time of delivery, or will affect any other requirement of this Contract, shall be submitted in writing to Customer at least fourteen (14) Calendar Days prior to the proposed date of the change. If such Contractor-requested change or waiver causes an increase or decrease in the Contract Price or has any impact to schedule, the Contractor shall submit to Customer, concurrently with the requested change, the details of such increase or decrease to price [***] and impact to schedule. The Contractor shall provide a price breakdown to support Customer’s evaluation. The Contractor shall absorb all costs and expenses, as well as impact to schedule, related to (i) changes required to ensure that Contractor meets the any applicable performance specifications; (ii) changes resulting from satellite anomalies, (iii) changes in order to otherwise comply with this Contract; (iv) changes directed by governmental authorities and regulatory agencies, and (v) changes necessary to avoid or address any Component obsolescence.

16.9 For the avoidance of doubt, changes of a type that would not require a Change Order under this Article 16.0 if proposed by Customer also shall not require a Change Order if proposed by the Contractor unless Customer specifically requests a Change Order for the same. As in the case of changes proposed by Customer, any change to the Work proposed by the Contractor that does not require or result in a Change Order shall be recorded in an electronic log book maintained by the Contractor and to which Customer shall have access at all times.

16.10 Stop Work Change Orders. The Contractor acknowledges that it may be necessary or desirable for Customer to stop Work to allow time to design improvements in functionality and performance compared to the initial or then in effect specifications, as contemplated by the Statement of Work and Article 12.5.1, and that Work may also be stopped by Customer for other reasons. In the case of a stop Work direction, the Contractor shall stop Work immediately to the extent specified by Customer. In the event of a stop Work order, the Contractor shall use commercially reasonable efforts to mitigate costs (taking into account the expectation that Work may need to stop during the production phase) and shall cooperate in good faith with Customer in connection with actions taken by the Contractor with respect to its Subcontractors. The Contractor shall use commercially reasonable efforts to require its Major Subcontractors to agree to a stop Work provision that contemplates the possibility of Customer stopping Work to allow time to design improvements in functionality and performance or for other reasons, that minimizes the Contractor’s actual costs and that is consistent with the terms of this Article 16.0. In the event Customer directs a stop Work, all payments due the Contractor with respect to the Work that has been stopped (except for payments due and payable for Work performed prior to the date of the stop Work order and Work associated with implementing the stop Work order) shall be tolled and shall not accrue for the duration of the stop Work order. If after issuing a stop Work order, Customer directs the Contractor to resume Work, the Delivery Schedule, Contract Price [***] and affected terms of this Contract shall be equitably adjusted due to such Work stoppage pursuant to this Article 16.0, including for downtime costs.

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17.0 EXCUSABLE DELAYS (Force Majeure)

17.1 Definition of Excusable Delay/Force Majeure. Any delays caused (or to the extent caused) by the launch services provider or by Customer (including Customer’s failure to perform its obligations under this Contract), shall constitute an Excusable Delay under this Contract. Furthermore, any delay in the performance of the Work caused by an event which is beyond the control and without the fault or negligence of the Contractor, or its Subcontractors, such as acts of government (except where the governmental act or delay arises or results from an act or omission or delay by a Party hereto), war (whether declared or not), fire, flood, epidemic, quarantine restriction, or acts of God, and which delay could not have been avoided by the Contractor or Subcontractor through the exercise of reasonable foresight or reasonable precautions and could not be reasonably circumvented or mitigated by the Contractor or Subcontractor through use of alternative sources, work-around plans, or other means proposed by the Contractor subject to Customer approval, may constitute a basis for excusable delay (an “Excusable Delay”). Contractor shall provide notice thereof to Customer, in writing, promptly and in no event later than ten (10) Calendar Days after the Contractor shall have first learned of the possibility of an occurrence of such an event. Such notice reasonably promptly be supplemented by a detailed description of the portion of the Work affected by such a delay, as well as details of any potential work-around plans, alternative sources or other means the Contractor shall utilize to forestall a delay to Delivery as stated in Article 7.0, Delivery. If such delay continues beyond a reasonable period, taking into account the Delivery Schedule and the need for Customer to meet regulatory deadlines, the Parties shall enter into good faith negotiations to develop a mutually agreeable course of action and mitigation plan. [***].

17.2 Right of Force Majeure Termination. In the event the Contractor’s performance is prevented or delayed by one or more Excusable Delays (except if caused by Customer) for more than one-hundred and eighty (180) Calendar Days, or it is ascertainable that this will occur without reasonable doubt, Customer may, upon written notice, terminate the Contract, in whole or in part. Such right of termination is in addition to Customer’s rights of termination as set out in Article 21.0, Termination for Convenience, and Article 22.0, Termination for Default of Contractor. Notwithstanding the foregoing, the Contractor shall use commercially reasonable efforts to avoid or minimize an Excusable Delay and shall continue performance if the Contract is not terminated whenever and to the extent such event is removed.

17.3 Effect of Force Majeure Termination. If the Contract is terminated as provided for in this Article 17.0, the Parties shall have the same rights as provided under Article 21 in connection with a termination under Article 21.0, Termination for Convenience except that there shall be no termination for convenience payment, only payment to the Contractor for Work actually performed. For the avoidance of doubt, upon such a termination, Customer may require the Contractor to deliver some or all of the Work, Work in progress, parts, Equipment or material, which the Contractor has specifically acquired or produced in accordance with this Contract, whether held by

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the Contractor or Subcontractors, and the Contractor shall receive a credit (subject to the deduction of any claim by Customer against the Contractor) for the value of all such Work, Work in progress, parts Equipment or material as part of the allocation of costs of termination under Article 17.2. Such transfer shall include tooling (if any) and local transportation devices (if any). If Customer requires the Contractor to effect such a transfer, the Contractor shall cooperate with and shall assist Customer in effecting the transfer in an expeditious and orderly manner. In all events, whether or not there is a transfer of any Work under this Article, each Party shall transfer back to the other Party all of the other Party’s proprietary information which may be in the possession of the other Party.

17.4 Adjustment for Excusable Delay. In the event of an Excusable Delay (and upon acknowledgement in writing by Customer), there shall be an equitable adjustment to the time of delivery set forth herein insofar as such Excusable Delay affects such specified time of delivery provided that any such equitable adjustment shall be without prejudice to Customer’s right to terminate this Contract pursuant to Article 17.2. If the Excusable Delay is caused by the Customer, there shall also be an equitable adjustment in the Contract Price [***].

17.5 Launch Site Expenses. Notwithstanding Articles 17.1 – 17.4, if a Launch is prevented or delayed other than due to actions or omissions of the Contractor, whether an Excusable Delay, breach or any other cause, at any point in time after shipment of one or more Customer Satellites to any Launch Site, Customer shall bear all expenses incurred by the Contractor.

18.0 LIABILITY FOR LOSS AND DAMAGE; INSURANCE; NO SUBROGATION RIGHTS; WAIVER BY INSURERS

18.1 Contractor Indemnity. Subject to Article 18.3 herein, the Contractor, at its own expense, shall defend, indemnify and hold Customer, its permitted assignees, Customer’s Affiliates and the employees of any of them who have responsibility with respect to the Rivada Program, and their respective Directors, officers, employees, and their contractors, subcontractors, Consultants, and agents for actions taken in their capacities as providers of services with respect to the Rivada Program (collectively, for purposes of this Article 18.1, “Customer Indemnitees”) harmless from any loss, damage, liability or expense (including court costs and legal fees) resulting from damage to property, including but not limited to the property of Customer Indemnitees, and from personal injury, and death, to all persons, including, but not limited to, employees of the Contractor or of its Subcontractors, employees of Customer or Customer’s Affiliates and of all other persons performing any of the Work hereunder, arising from any occurrence caused by any act or omission, negligent or otherwise, of the Contractor, or its subcontractors at any tier, or its directors, officers, employees, agents, or any of them or for which they are legally liable, and at its expense shall defend any actions brought against Customer Indemnitees, or any of them, in connection therewith and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them or any of them in connection therewith. Customer shall give the Contractor prompt notice of

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such actions, appropriate authority to defend the claims on its behalf, and, at the request and expense of the Contractor, reasonable co-operation and assistance and such relevant information as is available to it, provided that failure to do so shall not preclude Customer Indemnitees from recovery under this Article 18.1 except to the extent the Contractor is materially prejudiced thereby.

18.2 Customer Indemnity. Subject to Article 18.3 herein, Customer, at its own expense, shall defend, indemnify and hold the Contractor, its permitted assignees, the Contractor’s Affiliates and the employees of any of them who have responsibility with respect to the Rivada Program, and their respective Directors, officers, employees, Subcontractors and agents (collectively, for purposes of this Article 18.2, “Contractor Indemnitees”) harmless from any loss, damage, liability or expense (including court costs and legal fees) resulting from damage to property, including but not limited to the property of Contractor Indemnitees, and from personal injury, and death, to all persons, including, but not limited to, employees of the Contractor or of its Subcontractors, employees of Customer or Customer’s Affiliates and of all other persons performing any of the Work hereunder, arising from any occurrence caused by any act or omission, negligent or otherwise, of the Customer, or its contractors or subcontractors, or its directors, officers, employees, agents, or any of them or for which they are legally liable, and at its expense shall defend any actions brought against Contractor Indemnitees, or any of them, in connection therewith and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them or any of them in connection therewith. Contractor shall give Customer prompt notice of such actions, appropriate authority to defend the claims on its behalf, and, at the request and expense of Customer, reasonable co-operation and assistance and such relevant information as is available to it, provided that failure to do so shall not preclude Contractor Indemnitees from recovery under this Article 18.2 except to the extent Customer is materially prejudiced thereby.

18.3 Launch Site Inter-Party Waiver. Customer and the Contractor agree to a no-fault, no-subrogation inter-party waiver of liability under which each Party agrees to be responsible for any damage which it sustains as a result of damage to its own property and injury to employees, including death, involved in launch operations in or around the applicable Launch Site, which damage is caused by either the Contractor, Customer, the Launch provider or any other party involved in launch operations, and whether such damage arises through negligence or otherwise. It is the intent of the Parties that this inter-party waiver of liability be construed broadly to achieve the intended objectives and compliance with any applicable Laws and Governmental Approvals and with the terms and provisions of any launch services contract procured by Customer. For purposes of this Article 18.2 only, both Parties further agree that if they subcontract with a Subcontractor or third party to provide activities which necessitate the Subcontractor’s or third party’s presence on the applicable Launch Site, then the Contractor or Customer, as the case may be, acknowledge and agree that such third party shall be required to agree to a no-fault, no-subrogation inter-party waiver of liability and indemnity for damages it sustains, identical to the Parties’ respective undertakings under this Article 18.2.

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In the event that either Customer or the Contractor fails to obtain the aforesaid inter-party waiver of liability from its respective subcontractors or third parties then such Party failing to obtain the waiver shall indemnify and hold the other Party, the Launch provider, other users of launch activities and their respective contractors and subcontractors harmless from claims brought by subcontractors or third parties, for damage to such subcontractor’s or third party’s property or injury to, or death of, such subcontractor’s or third party’s employees in connection with launch operations.

The provisions of this Article shall be interpreted, or as necessary modified to incorporate the no-fault, no-subrogation inter-party waiver of liability from any launch services contract applicable to the Launch of the Space Segment.

18.4 Insurance. The Contractor and Customer shall provide and maintain the applicable insurance, at their respective expense, in accordance with the Insurance Schedule contained in Appendix 3. In addition, the Contractor shall use commercially reasonable efforts to include in any subcontract with a value in excess of Ten Million Dollars ($10.0 million) and relating to any part of the Work pursuant to this Contract, such terms as are necessary to oblige the Subcontractor to provide and maintain insurance similar to that to be provided and maintained by the Contractor, pursuant to the Insurance Schedule. If the Subcontractor does not for any reason provide and maintain such insurance, the Contractor shall ensure that the Work is insured for the benefit of Customer and the Contractor as detailed in Appendix 5. [***].

18.5 Subrogation. Subject to the terms of this Contract, the Parties hereby agree that no rights of subrogation arising from any insurance shall apply in this Contract (and shall cause its insurer(s) to waive any such rights of subrogation) against the other Party and its Affiliates, directors, officers and employees, and to the extent reasonably consistent with industry-standard insurance policies, contractors, subcontractors, Consultants, and agents, with respect to all rights, obligations, remedies and claims under, or related to, or arising from this Contract, including all work performed, deliverables, or liabilities of any kind whatsoever, whether sounding in contract or in tort (including, but not limited to, negligence), to the fullest extent authorized by Law.

19.0 INTERNATIONAL WORK CONTENT; FINANCING SUPPORT

19.1 The Contractor represents and warrants to Customer that the countries of origin of the Components of the Space Segment, Equipment and other Deliverable Items will be as set forth in Table 6 below, to be completed no later than critical design review (as described in the Statement of Work), or earlier upon reasonable request of Customer, based upon the Contractor’s source for such items including Subcontractors and their sources of supply. When calculating the value of goods and services procured from Subcontractors with respect to a particular country, the following items have been excluded: (i) excise taxes and duties, and (ii) value of sales by such Subcontractors to the Contractor of goods imported into such country, if the Contractor has directed that such goods be acquired from specified sources outside of such country. Similar exclusions have been made for the value of goods and services procured from Subcontractors from the other counties listed in Table 6 below.

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Table 6 Sources Breakdown

COUNTRY OF ORIGIN	ELEMENT OF PRICE
Country	$0,000.0
United States	$0,000.0
France	$0,000.0
United Kingdom	$0,000.0
European Union	$0,000.0
Other (or as specified by Customer)	$0,000.0
TOTAL CONTRACT PRICE	$0,000.0

19.2 The Contractor shall keep its accounts and records in such a manner as to clearly disclose the content from each of the countries listed in Table 6. The Contractor shall clearly disclose the content from each of the countries listed in Table 6 in each invoice, both for the items covered by such invoice and (for those countries subject to the last sentence of this paragraph) on a cumulative basis from and after EDC.

19.3 At least once per quarter or upon reasonable request from Customer, the Contractor shall update the information provided in Table 6, certify in writing the amount of content from each of the countries listed in Table 6 and provide a report detailing such content; provided, however, that any material change shall require the approval of Customer. In the event that Customer notifies the Contractor in writing that it has applied for or received financing based upon the content from one or more of the countries listed in Table 6 as represented or certified by the Contractor (which notice shall also set forth the amounts so represented or certified), the Contractor shall ensure the content from such the countries does not decline below such amount as represented or certified and set forth in such notice. The Contractor shall use commercially reasonable efforts, subject to limitations of its supply chain, to assist Customer’s efforts in increasing the amount of Work attributed to specific countries of origin if doing so will make such Work eligible for financing based upon the content from one or more of the countries listed in Table 6.

19.4 To the extent reasonably requested by Customer in connection with a financing or in seeking grants or subsidies, the Contractor shall provide support to Customer by (i) making presentations to, and responding to inquiries from, potential and existing investors and their financial advisors and to governmental, quasi-governmental and other public sources regarding this Contract or matters contemplated hereby; (ii) providing information and support to Customer within the scope of the matters contemplated by this Contract to the extent reasonably requested by Customer in connection with its efforts to secure financing or in seeking grants or subsidies and on an ongoing basis per the requirements of such financing, grants or subsidies; and (iii) negotiating in good faith such documents as may be reasonably required by any Financing Entities to implement a financing and on an ongoing basis per the

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requirements of such financing, including a contingent assignment of this Contract, a direct agreement or consent and agreement in favor of any Financing Entity or Financing Agent, and the Contractor’s written consent to a grant of security interests.

19.5 To the extent reasonably requested by Customer in connection with a Financing Entity’s security interest in this Contract, the Contractor shall agree with Financing Entities on reasonable and customary terms to afford the Financing Entities an additional cure period where default by Customer would otherwise entitle the Contractor to terminate this Contract pursuant to Article 23.0. This Article 19.6 shall apply only in case a Financing Entity seeks to cure, on behalf of Customer, a default by Customer hereunder.

19.6 Customer, upon prior written notice to the Contractor, may grant security interests in its rights under this Contract to any Financing Entities.

19.7 The Contractor shall cause each Financing Agent, as well as any Financing Entity requiring that it be specifically named as an “Additional Insured”, to be named as “Additional Insured” under all insurance and liability policies of the Contractor as to which Customer is to be named as “Additional Insured”, as their interests appear in this Contract, but limited to the legal liability of the Additional Insured arising out of the policyholder’s operations or its products provided under said Contract and always subject to the terms and conditions of the policies. The Contractor shall cause each Financing Agent to be a “Loss Payee” under all insurance and liability policies of the Contractor as to which Customer is to be named as “Loss Payee”, but with respect to its interests under this Contract. To the extent that this Contract provides for waivers by insurers of rights of subrogation or recourse against Customer, the Contractor shall cause such waivers to apply also with respect to the Financing Entities and the Financing Agents. Any Financing Agent shall have the same rights as Customer to receive certificates evidencing the insurance the Contractor is required to secure and maintain hereunder.

20.0 [***]

20.1 [***]

20.2 [***]

21.0 TERMINATION FOR CONVENIENCE

21.1 Customer Termination Right. Customer may, upon written notice to the Contractor, terminate this Contract (excluding any Deliverable Items for which Delivery and Acceptance have been completed) at any time, in its sole discretion, and without cause, and the Contractor shall immediately cease work in the manner and to the extent specified.

21.2 Payments to Contractor. If Customer terminates this Contract pursuant to Art. 21.1, Contractor shall be entitled to payment in the amount specified in the Termination Liability Schedule attached as Appendix 12, based upon the date of termination. A

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claim for such payment shall be submitted promptly but not later than three (3) months from the date of notice of termination. The amount payable by Customer to the Contractor shall be net of payments already made pursuant to the Contract (including all amounts paid in advance, down payments, partial and final balance payments). The net amount shall be due thirty (30) Calendar Days from the date such amount is determined by the Parties and invoiced.

21.3 Ownership of Work-in-Process. Title to all items of Work-in-Process which would have been incorporated into a Deliverable Item (for which title would have transferred if this Contract had been completed) under this Contract, may at the option of Customer, upon payment of amounts due under Article 21.2, vest in Customer, and the Contractor shall deliver all such items to Customer. All such items of Work which are under the custody or control of the Contractor shall until Delivery to Customer be at the Contractor’s sole risk and expense and shall be insured by the Contractor at its cost, which insurance costs shall be reimbursable as part of Contractor’s termination costs. Notwithstanding the above, Customer may direct the Contractor to dispose of residual property on a commercially reasonable efforts basis as a result of a termination under this Article 21.0 for the purpose of receiving a price refund or an offset against the Contractor’s termination claim, and any security interest or other right or interest that Customer has in such terminated Work, Work-in-Process, parts, Equipment or material hereunder or otherwise shall be released and extinguished and Customer shall take all actions reasonably requested by Contractor to terminate any document or instrument filed of record (including, without limitation, UCC financing statements) to perfect any such security interest. In the event such direction is given and a sale is completed, the Contractor may deduct reasonable selling expenses from the refund or offset provided to Customer.

21.4 Payment in Full Settlement. In the event that this Contract is terminated by Customer for convenience as provided for in this Article 21.0, the total payment to the Contractor with respect to this Article 21.0 shall be in full settlement of any and all claims of the Contractor under this Contract (as adjusted for any additional scope and/or other claims that entitle Contractor to an increase in the Contract Price, which claim may be settled as part of the termination process) and shall not exceed the Contract Price stated in Article 3.0, Contract Price [***]. Contractor shall ensure that Subcontractors shall not submit termination claims directly to Customer.

22.0 TERMINATION FOR DEFAULT OF CONTRACTOR

22.1 Termination Right. Customer may, upon written notice to the Contractor, terminate immediately all or any portion of the Contract if the Contractor:

(a) becomes bankrupt or insolvent or has a receiving order made against it, or takes the benefit of any statute or legislation relating to bankruptcy or insolvent debtors, or if an order is made or resolution passed for the winding up of the Contractor; or

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(b) has not delivered at least [***] Phase 1 Satellites by the Phase 1 First Delivery Date, subject to extension to the extent the default is excused pursuant to Article 17.0, Excusable Delays (a “Minimum Satellite Delivery Failure”);

(c) fails to prosecute the Work hereunder so that it is clearly ascertainable on the basis of available evidence that a Minimum Satellite Delivery Failure will occur, and (i) the Contractor does not cure the breach or provide a recovery plan within thirty (30) Calendar Days (or such longer period as authorized in writing by Customer) after receipt from Customer of written notice of such failure, demonstrating that this recovery plan will cure the breach, such that no Minimum Satellite Delivery Failure will occur, or (ii) the Contractor subsequently commits a material breach of such recovery plan (as it may be amended with the written consent of Customer); or

(d) fails to perform any of the other material provisions of this Contract (unless such failure is attributable to an Excusable Delay) and in each case does not cure such failure within ninety (90) Calendar Days (or such longer period as authorized in writing by Customer) after receipt from Customer of written notice of such failure; or

(e) has not Delivered: (i) all of the satellites comprising the Phase 1 Satellites by the date falling [***] after the Phase 1 Second Completion Date, subject to extension to the extent the default is excused pursuant to Article 17.0, Excusable Delays, or (ii) (if the Phase 2 option has been exercised) all of the satellites comprising the Phase 2 Satellites by the later of [***] after the Phase 2 Second Completion Date or [***] after the date the Phase 2 option has been exercised, subject to extension to the extent the default is excused pursuant to Article 17.0, Excusable Delays, provided that any such termination shall be in part, only with respect to all or any portion of the Work relating to Deliverables not Delivered on or before the date of termination (a “Partial Delivery Failure Termination”).

22.2 Effect of Termination. Upon the issue of such notice by Customer (“Termination Notice”), the Contractor shall have no claim for any further payment, excluding payments already invoiced in accordance with Article 6.0, Payment and monetary amounts that may be due pursuant to outstanding claims of Contractor (i.e., this clause does not operate as a release of claims), but shall remain liable to Customer by reason of the default or occurrence upon which such notice was based. In addition, in the case of a Minimum Satellite Delivery Failure, the Contractor shall refund all amounts paid by Customer, such refund to be paid within ninety (90) Calendar Days of receipt of the Termination Notice from Customer, excluding amounts for Deliverable Items already Delivered. In the case of a Partial Delivery Failure Termination, or any other termination that is not for a Minimum Satellite Delivery Failure, the Contractor shall provide Customer with a full refund of all amounts paid by Customer with respect to the portion of the Work for which the Contract was terminated. In the case of any termination, Customer is entitled to any liquidated damages paid or payable under this Contract, as set forth in Article 7.4 above. In the case of any termination,

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Customer is also entitled to complete of the Work not yet performed under this Contract, either by Customer or by any successor contractors, and in such event Customer shall be entitled to recover “cover damages” equaling the difference in cost between the amounts paid by Customer to complete such Work and the amount that would have been payable to Contractor under this Contract to complete such Work, up to a maximum of [***] of the aggregate amount payable to Contractor under this Contract to complete such Work. In the case of any termination not including such a refund, Customer is entitled to seek remedies at law or in equity subject to limitations on liability contained in this Contract.

22.3 Release of Security Interest after Payment. Upon payment in full of all amounts due in accordance with the Articles 22.2 and 22.3, any security interest or other right or interest that Customer has in the terminated Work, Work-in-Process, parts, Equipment or material, together with any associated warranties (except with respect to Deliverable Items retained by Customer pursuant to Article 22.5) hereunder or otherwise shall be released and extinguished and Customer shall take all action reasonably requested by the Contractor to terminate any document or instrument filed of record (including without limitation UCC financing statements) to perfect any such security interest.

22.4 Delivery of Work for Credit. If the Contract is terminated as provided for in this Article 22.0, Customer may retain and/or require the Contractor to deliver some or all of the Work, Work in progress, parts, Equipment or material, together with any associated warranties, which the Contractor has specifically acquired or produced in accordance with this Contract, whether held by the Contractor or Subcontractors, and Customer shall credit the Contractor (subject to the deduction of any claim by Customer against the Contractor) for the value of all such Work, Work in progress, parts Equipment or material against any amounts that the Contractor owes to Customer pursuant to Articles 22.2 and 22.3. Such transfer shall include tooling (if any) and local transportation devices (if any). If Customer requires the Contractor to effect such a transfer, the Contractor shall cooperate with and shall assist Customer in effecting the transfer in an expeditious and orderly manner. In all events, whether or not there is a transfer of any Work under this Article, the Contractor shall transfer back to Customer all of Customer’s proprietary information which may be in the possession of the Contractor.

22.5 Improper Termination. If, after termination of this Contract under the provisions of this Article 22.0 it is determined for any reason that the Contractor was not in default under the provisions of this Article 22.0, the rights and obligations of the Parties shall be the same as if the notice of termination has been issued under Article 21.0, Termination for Convenience.

22.6 Flow Down. The Contractor shall, as far as practicable, place all subcontracts with Major Subcontractors on terms that will enable the Contractor to terminate in the same manner set forth under this Article 22.0, Termination for Default of Contract.

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23.0 TERMINATION FOR DEFAULT OF CUSTOMER

23.1 Contractor Termination Right. The Contractor shall have the following termination rights under the Contract prior to the applicable final System Acceptance Event (depending upon the Options exercised by Customer):

(a) If Customer becomes bankrupt or insolvent or has a receiving order made against it, or takes the benefit of any statute or legislation relating to bankruptcy or insolvent debtors, or if an order is made or resolution passed for the winding up of Customer;

(b) If Customer fails to pay the Contractor any amounts due, as provided in Section 6.8 Contractor has the right to suspend performance of the Work with Contractor providing notice thereof to Customer; in the event performance of the Work has been so suspended for any non-payments by Customer which are not the subject of a good faith dispute for a period of sixty (60) Calendar Days following such notice of suspension for non-payment, Contractor may terminate the Contract; or

(c) If Customer fails to perform other material obligations of this Contract, and in each case does not cure such failure within thirty (30) Calendar Days (or such longer period as authorized in writing by Contractor) after receipt from Contractor of written notice of such failure, the Contractor shall be entitled to suspend the Work immediately. If the failure to perform a material obligation is not cured within a further period of thirty (30) Calendar Days following such suspension of the Work then the Contractor may terminate the Contract; or

(d) If either (i) Customer or any of its Subsidiaries, becomes a Restricted Party; or (ii) if despite reasonable workarounds performance under this Contract would result in a violation of Ex-Im Laws, Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by Contractor or its Affiliates.

23.2 Effect of Termination. Upon the issue of a Termination Notice by Contractor under this Article 23, the Contractor shall continue to have claims for payments already invoiced in accordance with Article 6.0, Payment. In addition, in such event Contractor shall be entitled to immediately stop Work under this Contract and shall have the same rights and remedies as set out in Article 21.0, Termination for Convenience, including a termination payment determined in accordance with Appendix 12.

23.3 Late Fees. The termination right in this Article 23.0, plus late payment charges calculated in accordance with Article 6.7, shall be the Contractor’s exclusive remedies for payment default by Customer.

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24.0 REPRESENTATION AND WARRANTIES AND CERTIFICATIONS

24.1 Without prejudice to any other term of this Contract, the Contractor represents and warrants as follows:

(a) it shall perform the Work and deliver all Deliverable Items in accordance with all Law and Government Approvals;

(b) the documentation (including without limitation the Technical Publications) to be provided in accordance with the provisions of this Contract shall be clear, complete and correct;

(c) at EDC the Contractor has, and as of the date of Delivery will have, the right to convey the rights specified in this Article 13.0, Data And Documentation Rights and Article 14.0, Intellectual Property Rights; IP Indemnity with respect to the Data and Documentation and Intellectual Property Rights as set forth in this Contract, and at all times shall maintain all such Intellectual Property Rights necessary and sufficient to design, manufacture, provision, support, maintain, operate, communicate with and fully deploy the Rivada Constellation;

(d) the Contractor is not aware of any allegation of infringement or misappropriation relating to any portion of the Rivada Constellation or the operation thereof as provided for in this Contract;

(e) the Contractor has the necessary power, right or title to perform or fulfill or to the extent applicable procure performance of its or its Subcontractors’ obligations pursuant to the Contract (including the Attachments hereto);

(f) at the time of transfer of title, the Space Segment and all other Deliverable Items shall be free from any claim, lien, pledge, mortgage, security interest or other encumbrance;

(g) there is no material litigation existing, threatened or pending against the Contractor which may affect its ability to fulfill any of its obligations under this Contract;

(h) all pricing provided herein meets the requirements set forth in Article 5.5 above; and

(i) the Contractor (following consultation with its Major Subcontractors) is not aware of any plans for the discontinuation of any Components in any Equipment or other Deliverable Items that could reasonably impact the performance, cost, development or Delivery schedule of the Rivada Constellation (including the Space Segment and Satellite Control Center).

24.2 Accuracy of Representations and Warranties. The Contractor covenants that the representations and warranties made by it in this Article 24, and each certificate or

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other writing delivered pursuant thereto shall be true on each of the Effective Date of Contract and, in all material respects, on the date upon which title to the Deliverable Item passes to Customer, in each case, as if made on and as of such date. On the dates upon which title transfers to Customer, in accordance with Article 11.0, Title and Risk of Loss, the Contractor shall provide Customer with a certificate confirming the foregoing, signed by an executive officer of the Contractor who has the authority to bind the Contractor, or noting the respects in which the representations and warranties are not true.

24.3 Documentation.

(a) Prior to the shipment of Customer Satellites (whether as a Batch or individually) the Contractor shall deliver to Customer certificates in the form of Appendix 8A, Satellite Pre-Shipment Completion Certificate. Prior to the Launch of Customer Satellites, whether being shipped to the applicable Launch Site after Factory Acceptance Review or from storage after any appropriate re-testing and preparation for Delivery, the Contractor shall deliver to Customer certificates in the form of Appendix 9, Satellite Launch Readiness Certificate. The Contractor shall also issue such pre-launch certificates regarding the status of the Customer Satellites as are customarily required by launch insurers. Customer shall be entitled to review and approve the Work as part of each Factory Acceptance Review, each launch readiness review, each test relating to the Customer Satellites and each Final Acceptance under Article 10.1, and Customer’s written approval is required before the Contractor may ship Customer Satellites to the applicable Launch site or into storage, such approval to be given within the time specified in the Contract or, if no such time is specified, within three (3) Calendar Days following the respective event; any delay shall entitle the Contractor to an equitable adjustment if performance by the Contractor is delayed thereby. Upon Customer taking Delivery of Customer Satellites, the Contractor shall provide a Bill of Sale, in accordance with Appendix 7.

(b) Customer shall be entitled to review and approve the Work as part of each Site Acceptance Test, each Software readiness review, each test relating to a Deliverable Item (if so stated in the Statement of Work) and each Final Acceptance under Article 10.2, and Customer’s written approval is required before the Contractor may Deliver each Deliverable Item, such approval to be given within the time specified in the Contract or, if no such time is specified, within three (3) Calendar Days following the respective event; any delay shall entitle the Contractor to an equitable adjustment if performance by the Contractor is delayed thereby. Upon Customer taking Delivery of such Deliverable Item, the Contractor shall provide a Bill of Sale, in accordance with Appendix 7.

(c) Customer shall receive additional certifications and confirmations of events hereunder as follow:

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(i) In connection with any Authorization which pertains to the start of work by a Major Subcontractor, or as otherwise reasonably requested by Customer, Customer shall receive a certification from the responsible task manager including documented evidence that such Authorization has been provided.

(ii) In connection with any Work to be done by a Major Subcontractor which has been Ordered, Customer shall receive a certification from the responsible task manager including documented evidence of the same.

(iii) In connection with any Work to be Received by Customer, upon request, Customer’s field office shall be provided with appropriate evidence of an item(s) receipt.

(iv) In connection with Completion of any task, study, or design activity which Customer determines to be significant, upon request Customer’s field office shall be provided with appropriate evidence that the task, study, or design activity has been Successfully Completed.

(v) In connection with Successful Completion of any matter which Customer determines to be significant, upon request Customer’s field office shall be provided with appropriate evidence that the matter has been Successfully Completed.

25.0 DISPUTES

25.1 Except where Customer has given notice of termination hereunder, if, during the course of Work in progress, either Party has cause to believe that the other Party’s performance, or plan for performance, is such that the obligations of the other Party as stated in this Contract will not be met, the Party shall give written notice (the “Dispute Notice”) of its objections and the reasons therefor and may recommend corrective action by the other Party. The Contractor’s Program Manager shall consult with Customer’s Program Manager in an effort to reach an agreement to overcome the objections (first instance).

25.2 In the event that agreement cannot be reached within twenty (20) Calendar Days, then either Party may request within a further period of four (4) Calendar Days, that it be escalated and the positions of the Parties shall be forwarded to the Contractor’s Chief Executive Officer and Customer’s Chief Executive Officer for resolution of the objections (third instance). If agreement still cannot be reached within ten (10) Calendar Days, either Party may invoke Article 26, Arbitration.

25.3 In the event that a Dispute Notice under this Article 25 has been delivered by either Party, the Contractor shall, unless otherwise directed by Customer in writing, fulfill all of its obligations under the Contract, including, if and so far as reasonably practicable, the obligation to take steps necessary during the dispute resolution

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process prescribed in this Article 25.0 to ensure that the Work will be Delivered within the time stipulated or within such extended time as may be allowed under the Contract, provided that Customer shall continue to make payments therefor in accordance with the Contract; for the avoidance of doubt, continuing payments by Customer shall not prejudice Customer’s position with respect to any Dispute Notice or the Customer’s right to obtain a refund from Contractor of any amounts paid by Customer but determined following such Dispute Notice not to be due and owing to Contractor.

26.0 ARBITRATION

26.1 Disputes subject to Arbitration

26.1.1 Any dispute, controversy, or claim arising from, connected to or related in any manner with this Contract including its breach, termination, expiration, or invalidation, or with the relation of the Parties under the terms hereof (a “Dispute”), shall be resolved and decided by binding arbitration. Such binding arbitration shall be pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “ICC Rules”). Notwithstanding the prior sentence, any Dispute concerning an equitable adjustment, a Change Order or the due date of a milestone payment shall be resolved pursuant to the ICC Expedited Procedure Rules, as modified in Section 26.2 below.

26.1.2 The juridical seat of the arbitration shall be New York, New York, USA and the proceedings will be conducted there or at such other location upon which the parties to the arbitration may agree

26.1.3 The number of arbitrators shall be three. Each Party shall nominate one arbitrator, and the third arbitrator shall be selected by the two party-appointed arbitrators, in consultation with the parties or, failing agreement, by the ICC in accordance with the ICC Rules.

26.1.4 The arbitration shall be conducted in the English language, provided however, that any Party may submit testimony or documentary evidence in a language other than English, and shall, upon the request of the Arbitral Tribunal or any other party to the arbitration proceeding, furnish a translation or interpretation into English of any such testimony or documentary evidence

26.1.5 The Arbitral Tribunal shall award the prevailing party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration. The Arbitral Tribunal may only award damages as provided for under the terms of the Contract and in no event may punitive, consequential and special damages be awarded.

26.1.6 The Arbitral Tribunal shall be required to apply the substantive law of the State of New York in ruling upon any Dispute.

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26.1.7 The Parties hereby agree that the dispute resolution procedures specified in this Article shall be the sole, exclusive procedures for the resolution of Disputes between or among the Parties arising from or relating to the Contract, including all documents made a part thereof, provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief from a court of competent jurisdiction if, in its reasonable, good-faith judgment, such action is necessary to avoid irreparable damage

26.1.8 The Parties agree and understand that every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential. Neither the Parties nor the Arbitral Tribunal shall release the contents or results of the arbitration to the public, except as mandated by applicable law. Notwithstanding, before making such information public, the interested Party shall notify the other(s), in writing, and shall afford them a reasonable opportunity to protect their interests if they deem it necessary.

26.1.9 Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The parties hereby agree not to invoke or exercise any and all rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal. The parties also agree that the arbitral decision or award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitral decision or award may be entered in any court having jurisdiction thereof.

26.2 [***].

26.2.1 [***].

26.2.2 [***].

26.3 [***].

27.0 APPLICABLE LAW

27.1 This Contract shall be governed in accordance with the laws in force in the State of New York except for its choice of laws rules which would cause the laws of another jurisdiction to apply.

27.2 Each Party shall perform its obligations under this Contract at all times in good faith and consistent with the implied covenant of good faith and fair dealing as interpreted by laws of the State of New York.

27.3 The Parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods (the “Vienna Convention”) shall not apply to the transactions contemplated in this Contract.

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28.0 AMENDMENTS

28.1 This Contract may not be modified, amended or changed, except by written instrument signed by duly authorized representatives of both Parties.

29.0 DISPUTES REGARDING ACTUAL COSTS, COUNTRY CONTENT

29.1 In the event of any dispute hereunder with respect to the Contractor’s actual costs where such information is the basis of a pricing or adjustment term under this Contract (for the avoidance of doubt, not in case where the Parties have agreed to a fixed price), including under Articles 1.7, 3.1, 4.2, 5.5, 12. 5 and 16.7, at Customer’s request the Contractor shall make available to an independent accounting firm, selected by Customer but reasonably acceptable to the Contractor (which may be the independent certified public accounting firm normally used by the Contractor if reasonably acceptable to the Customer), the Contractor’s relevant books and records as reasonably required to be examined for the limited purpose of determining Contractor’s actual costs. If such examination results in a determination by such accounting firm that the Contractor’s actual costs are less than those stated by the Contractor, the Contractor’s actual costs as applicable shall be adjusted to match the conclusion of the independent accounting firm as to the Contractor’s actual costs. If the differential in the resulting amount to be charged to Customer is five percent (5%) or greater than that stated by the Contractor, the Contractor shall reimburse Customer for the costs of such audit.

29.2 In the event of any dispute hereunder with respect to the amount of content from each of the countries listed in Table 6, Customer, at its discretion, may conduct at Customer’s expense a review of the amount of content from each of the countries listed in Table 6, such review to be conducted by an independent accounting firm, selected by Customer but reasonably acceptable to the Contractor (which may be the independent certified public accounting firm normally used by the Contractor if reasonably acceptable to the Customer). Customer shall provide to the Contractor promptly after completion a complete and accurate copy of any such review.

29.3 The results of audits or reviews under this Contract may be made available to Financing Entities on an ongoing basis per the requirements of such financing. The Contractor shall have the right to challenge the results of the review, and any such dispute shall be resolved reasonably and in good faith by the Parties. In the event a dispute remains following any such challenge, either Party may submit such dispute to Arbitration pursuant to the provisions of Article 26 hereunder.

30.0 NO SETOFF RIGHT

30.1 Customer will not, and acknowledges that it will have no right, under this Agreement, any SOW, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Contractor or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Contractor or Contractor’s Affiliates, whether relating

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to Contractor’s or its Affiliates’ breach or non-performance of this Agreement, any SOW, any other agreement between (a) Customer or any of its Affiliates and (b) Contractor or any of its Affiliates, or otherwise.

31.0 NOTICES

31.1 Any notices or requests required or desired to be given or made hereunder shall be in writing and shall be deemed to have been received, if delivered by courier or in person to an officer of the recipient Party, on the date of delivery; or if sent by pdf or other electronic transmission at the time identified on receipt confirmation for the electronic transmission, provided such time is prior to 1700 hours (local time for the recipient Party) on a Business Day, otherwise on the following Business Day, at the following addresses indicated:

(a) CUSTOMER:

Rivada Space Networks GmbH
[***]

Copy to: Rivada Networks Inc.
[***]

(b) CONTRACTOR:

TYVAK NANO-SATELLITES SYSTEMS, INC.
[***]

31.2 Either Party may change the name and/or address of their recipient by written notice to the other Party and the date upon which the change becomes effective.

32.0 WAIVER

32.1 A waiver of any breach of a provision hereof shall not be binding upon either Party unless the waiver is in writing, signed by a duly authorized representative of the Party, as applicable, and such waiver shall not affect the rights of the Party not in breach with respect to any other or future breach. No delay or omission by either Party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof.

33.0 ASSIGNMENTS; SUCCESSORS AND ASSIGNS

33.1 This Contract shall be binding upon and inure to the benefit of Customer and the Contractor and their respective successors and permitted assigns. Neither this Contract nor any of the rights or obligations under this Contract shall be assignable or transferable by any Party without the prior written consent of the other Party, which consent may not be unreasonably withheld, provided that Customer may assign or

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transfer this Contract or all of its rights, duties, or obligations hereunder to any Affiliate with equivalent or better financial support. Notwithstanding the foregoing, either Party may assign or transfer this Contract or all of its rights duties, or obligations hereunder to any person in connection with the sale, transfer, merger, assignment or reorganization affecting such Party or all or substantially all of such Party’s assets or capital stock, whether by way of merger, consolidation, or otherwise, provided that the transferee, or successor to such Party has expressly assumed all of the obligations of such Party and all of the terms and conditions applicable to such Party under this Contract. In addition, notwithstanding the foregoing Customer may assign IP rights arising hereunder to Customer Parent or Affiliates of Customer Parent (or where applicable Customer Permitted Sublicensees) who assume any related obligations specified herein.

33.2 Except as otherwise expressly provided in this Contract, the Parties intend that this Contract shall not benefit or create any right or cause of action in, or on behalf of, any person other than the Parties and no Person, other than the Parties, shall be entitled to rely on its provisions in any action, suit, proceeding, hearing or other forum.

34.0 CONTRACTING PARTIES NOT AGENT OR PARTNER

34.1 None of the provisions of this Contract shall be construed to mean that either Party is appointed or is in any way authorized to act as an agent or partner of the other Party.

35.0 RELEASE OF INFORMATION AND CONFIDENTIALITY

35.1 Public Releases. Prior to making public disclosure, whether through the issuance of news releases, articles, brochures, advertisements, prepared speeches or other information releases, of information concerning this Contract or the Work, the Contractor shall obtain the prior written approval of Customer with respect to the content and timing of such issuance. Such written permission shall not be unreasonably withheld, conditioned or delayed. Customer shall only need to obtain the consent of the Contractor in order to issue any news releases or official announcements with respect to the Contractor’s competitively-sensitive pricing or technical information. For the avoidance of doubt, this Article 35.0 shall not prevent Customer from disclosing generic references to the Contractor, the Contract and/or any work to be performed hereunder provided such disclosed material is not misleading or inaccurate, or if otherwise required under applicable Law.

35.2 Agreement not to Disclose, Exceptions. Subject to Article 35.4, the terms and conditions of this Contract are to be treated as Confidential Information to the Parties and as such the Parties agree: (i) not to disclose such information to any third parties other than as provided herein without obtaining the written consent of the other Party which consent shall not be unreasonably withheld or unduly delayed; and (ii) to only disclose such information to its employees, Consultants and/or Subcontractors who have a need to be provided with the information in order to perform, advise or evaluate the Work. Notwithstanding the foregoing, the Contractor agrees and consents to Customer providing (i) its customers with copies of the applicable

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specification or data, (ii) relevant information (as reasonably determined by Customer) to other participants or potential participants in the Rivada Program or owners or operators of End-User Satellites, including to coordinate other elements of the Rivada Constellation or Customer Parent’s separate satellite system or End-User Satellites, for the procurement of and compliance with Launch Insurance, in connection with obtaining financing, to Customer Permitted Sublicensees and to strategic partners who will provide or use elements of the Rivada Program or distribute services to be provided using the Rivada Constellation, and (iii) the terms and conditions of this Contract and the documentation contained in Appendices and Attachments to the Governments of the United States or Lichtenstein or to the International Telecommunication Union, including any of its departments, agencies and/or to any relevant regulatory authority and, on the basis of a non-disclosure agreement, to such Financing Agents and Financing Entities and such other legal, technical, financial, brokerage and underwriting institutions as Customer may deem necessary, including for the avoidance of doubt Financing Entities that have become shareholders of Customer or any of its Affiliates.

35.3 Confidential and Proprietary Information. Neither Party shall use, copy, adapt, or disclose to third parties, except with the prior written consent of the other Party, other than as provided herein, any information belonging to the other including but not limited to: (i) information which is of a confidential nature about the business or administrative affairs of the other; (ii) any item of Work which comes into the possession of a Party under or in respect of this Contract and which is of a confidential nature; and (iii) any information or document identified as “Confidential”, “Proprietary” or similar designation (“Confidential Information”). Such information identified in this Article may only be used by the recipient Party in furtherance of the performance of this Contract and shall only be disclosed to employees, Consultants, contractors and/or subcontractors who have a need to be provided with such information and in the case of Consultants, contractors and/or subcontractors, who have undertakings containing confidentiality and use terms materially similar to those contained herein. Notwithstanding the aforesaid, this Article 35.0 shall not restrict or limit any of the rights of Customer as set out in Article 13.0, Data And Documentation Rights or Article 14.0, Intellectual Property Rights; IP Indemnity.

35.4 Exceptions to Confidentiality Obligation. Any obligation of confidentiality under this Article 35.0 shall not apply to the extent that the Party seeking to avoid such obligation can show that:

(a) the information concerned is in the public domain other than as a result of a breach by such Party of a confidentiality obligation including this Article 35.0; or

(b) the information was known to that Party prior to its disclosure to it by the other, without obligation of confidentiality; or

(c) the information was lawfully disclosed to it by a third party, which was not itself in breach of a confidentiality obligation to such Party; or

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(d) the disclosure is required by law or any relevant government entity or regulatory authority, or is reasonably required to be disclosed for enforcement of rights under this Contract, provided that where reasonably practicable, the original disclosing Party is given prior notice and provided an opportunity to seek a protective order or to otherwise seek to make necessary and appropriate redactions; in particular, to the extent Contractor as a public company is required by law or regulation to file this Contract with the US Securities and Exchange Commission (“SEC”), the Contractor shall redact this Contract (including the Appendices and Attachments to the Contract) as far as legally possible as determined reasonably by the Contractor’s legal counsel, and the Contractor shall cooperate with the Customer reasonably in advance to such SEC Filing to enable the Customer to review and comment on the scope of such redaction; or

(e) the information was disclosed by Contractor in a communication or submission to a Governmental Authority with respect to Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.

35.5 Compliance by Personnel. The Contractor and Customer shall each ensure that their respective personnel engaged on the Contract, all employees and Consultants in any way involved with the Contract, and all permitted Subcontractors and sub-licensees are individually made aware of their obligations of this Article 35.0, and the Parties shall procure all necessary undertakings with such persons at the reasonable request of the other Party to give full effect to them.

35.6 Data Protection and Privacy. The Parties shall each comply with any relevant obligations under all applicable data protection and privacy legislation.

35.7 Survival. The obligations of the Parties under this Article 35.0 shall survive the completion or termination of this Contract in any manner whatsoever and shall continue indefinitely. Upon written request by the disclosing Party, any confidential or proprietary information provided in tangible form under this Contract and all copies thereof, save and except for a file copy to be retained by the receiving Party, shall, to the extent reasonably practicable, be returned by the receiving Party to the disclosing Party within sixty (60) Calendar Days. In lieu of return of such documents, the receiving Party may destroy all such received documents, save and except for a file copy to be retained by the receiving Party, and so certify in writing to the disclosing Party. In addition, a receiving Party no longer needing to retain Confidential Information of the disclosing Party may return such information to the disclosing Party or destroy it, as contemplated above in this paragraph.

35.8 Equitable Remedies. The Parties agree that: (a) monetary damages will be inadequate to compensate the disclosing Party for any breach of this Section 35; (b) that any such breach will cause irreparable harm to the disclosing Party; (c) the disclosing Party will have no adequate remedy at law; (d) the balance of harms will tip in the disclosing Party’s favor; and (e) injunctive or other equitable relief is in public interest. The Parties further agree that, in the event of any breach or threatened breach of this

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Article 35, the disclosing Party will be entitled to obtain, in addition to any other remedies which may be available in law, equity or otherwise, injunctive relief without the necessity of proving actual damages or posting bond or similar instrument.

36.0 SUBCONTRACTING AND INSPECTION

36.1 Flow Down Obligations. The use of Subcontractors to perform portions of the Work under this Contract shall not in any way excuse Contractor from its responsibilities to provide all of the Work required under this Contract in accordance with the terms. Where required or appropriate, this shall be achieved by flowing down relevant provisions to the respective Subcontractors. Contractor shall use commercially reasonable efforts to flow down the relevant provisions of this Contract to the Major Subcontractors. For the avoidance of doubt, any gaps between the obligations of the Contractor to Customer and the obligations of Subcontractors to the Contractor shall be at the risk of the Contractor, and shall not limit Customer’s rights and benefits hereunder.

36.2 Unreliable Work done by Others. When part of the Work connected with the Deliverable Items is dependent upon work performed by others, the Contractor shall inspect and promptly report to Customer’s representative any defect that renders such other work unsuitable for the Contractor’s performance required hereunder.

36.3 Avoiding Restrictions on Performance. No subcontract issued shall contain provisions which could limit the right of the Contractor to sell the Space Segment, Satellite Control Center or other Deliverable Items under this Contract at the times contemplated in Article 11.0, Title and Risk of Loss, for the passage of property in the Space Segment and other Deliverable Items.

36.4 Contractor is entirely responsible for the management of its Subcontractors, and no subcontracting, with or without Customer’s consent, shall relieve Contractor from any of its obligations under this Contract or prejudice any of Customer’s rights against Contractor.

36.5 No Limitations on Customer Right to Contract. For purposes of clarity, but not by way of limitation, nothing contained herein or in other agreements to which the Contractor is a Party shall limit in any respect Customer’s right to contract directly with any entity (including Contractor’s Subcontractors) to procure any product or activities, including without limitation products or activities subject to any Options hereunder or relating to the Space Segment or Operational Systems or other systems to be purchased hereunder, or the rights of the counterparties to contract with Customer.

37.0 SEVERABILITY

37.1 In the event one or more of the provisions of this Contract shall, for any reason, be held to be invalid or unenforceable, the remaining provisions of this Contract shall be unimpaired and the invalid or unenforceable provision shall be replaced without delay

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by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provision.

38.0 COMPLIANCE WITH APPLICABLE LAWS

38.1 Each Party agrees that in carrying out its respective obligations under this Contract all its actions, including those of its employees, or parties acting on its behalf, shall be in compliance with applicable Law, and all Sanctions and Ex-Im Laws.

38.2 Each Party agrees that it shall not engage in any transaction that is illegal under the Anti-Corruption Laws or Anti-Money Laundering Laws, including prohibitions against making unlawful payments to officials, employees or representatives of any government or governmental department or agency or relevant regulatory authority, including customs officials for expediting customs clearances or anyone else. The Contractor shall remain in compliance with all laws applicable to the Contractor’s activities hereunder, including but not limited to any and all social and environmental law especially applicable to its activities, and shall ensure that it does not employ in its activities child labor or forced labor, acting in accordance with its country’s labor and safety work laws.

38.3 None of the Customer nor any of its Subsidiaries or Affiliates is or shall be a Restricted Person, and the Customer shall use all reasonable efforts to ensure that nor any of their respective officers, directors, employees or agents or Financing Entities or Financing Agents is or shall be a Restricted Person. The Customer shall adopt and maintain policies and procedures designed to ensure compliance by Customer and each of its Affiliates in connection with this Contract, and their respective directors, officers, employees, and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions. The provisions of this paragraph shall apply equally to the Contractor, its Subsidiaries or Affiliates and their respective officers, directors, employees or agents.

38.4 The Customer shall not directly or indirectly fund all or part of any of the payment to Contractor under this Contract from proceeds derived from criminal activity or transactions in violation of Sanctions, Ex-Im Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

38.5 Each Party shall indemnify the other Party, its directors, officers, employees, contractors, subcontractors, Consultants, and agents from any and all loss, cost, liability, damage or expense (including without limitation reasonable fees and disbursements of counsel) arising out of or relating to any breach or asserted breach of this provision.

39.0 NON-SOLICITATION

39.1 Subject to Articles 12.1.9 and 12.4.9, each Party acknowledges and agrees that it will not during the continuance of this Contract and continuing until one (1) year after completion of the Work being performed pursuant to this Contract hereunder, solicit the employment of any of the other Party’s employees assigned to a substantial role

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in the performance of this Contract without first obtaining such Party’s prior written approval. The use of general advertising and customary hiring practices not directed at specific employees of the other Party shall not be a violation of this Article 39.1.

39.2 Each Party agrees that the scope of its covenant in Article 39.1 above is in all respects and, particularly, in respect of area, time and subject matter, no more than reasonable to protect the other Party. It is also agreed that in the event that any such limitation is found to be unreasonable by an arbitration tribunal pursuant to Article 26, Arbitration, then the Parties agree to be bound by such reduced limitation as the arbitration tribunal deems to be reasonable; provided that if the scope of this Article cannot be reduced to such extent that it will become enforceable, this Article will be severed from this Contract and the remainder of the Contract will continue in full force and effect.

40.0 COUNTERPARTS

40.1 This Contract shall be executed in two (2) separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

41.0 SURVIVAL

41.1 Termination or expiration of this Contract for any reason shall not release either Party from any liabilities or obligations set forth in this Contract (i) in the following Articles, and any others that the Parties have expressly agreed shall survive any such termination or expiration: Article 5.4 (Taxes and Duties, with regard to amounts payable at or after the time of termination); [***] Article 6.0, Payment (with regard to amounts owed at the time of termination or payable in connection with termination); Article 7.3 (Key Delivery dates, with regard to payment of liquidated damages owed at the time of termination or payable in connection with termination); Article 13.0, Data And Documentation Rights (including any licenses granted thereunder); Article 14.0, Intellectual Property Rights; IP Indemnity (including any licenses granted thereunder); Article 18.0, Liability for Loss and Damage; Insurance; No Subrogation Rights; Waiver by Insurers; Article 20.0, Exclusivity (but only where the termination was under Article 22.0, Termination for Default of Contractor, or under Article 17.2 in connection with Excusable Delay); Article 22.0, Termination for Default of Contractor (with regard to amounts payable in connection with termination); Article 23.0, Termination for Default of Customer (with regard to amounts payable in connection with termination); Article 25.0, Disputes; Article 27.0, Applicable Law; Article 30.0, Right of Set-Off; Article 35.0, Release of Information and Confidentiality; Article 38.0, Compliance with Law; Article 39.0, Non-Solicitation; Article 42.0, Limitation of Liability and this Article 41.0, Survival; (ii) which remain to be performed; or (iii) by their nature are intended to be applicable following any such termination or expiration.

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42.0 LIMITATION OF LIABILITY

42.1 EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE DIRECTLY OR INDIRECTLY TO THE OTHER, TO ITS OFFICERS, DIRECTORS, EMPLOYEES, SUBCONTRACTORS AT ANY TIER, INCLUDING SUPPLIERS OF ANY KIND, AGENTS, OR TO ITS SUCCESSORS OR PERMITTED ASSIGNEES FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF BUSINESS, OR OTHER INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THIS CONTRACT, WHETHER THE BASIS OF SUCH LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OF ANY TYPE AND STRICT LIABILITY), STATUTE OR OTHER LEGAL OR EQUITABLE THEORY.

42.2 EXCEPT WITH RESPECT TO THE CONTRACTOR’S INDEMNITY OBLIGATIONS PURSUANT TO ARTICLE 14.0 (INTELLECTUAL PROPERTY RIGHTS), AND ARTICLE 18.0 (LIABILITY FOR LOSS AND DAMAGE; INSURANCE; NO SUBROGATION RIGHTS; WAIVER BY INSURERS), OR TO ANY OTHER PROVISIONS OF THIS CONTRACT RELATING TO INDEMNIFICATION OF A THIRD PARTY CLAIM, AND/OR EXCEPT IN THE EVENT IN THE CASE OF CONTRACTOR’S WILLFUL MISCONDUCT AND/OR GROSS NEGLIGENCE AND/OR FOR FRAUD OR FRAUDULENT MISREPRESENTATION, CONTRACTOR’S TOTAL LIABILITY UNDER OR IN CONNECTION WITH THIS CONTRACT SHALL NOT EXCEED THE AMOUNTS TO BE PAID BY CUSTOMER UNDER THIS CONTRACT (AND THE AMOUNT OF ANY LIQUIDATED DAMAGES PAYABLE PURSUANT TO THE PROVISIONS OF THIS CONTRACT, AND ANY LATE PAYMENT CHARGES, AS APPLICABLE), INCLUDING THE PRICE FOR ANY OPTIONS IF EXERCISED, AND INCLUDING ANY CHANGES TO THE PRICE THROUGH CHANGES.

42.3 NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS ARTICLE OR IN THIS CONTRACT TO THE CONTRARY, NOTHING IN THIS ARTICLE OR IN THIS CONTRACT WILL RELIEVE THE CONTRACTOR OR THE CUSTOMER FROM LIABILITY FOR DAMAGES OF ANY KIND IN THE EVENT OF GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT AND/OR FOR FRAUD OR FRAUDULENT MISREPRESENTATION OR FROM THEIR OBLIGATIONS TO INDEMNIFY PURSUANT TO ARTICLE 14.0 (INTELLECTUAL PROPERTY RIGHTS), AND ARTICLE 18.0 (LIABILITY FOR LOSS AND DAMAGE; INSURANCE; NO SUBROGATION RIGHTS; WAIVER BY INSURERS), OR TO ANY OTHER PROVISIONS OF THIS CONTRACT RELATING TO INDEMNIFICATION OF A THIRD PARTY CLAIM.

42.4 UNLESS SPECIFICALLY STATED TO THE CONTRARY AND EXCEPT IN THE CASE OF GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT, SPECIFIC REMEDIES SET FORTH IN THIS CONTRACT SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTY ENTITLED TO

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CLAIM THEM AND IN SUBSTITUTION FOR ALL OTHER REMEDIES ARISING UNDER LAW OR EQUITY IN RELATION TO THE SPECIFIC MATTER TO WHICH THE REMEDY RESPONDS.

42.5 Intentionally Omitted.

43.0 GUARANTEE

43.1 In the event that the Contractor or the Customer is not its own its ultimate parent company but is contracting through a subsidiary or other Affiliate, such contracting entity shall provide the other Party with a guarantee of its ultimate parent company, in form and substance reasonably satisfactory to such other Party, of the prompt and complete performance by such contracting entity of its obligations when due under this Contract in accordance with the terms hereof. Such guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of performance of the obligations of such contracting entity. If contracting entity fails to perform any of its obligations hereunder, in whole or in part, when such obligations are required to be performed, such guarantor shall be responsible under such guarantee to promptly perform such obligations, including making any required payments hereunder. The Party receiving such guarantee is entitled to enforce its rights under such guarantee without first suing such contracting entity or joining such contracting entity in any suit against such guarantor, or enforcing any rights and remedies against such contracting entity or otherwise pursuing or asserting any claims or rights against such contracting entity or any other entity which may also be liable with respect to the matters for which such guarantor is liable thereunder.

44.0 ENTIRE AGREEMENT

44.1 This Contract supersedes all communications, negotiations, and other agreements either written or oral, relating to the Work and made prior to the Effective Date of this Contract, except to the extent the same are expressly incorporated by reference into this Contract. The Parties represent and warrant that they are duly organized companies, validly existing and in good standing with the full corporate power and authority to carry on their respective businesses as they are now being conducted and to execute and deliver this Contract.

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IN WITNESS WHEREOF this Contract has been executed and sealed on behalf of Customer by the persons authorized in that behalf, and has also been executed and sealed on behalf of the Contractor by persons authorized in that behalf.

RIVADA SPACE NETWORKS GMBH TYVAK NANO-SATELLITES SYSTEMS, INC.

/s/ Declan Ganley	/s/ Marc Bell
Name: Declan Ganley	Name: Marc Bell
Title: Managing Director	Title: President

/s/ Francis O'Flaherty
Name: Francis O'Flaherty
Title: Managing Director

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